EXHIBIT 2.1

INTEREST PURCHASE AGREEMENT

by and among

SCM Holdings GP, LLC

STELLUS CAPITAL MANAGEMENT HOLDINGS, L.P.

P10 INTERMEDIATE HOLDINGS, LLC,

ROBERT T. LADD,

JOSHUA T. DAVIS,

DEAN A. D’ANGELO

and

W. TODD HUSKINSON

Dated as of February 4, 2026

Table of Contents

i

Exhibits

Exhibit A - Employment Agreements

Exhibit B - Accounting Principles

Exhibit C - Form of Assignment and Assumption Agreements

Exhibit D - Funds

Exhibit E-1 - Public BDC New Management Contract

Exhibit E-2 - Private BDC New Management Contract

Exhibit F - Allocation of Incentive Fees

Exhibit G - Form of Joinder to Exchange Agreement

Exhibit H-1 - Form of Purchaser LLC Agreement

Exhibit H-2 Form of Joinder to Purchaser LLC Agreement

Exhibit I - Form of Company LLC Agreement

Exhibit J - Pre-Closing Restructuring

Exhibit K - Sample Earn-Out Calculation

Exhibit L - Indemnification Agreement

Schedules

Sellers Disclosure Schedule

Purchaser Disclosure Schedule

INTEREST PURCHASE AGREEMENT

This INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of February 4, 2026, by and among SCM Holdings GP, LLC, a Delaware limited liability company (“Holdings GP”); Stellus Capital Management Holdings, L.P., a Delaware limited partnership (“Holdings LP” and, together with Holdings GP, the “Sellers”); P10 Intermediate Holdings, LLC, a Delaware limited liability company (the “Purchaser”); Robert T. Ladd, an individual resident in the State of Texas; Joshua T. Davis, an individual resident in the State of Texas; Dean A. D’Angelo, an individual resident in the State of Maryland; and W. Todd Huskinson, an individual resident in the State of Texas (each of the foregoing individuals, a “Principal” and, together with the Sellers and Purchaser, each a “Party” and collectively, the “Parties”). Capitalized terms used and not otherwise defined herein have the meaning set forth in Section 1.01.

W I T N E S S E T H:

WHEREAS, as of the date hereof, (i) the Principals own one hundred percent (100%) of the issued and outstanding Equity Interests of Sellers; and (ii) the Sellers own one hundred percent (100%) of the issued and outstanding Equity Interests (the “Interests”) of Stellus Capital Management, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, each Seller desires to sell to Purchaser, and Purchaser desires to purchase from each Seller, all of the Interests in the Company owned by such Seller, upon the terms and subject to the conditions set forth in this Agreement such that, upon Closing, Purchaser will own one hundred percent (100%) of the Interests in the Company;

WHEREAS, prior to the Closing, in order to ensure that all Fund Incentive Fees paid, payable or accrued with respect to Funds (other than Future Funds), whether relating to a period before or after the Effective Time, shall belong to Sellers, Principals or their Affiliates, the Company shall effect the transactions set forth on Exhibit J in accordance with Section 6.11 hereof (such transactions, the “Pre-Closing Restructuring”);

WHEREAS, contemporaneously herewith, each Principal is entering into an Employment Agreement with the Company (or an Affiliate thereof) substantially in the form attached hereto as Exhibit A (but subject, in each case, to the respective base salary, bonus and other compensation terms agreed to between the relevant Principal and the Company (or its Affiliate) contained in such Principal’s Employment Agreement), to be effective and contingent upon the occurrence of the Closing (each, an “Employment Agreement” and collectively, the “Employment Agreements”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (collectively, the “Transactions”), and to prescribe certain conditions with respect to the consummation of the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

Article I

DEFINITIONS AND TERMS

Section 1.01 Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.01:

“Accounting Principles” means the accounting principles, methods, policies, practices and procedures set forth on Exhibit B; provided, that the Estimated Closing Statement and Final Closing Statement shall be computed without giving effect to the Transactions, including any purchase or other accounting adjustments arising out of the consummation of the Transactions.

“Acquisition Proposal” means any proposal, offer, inquiry or indication of interest with respect to, directly or indirectly, in one or a series of related transactions, an equity purchase, merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, sale of material assets or similar transaction involving any Group Entity, in each case other than the Transactions contemplated by this Agreement.

“Action” means any judicial (civil or criminal) or administrative actions, Claims, suits, demands, complaints, litigations, charges, investigations, review, audits, proceedings, arbitration, hearing or other similar disputes by or before a Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under Common Control with, such Person, including in the case of Purchaser from and after the Closing, the Company; provided that (i) no Client shall be deemed to be an Affiliate of any Group Entity, (ii) neither Purchaser nor any of its Affiliates shall be deemed to be Affiliates of any Group Entity and (iii) no investment vehicle for which Purchaser or any of its Affiliates serves as the sponsor, general partner, managing member or in any similar capacity shall be deemed to be an Affiliate of Purchaser.

“Agreement” has the meaning specified in the Preamble.

“Allocation Statement” has the meaning specified in Section 6.06(g).

“Ancillary Agreements” means, collectively, the Escrow Agreement, the Employment Agreements, the Assignment and Assumption Agreements, the Exchange Agreement, the Company LLC Agreement, the Purchaser LLC Agreement, the Indemnification Agreement and any other certificates, instruments or agreements entered into among the Parties or their Affiliates and delivered on the Closing Date.

“Assignment and Assumption Agreements” means, collectively, assignment and assumption agreements substantially in the form of Exhibit C pursuant to which each Seller shall transfer its respective Interest to Purchaser at Closing.

“Balance Sheet Date” means September 30, 2025.

“Bankruptcy and Equity Exception” has the meaning specified in Section 3.02.

“BBA Procedures” shall mean the procedures provided for under Subchapter C of Subtitle F, Chapter 63 of the Code, as amended by P.L. 114-74, the Bipartisan Budget Act of 2015 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof) or any similar procedures established by a state or local Taxing Authority.

“BDC” means, individually, either the Public BDC or the Private BDC; and “BDCs” means, collectively, the Public BDC and the Private BDC.

“BDC Boards” means, collectively, the Public BDC Board and the Private BDC Board.

“BDC Incentive Fees” means, collectively, all Incentive Fees payable to the Company or its Affiliates pursuant to any Management Contract between a BDC, on the one hand, and the Company or any of its Affiliates, on the other hand.

“BDC SEC Documents” has the meaning specified in Section 4.16(e).

“Benefit Plan Investor” means a “benefit plan investor” as defined in Section 3(42) of ERISA.

“Business” means the business and operations of the Group Entities, as conducted on the date hereof, including the provision of Investment Management Services to the BDCs and the Funds.

“Business Day” means any day of the year other than a Saturday, Sunday or any day on which national banking institutions in New York, New York are authorized or required by applicable Law to be closed for business.

“Business Employee” has the meaning set forth in Section 4.14(e).

“Business Intellectual Property” has the meaning specified in Section 4.12(a).

“Cash” means, with respect to the Group Entities as of any date, the cash and cash equivalents required to be reflected as cash and cash equivalents (excluding Restricted Cash) on a consolidated balance sheet of the Group Entities as of such date, prepared in accordance with the Accounting Principles; provided, that Cash shall (without duplication) be reduced by the aggregate amount of all checks, drafts and other similar instruments issued and outstanding but uncleared as of such time.

“Cash Consideration” means (a) $125,000,000, plus (b) the amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital Amount, minus (c) the amount, if any, by which the Net Working Capital is less than the Target Net Working Capital Amount plus (d) the Closing Cash, minus (e) the Closing Indebtedness, minus (f) Transaction Expenses minus (g) the Escrow Amount.

“CFTC” means the U.S. Commodity Futures Trading Commission.

“Change of Control” means, with respect to Parent or the Company, the direct or indirect (i) sale, transfer, exchange, conveyance, or other disposition, in one or a series of related transactions, of all or substantially all of the voting power, economic interest or consolidated assets of such Person to any third party (or group of third parties), or (ii) any other transaction or series of related transactions involving a transfer of all or substantially all of the direct or indirect equity interests or consolidated assets of the Person to a third-party (including, in the case of the Company, one or more Subsidiaries of the Company that represent in the aggregate a substantial portion of, or that are material to the operation of, the Business), or (iii) any other transaction that constitutes an “assignment” or deemed assignment of a Management Contract under the Investment Advisers Act or Investment Company Act.

“Claim Notice” has the meaning set forth in Section 9.03(a).

“Claims” means any and all manner of claims, suits, damages, demands and liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect.

“Class A Common Stock” has the meaning set forth in Section 5.05.

“Class B Common Stock” has the meaning set forth in Section 5.05.

“Client Consents” shall mean the Fund Client Consents and Consent of any other Client (other than the BDCs).

“Clients” means the clients of the Group Entities’ investment advisory, subadvisory, management or similar services, including the BDCs, the Funds and any other Person considered to be a “client” of one or more Group Entities as that term is defined in the Investment Advisers Act.

“Closing” has the meaning specified in Section 2.02.

“Closing Calendar Year” means the calendar year during which Closing occurs.

“Closing Cash” means Cash of the Group Entities as of the Effective Time.

“Closing Consenting NAV” means, for each Fund with respect to which a Fund Client Consent has been obtained, the sum of (i) aggregate net asset value of such Fund, plus (ii) the aggregate amount of undrawn capital commitments of such Fund, in each case determined as of the close of business on the Business Day immediately preceding the signing date in a manner consistent with past practice. For the avoidance of doubt, Closing Consenting NAV shall be calculated using the same methodology as was used to calculate the Closing Fund Client Base NAV.

“Closing Date” has the meaning specified in Section 2.02.

“Closing Fund Client Base NAV” means $1,635,200,000.

“Closing Fund Client Consent Minimum” means eighty-six and two tenths percent (86.2%).

“Closing Fund Client Consent Percentage” means the result of (i) the Closing Consenting NAV, divided by (ii) the Closing Fund Client Base NAV.

“Closing Indebtedness” means the aggregate amount of all Indebtedness of the Group Entities as of the Effective Time; provided, however, that in no event will Closing Indebtedness include any amount that will become payable to any current or former employee, officer, director or other individual service provider of any Group Entity, or any former employer of the Principals, as a result of consummation of the Transactions (which obligations, for the avoidance of doubt, have either been assumed by the Seller who will pay such amounts out of sales proceeds, or will be paid directly to such Persons as designees of the Sellers pursuant to Section 2.03(b)(i)).

“Code” means the Internal Revenue Code of 1986.

“Commodity Exchange Act” means U.S. Commodity Exchange Act (including the rules and regulations promulgated thereunder).

“Company” has the meaning specified in the Recitals.

“Company Employee” means any employee of the Company as of immediately prior to the Effective Time.

“Company LLC Agreement” means the amended and restated operating agreement of the Company in the form set forth in Exhibit I (the “Company LLC Agreement”), which shall become effective at, but subject to the occurrence of, the Closing.

“Competing Business” has the meaning set forth in Section 6.16(a).

“Confidential Information” has the meaning specified in Section 6.08(a).

“Consent” means, with respect to a Person, any written or documentary consent, approval, authorization, waiver, grant, concession, license, permit, certificate of need, variance, exemption or order of, registration, certificate, declaration, or filing with, or report or notice to, such Person.

“Continuation Period” has the meaning specified in Section 6.05(a).

“Continuing Employee” has the meaning specified in Section 6.05(a).

“Contract” means any contract, indenture, note, bond, lease, commitment or other legally binding written agreement, in each case whether written or oral.

“Contracting Parties” has the meaning specified in Section 10.10.

“Control” (including “Controlling,” “Controlled by” and “under Common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Copyrights” has the meaning specified in the definition of Intellectual Property.

“Covered Employee” means any employee of any Group Entity that provides services to the business of the Group Entities as of any applicable date of determination.

“Current Assets” means the consolidated current assets of the Group Entities, determined in accordance with the Accounting Principles.

“Current Liabilities” means the consolidated current liabilities of the Group Entities, determined in accordance with the Accounting Principles.

“Data Room” means the electronic data room maintained by the Company, made available to Purchaser and hosted by Intralinks, Inc., titled “Project Stratosphere VDR”.

“Data Security Requirements” means, collectively, all of the following to the extent relating to the processing of any personal, sensitive, or confidential information or data, or otherwise relating to any of the IT Systems, Personal Information, or any other matters relating to data privacy, protection, or security: (i) all applicable Laws, and all regulations promulgated thereunder, each as amended or replaced from time to time; (ii) any Group Entity’s own external-facing rules, policies, (iii) industry standards with which any Group Entity is legally required to comply; and (iv) any Contract to which a Group Entity is a party or is otherwise bound.

“Delaware Courts” has the meaning specified in Section 10.03(b).

“Dispute Statement” has the meaning specified in Section 2.05(a).

“Disputed Items” has the meaning specified in Section 2.05(a).

“Earnout Acceleration Event” has the meaning specified in Section 2.08(d)(vi).

“Effective Time” has the meaning specified in Section 2.02.

“Employment Agreements” has the meaning specified in the Recitals.

“Equity Consideration” means 11,770,245 Units of Purchaser.

“Equity Interest” means any type of equity ownership in a Person, including partnership interests in a general partnership or limited partnership, membership interests in a limited liability company, stock or similar security in a corporation or the comparable instruments for any other Person, any security convertible or exchangeable into any of the foregoing, and any other interest entitling the holder thereof to participate in distributions, including of the income or profits of such Person, or to vote for the governing body of such Person.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“Escrow Account” means the account established pursuant to the Escrow Agreement to hold the Escrow Amount.

“Escrow Agent” means Regions Bank, an Alabama banking corporation.

“Escrow Agreement” means the agreement by and among Purchaser, Sellers, and the Escrow Agent, to be dated on or about the Closing Date, in the form mutually agreed by such parties.

“Escrow Amount” means $2,500,000.

“Estimated Closing Cash” has the meaning specified in Section 2.04(a).

“Estimated Closing Indebtedness” has the meaning specified in Section 2.04(a).

“Estimated Cash Consideration” has the meaning specified in Section 2.04(a).

“Estimated Closing Statement” has the meaning specified in Section 2.04(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.04(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.04(a).

“Exchange Act” means the Securities Exchange Act of 1934 (including the rules and regulations promulgated thereunder).

“Excess Amount” has the meaning set forth in Section 2.06.

“Exchange Agreement” means that certain Exchange Agreement dated as of August 25, 2022 (to be effective on the date specified therein) by and among Parent, P10 Holdings Inc., a Delaware corporation, Purchaser and the LLC Unitholders (as defined therein).

“Existing Fund” means each Fund other than a Future Fund.

“Filings” means, with respect to any Person, all filings, reports, schedules, forms, notices, registrations and other documents, together with any amendments required to be made with respect to any of the foregoing, that are or were required to be filed by such Person with a Governmental Authority under applicable Law (including the Investment Advisers Act, the Investment Company Act, the Commodity Exchange Act, the Securities Act and the Exchange Act, as applicable).

“Final Closing Statement” has the meaning specified in Section 2.05(d).

“Final Cash Consideration” means the Cash Consideration minus the Final Cash Consideration Adjustment.

“Final Cash Consideration Adjustment” has the meaning specified in Section 2.06(a).

“Financial Statements” has the meaning specified in Section 4.06(a).

“Flow-Through Income Tax Return” means income Tax Returns of any member of the Group Entities in respect of which items of income, deduction, credit, gain or loss are passed through, directly or indirectly, to any Seller (or any of their direct or indirect equityholders) under applicable law, including, for the avoidance of doubt, U.S. federal income Tax Returns of the Company.

“Form ADV” means, with respect to a Person, a Uniform Application for Investment Adviser Registration as filed by such Person with the Investment Adviser Registration Depository on Form ADV (Parts 1, 2A and 2B) and Form CRS, including all Forms DRP related thereto.

“Fraud” shall mean actual fraud in the making of a representation or warranty expressly contained in Article III, Article IV or Article V of this Agreement, in the Ancillary Agreements or in any certificates or other instruments delivered in connection herewith, in each case, by the Party making such representation; provided that Fraud shall only be deemed to exist if: (a) such Party made a misrepresentation or concealed a material fact, (b) the Party making such misrepresentation or concealing such material fact had (i) actual knowledge (and not imputed or constructive knowledge) that a representation or warranty was inaccurate and (ii) the specific intent to deceive the other Party, (c) such other Party reasonably relied on such inaccurate representation or warranty in entering into this Agreement and (d) such other Party suffered, and such fraud was a proximate cause of, actual economic loss. Any claim for Fraud may only be made against the party committing such Fraud, and “Fraud” shall not include any claim for equitable fraud made through innocent mistake, promissory fraud or any tort (including a claim for fraud) based on constructive or imputed knowledge, negligence, recklessness or a similar theory.

“Fund” means any pooled investment vehicle with respect to which any Group Entity provides investment advisory or Investment Management Services, as identified on Exhibit D hereto; provided, however, for purposes of this Agreement, the BDCs shall not be considered Funds.

“Fund Client Consent” has the meaning specified in Section 6.07(a).

“Fund Document” has the meaning specified in Section 4.16(f).

“Fund GP” means any Person that is a general partner, manager, managing member or acts in a similar capacity with respect to any Fund as of the Closing Date.

“Fund Incentive Fees” means, collectively, all Incentive Fees payable to the Company, any Fund GP, or any of their respective Affiliates pursuant to any Management Contract or Governing Document or similar arrangement between a Fund or any non-BDC client (excluding any Future Fund), on the one hand, and the Company, any Fund GP, or any of their respective Affiliates, on the other hand. For the avoidance of doubt, BDC Incentive Fees shall be deemed not to be Fund Incentive Fees.

“Fundamental Purchaser Representations” means the representations and warranties of Purchaser set forth in Section 5.01, Section 5.02, Section 5.03(a), Section 5.05 and Section 5.11.

“Fundamental Seller Representations” means the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03(a)(i), Section 3.04, Section 3.06, Section 4.01, Section 4.02, Section 4.03, Section 4.05, Section 4.11(e) and Section 4.19.

“Future Fund” means any pooled investment vehicle formed after the Effective Time with respect to which any Group Entity or Principal will be the general partner or investment manager or will otherwise be significantly involved in the management of such pooled investment vehicle.

“Future Fund Incentive Fees” has the meaning specified in Section 6.11(b).

“GAAP” means generally accepted accounting principles in the United States.

“Governing Body” means, with respect to any Person, a board of directors, board of managers, general partner, managing member or other Person(s) having a similar function.

“Governing Documents” means, with respect to any Person, the certificate of incorporation, articles of incorporation, certificate of formation, memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, operating agreement, partnership agreement or similar organizational, constituent or governing document or instrument of such Person, as applicable, including any amendments thereto, in each case, currently in effect.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, domestic, multinational or other supranational, national, federal, regional, state or local or any agency, instrumentality, authority, department, commission, board or bureau thereof or other legislative, executive or judicial governmental entity or semi-governmental or self-regulatory organization, securities or commodities exchange or board of trade or any court or similar judicial or public or private arbitrator or arbitral body.

“Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Group Entities” means the Company and its Subsidiaries (but excluding, for the avoidance of doubt, the BDCs and the Funds).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (including the rules and regulations promulgated thereunder).

“Incentive Fees” means all performance fees, incentive fees, incentive allocations, carried interest and similar fees/allocations earned directly or indirectly with respect to the performance of any Client, but excluding in all cases any Management Fees.

“Income Tax” means any Tax based on or measured by reference to net or gross income, whether or not denominated as an “income” Tax.

“Indebtedness” means, with respect to any Person, without duplication, (a) the principal amount of and accrued interest, premiums, penalties, breakage costs, make-whole payments or obligations or other similar costs, fees or expenses (if any), that would be required to be paid by the borrower pursuant to a customary payoff letter (or otherwise as required by the terms of the underlying instrument), in each case, in respect of (i) any indebtedness of such Person or any of its Subsidiaries for money borrowed and (ii) any indebtedness or other liabilities of such Person or any of its Subsidiaries evidenced by a note, bond, debenture, loan stock or other similar instrument or security, (b) all obligations of the type referred to in clause (a) of third parties for the payment of which such Person or its Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations, (c) all obligations of such Person or any of its Subsidiaries under finance leases as it would have been determined under ASC 840 Leases, (d) all obligations in respect of letters of credit, performance of surety bonds, bankers’ acceptances, indemnities or similar facilities issued for the account of such Person or any of its Subsidiaries and all obligations under any performance bonds (but, in each case with respect to this clause (d), solely to the extent drawn or called and not paid), (e) liabilities of such Person for any purchase price adjustment or deferred purchase price of the Company related to property, services (excluding ordinary trade payable) or any acquisitions by the Company, including all “earnout” obligations and similar contingent obligations and any obligations resulting from any holdback (including purchase price settlement), performance bonus or other payment arrangement, contingent or otherwise; (f) all liabilities with respect to any current or former employee, officer, director or other individual service provider of any Group Entity, including: (A) the amount of all accrued and unpaid and unfunded or underfunded nonqualified deferred compensation (both vested and unvested) (including amounts related to carry or memo carry payable by the Group Entities to Persons from carried interest or performance fees), in each case, relating to any period ending prior to, or concurrent with, the Closing (but excluding, for the avoidance of doubt, any such amounts payable by any Fund GP consistent with the principles set forth in Section 6.11), (B) all accrued and unpaid bonuses and commissions, and other similar cash incentive compensation, in each case, relating to any period ending prior to, or concurrent with, the Closing (for the avoidance of doubt in the case of (A) and (B), as further described in Exhibit B, including target annual bonuses for the Closing Calendar Year accrued through Closing and any amount of deferred compensation under the Company’s deferred compensation plan accrued through Closing to be paid for the Closing Calendar Year, but excluding deferred compensation under the Company’s deferred compensation plan which will become payable in calendar years after the Closing Calendar Year), (C) all accrued but unpaid severance or termination payments or obligations to Persons whose employment or other service with any Group Entity terminated prior to the Closing (including cash payments owed and unpaid in any form to former partners, officers, employees and individual service providers) or who received or provided a notice of termination prior to the Closing, (D) any unfunded workers’ compensation liability related to the period prior to, or including, the Closing, and (E) the employer’s share of any employment, unemployment, payroll and similar Taxes owed and payable in connection with the foregoing obligations described in this clause (f), (g) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for payment thereof; (h) liabilities arising under any swaps, caps, derivatives, collars or similar hedging agreements to which such Person is a party or is otherwise bound; (i) liabilities in respect of any declared but unpaid dividends or distributions (including to any former partner) (including declared but unpaid partner distributions and any profits allocable to, or amounts payable to, minority equityholders of Private BDC

Advisor, in each case to the extent such amounts represent profits earned by the Private BDC Advisor); (j) the Tax Liability Amount; (k) all liabilities for placement agent fees for Existing Funds, whether accrued or not, but only to the extent applicable to any period prior to Closing; (l) deferred revenue and amounts owed to Clients, the Funds or the investors in the Funds for overpayments, rebates or similar amount; and (m) any guarantees or “keep-well” or similar agreements or arrangements of such Person, whether direct or indirect, in any manner, for all or part of any of the obligations or liabilities of another Person of the type described in clauses (a) through (l) above. Notwithstanding anything herein to the contrary, Indebtedness of a Group Entity shall not include (i) any item that would otherwise constitute Indebtedness if it is due from any Group Entity to any other Group Entity (but only to the extent such amounts are reconciled and there is no unreconciled difference), (ii) any Transaction Expenses to the extent (and only to the extent) specifically included in the calculation of the Cash Consideration, (iii) any obligations under any letter of credit to the extent undrawn or uncalled, or (iv) Restricted Cash.

“Indemnification Agreement” means the Indemnification Agreement by and between Purchaser and the SBIC Principals, substantially in the form attached hereto as Exhibit L.

“Indemnified Persons” means the Purchaser Indemnified Persons and the Seller Indemnified Persons.

“Indemnified Taxes” shall mean, without duplication, all Taxes imposed on or with respect to a Group Entity (including with respect to the income, assets or actions of a Group Entity, and including if any such Taxes are imposed on an Affiliate of a Group Entity on or after the Closing Date), (i) with respect to a Pre-Closing Tax Period, (ii) of any affiliated, consolidated, combined or unitary group of which any Group Entity is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law, (iii) for which the Group Entity is not primarily liable, including as a transferee or successor, or by Contract (other than any Contract entered into in the ordinary course of business, the primary subject of which is not Taxes), Law or otherwise, (iv) attributable to any inclusion under Section 951 or Section 951A of the Code at the taxable year that includes, but does not end on, the Closing Date, to the extent such Taxes are allocable to a Pre-Closing Tax Period, (v) as a result of an election made by a Group Entity under 965(h) of the Code, (vi) for a Post-Closing Tax Period with respect to any adjustment to income under Code Section 481 of the Code (or any similar provision of Law) or otherwise as a result of any change in method of accounting of the Company to the accrual method of accounting from the cash receipts and disbursements method of accounting, (vii) that relate to any inaccuracy in, or breach or, the representations and warranties in Section 4.15 (Tax Matters), (viii) that are Transfer Taxes for which the Sellers are responsible under Section 6.06(d) and (ix) with respect to the Pre-Closing Restructuring. Notwithstanding the foregoing, the amount of Indemnified Taxes shall be reduced, on a dollar-for-dollar basis, to the extent that the applicable Indemnified Tax was specifically included in the Tax Liability Amount taken into account in the determination of Indebtedness for purposes of calculating, and actually reduced, the Final Cash Consideration.

“Indemnifying Party” has the meaning set forth in Section 9.03(a).

“Independent Accountant” has the meaning specified in Section 2.05(b).

“Intellectual Property” means all intellectual property rights and other similar proprietary rights of any kind or nature, whether owned or held for use under license and whether registered or unregistered, existing anywhere in the world, including all (a) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”), (b) trademarks, service marks, trade dress, logos, corporate names, trade names, Internet domain names, social media accounts and handles and website content, together with all common law rights and all of the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (c) copyrights and registrations and applications therefor, works of authorship and moral rights (collectively, “Copyrights”), (d) rights in Software and (e) rights in confidential information and trade secrets, including trade secrets rights in know-how, formulae, discoveries, inventions (whether or not patentable), processes, techniques, technical data, designs, drawings, specifications and databases, and proprietary customer or similar data, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by issued patents or patent applications that have been published (collectively, “Trade Secrets”).

“Interests” has the meaning specified in the Recitals.

“Investment Advisers Act” means the Investment Advisers Act of 1940 (including the rules and regulations promulgated thereunder).

“Investment Client” has the meaning set forth in Section 6.16(c).

“Investment Company Act” means the Investment Company Act of 1940 (including the rules and regulations promulgated thereunder).

“Investment Management Services” means any services rendered which involve (a) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds), (b) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds), or (c) otherwise acting as an “investment adviser” within the meaning of applicable Law, and activities related or incidental thereto.

“Invoices” has the meaning specified in Section 2.03(a)(iii).

“IP Contracts” means all Contracts to which any Group Entity is a party or otherwise bound (a) granting or obtaining any right to any Intellectual Property (excluding agreements for generally commercially available “off-the-shelf” Software with aggregate license, maintenance, support, and other fees of less than $100,000 per year (“Off-the-Shelf Licenses”)) or (b) restricting any Group Entity’s rights, or permitting other Persons, to use, disclose, license, enforce, register, or otherwise exploit any Intellectual Property, or (c) that are for the development, divestiture, or acquisition of Intellectual Property, or (d) that arise out of any dispute related to Intellectual Property (including co-existence agreements), in each case, other than any (x) Contracts to the extent to which any Group Entity grants a non-exclusive license to Owned IP in the ordinary course of business that is incidental or ancillary to such Contract and (y) employment agreements on the Group Entity’s form of employment agreement (which form has been provided to Purchaser prior to the date hereof) (clauses (x) and (y), together with the Off-the-Shelf Licenses, the “Unscheduled Agreements”).

“IRS” means the Internal Revenue Service.

“IT Systems” means the computer systems (including computers, servers, workstations, Software, routers, hubs, switches, circuits, networks and data communication lines), information technology systems and assets, telecommunication systems and assets, data processing systems and assets, and agency management systems and assets that are owned by or leased or licensed to any of the Group Entities or used or relied on in the conduct or operation of their business.

“Knowledge” means (a) in the case of the Sellers, the actual knowledge, after due inquiry, of any of the individuals identified in Section 1.01(a) of the Sellers Disclosure Schedule, and (b) in the case of Purchaser, the actual knowledge, after due inquiry, of any of the individuals identified in Section 1.01(a) of the Purchaser Disclosure Schedule.

“Labor Agreement” has the meaning set forth in Section 4.14(a).

“Law” means, with respect to any Person, any local or foreign law, act, statute, ordinance, code, treaty, rule, regulation, injunction, judgment, award, decree or Order or other similar requirement enacted, adopted, promulgated or issued by a Governmental Authority that is binding upon or applicable to such Person or any of its assets or properties.

“Leased Real Property” has the meaning specified in Section 4.17.

“Leases” means, all of the real property leases, subleases or agreements pursuant to which the Group Entities hold all Leased Real Property.

“Liability” means, with respect to any Person, any debt, liability, cost, expense, Tax, commitment or obligation of such Person of any nature whatsoever (whether direct or indirect, known or unknown, asserted or unasserted, determined determinable or otherwise, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due and whether or not required under GAAP to be reflected on the financial statements of such Person).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, easement, servitude, preemptive right, right of first refusal, transfer restriction, license, or other similar encumbrance.

“Losses” shall mean any liability, damage, interest, loss, fine, penalty, cost, expense, Tax, judgment, settlement, award, interest or expenses, including reasonable fees and expenses of counsel and reasonable expenses of investigation, preparing or defending the foregoing.

“Management Contract” means any Contract to which any of the Group Entities is a party or is subject, pursuant to which any of the Group Entities provides investment advisory or Investment Management Services to any Client.

“Management Fees” means all management, advisory, administrative, and similar asset-based fees paid or payable by Clients, including all fees under any Management Contract or other Contract, relating to provision of investment advisory, subadvisory, management, collateral management or similar services, in each case determined on a net basis taking into account any fee rebates, fee waivers, or discounts; provided, however, in no event shall the term “Management Fees” include Incentive Fees.

“Marketing Literature” includes all explanatory memoranda, private placement memoranda, offering documents, marketing documents, advertisements, road show presentations, scheme particulars, key features documents, wrappers and prospectuses relating to any Fund or to the services of any Group Entity with respect to the business, in each case that, as of the date hereof, are used generally for issuance or distribution to prospective or current holders of Equity Interests in the Company.

“Marks” has the meaning specified in the definition of Intellectual Property.

“Material Adverse Effect” means, with respect to any Person, any effect, event, development, circumstance, fact, condition, occurrence or change that, individually or in the aggregate, (a) has or would reasonably be expected to have a material adverse effect on the assets, business, results of operations or condition (financial or otherwise) of such Person and its controlled Subsidiaries, taken as a whole; provided, however, that no effect, event, development, circumstance, fact, condition, occurrence or change to the extent arising out of or resulting from any of the following, either alone or in combination, shall be deemed to constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) industry-wide conditions or changes generally affecting asset management firms in the United States, including changes in interest rates or changes in securities prices and corresponding changes in the value of the assets of any investment fund managed by such Person; (ii) general economic conditions, including changes in the credit, debt, financial, currency or capital markets (including changes in interest or exchange rates), in each case, in the United States, (iii) earthquakes, floods, fires, hurricanes, tropical storms, tornadoes, wind storms, tsunamis, volcanic eruptions, natural disasters, pandemics (including COVID-19) or other acts of nature; (iv) global, national or regional political conditions or unrest, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (v) the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of the Transactions (including compliance with the terms of this Agreement); (vi) any change or proposed changes after the date hereof in Laws or GAAP or other applicable accounting rules; (vii) investment performance or any failure by the Person to meet any projections, forecasts or estimates (provided, however, that any effect, event or change that caused or contributed to such failure to meet any projections, forecasts or estimates shall not be excluded under this clause (vii)); and (viii) any action taken or omitted to be taken by a Party at the written request or with the prior written consent of the other Parties hereto; provided that in the case of clauses (i), (ii), (iii), (iv) and (vi) any such effect, event, development, circumstance, fact, condition, occurrence or change that is not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect with respect to a Person to the extent, and only to the extent, such effect, event, development, circumstance, fact or change adversely affects the Person and its controlled Subsidiaries, taken as a whole, in a disproportionate manner relative to the other participants in the industries in which the Person and its controlled Subsidiaries operate; or (b) a material impairment of the ability of a Party to timely perform their obligations hereunder or to consummate the Transactions contemplated hereby.

“Material Contracts” has the meaning specified in Section 4.11(a).

“Net Working Capital” means (i) all Current Assets (excluding Cash and income and deferred Tax assets) of the Group Entities as of the Effective Time, minus (ii) all Current Liabilities (excluding income and deferred Tax liabilities) of the Group Entities as of the Effective Time, without duplication of any items that reduce the Cash Consideration, as set forth in the definition of such term (in the case of each of clause (i) and clause (ii), determined in accordance with the Accounting Principles).

“New Benefit Plans” has the meaning specified in Section 6.05(b).

“Non-Disclosure Agreements” means (i) that certain letter agreement by and between Parent and the Company, dated as of January 10, 2025, and (ii) that certain letter agreement by and between Parent and the Company, dated as of July 25, 2025.

“Nonparty Affiliates” has the meaning specified in Section 10.10.

“NYSE” means the New York Stock Exchange. If the New York Stock Exchange is not then the principal U.S. national securities exchange for the Parent Common Stock, then “NYSE” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which Parent Common Stock is then traded.

“NYSE Price” means, as of a given Trading Day, the trading price of Class A Common Stock on the NYSE on such Trading Day (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Purchaser and Sellers).

“Off-the-Shelf Licenses” has the meaning specified in the definition of IP Contracts.

“Order” means any order, final award, injunction, judgment, decree (including any consent decree or similar agreed order or judgment), ruling, writ, directive, settlement, stipulation, ruling, determination or assessment, whether civil, criminal or administrative, entered, issued, made or rendered by any Governmental Authority of competent jurisdiction.

“Outside Date” has the meaning specified in Section 8.01(a).

“Owned IP” means all Intellectual Property owned or purported to be owned by any Group Entity.

“Parent” means P10, Inc., a Delaware corporation.

“Parent Common Stock” has the meaning specified in Section 5.05.

“Parent Financial Statements” has the meaning set forth in Section 5.06(c).

“Parent SEC Filings” has the meaning set forth in Section 5.06.

“Parties” or “Party” has the meaning specified in the Preamble.

“Patents” has the meaning specified in the definition of Intellectual Property.

“Performance Records” has the meaning set forth in Section 4.11(d).

“Permits” means any license, registration, franchise, permit, certificate, approval, qualification, Order or authorizations from any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges not yet due or payable or that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in the accounting books and records prior to the date hereof, (b) mechanics’, carriers’, workers’, repairers’, construction contractors’, landlords’ and similar Liens arising or incurred in the ordinary course of business consistent with past practice that are not yet due and payable and which are not, in the aggregate, material to the Group Entities, taken as a whole, or the amount or validity of which is being contested in good faith by appropriate proceedings and which are specifically reserved against in the consolidated balance sheets included in the Financial Statements, (c) zoning, building codes, entitlement and other land use and environmental regulations by any Governmental Authority, none of which materially or adversely impact, or are violated by, the current use of the affected property, (d) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property, on the fee simple interest of such landlord or owner, (e) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation arising or incurred in the ordinary course of business consistent with past practice, (f) Permitted Securities Liens, (g) non-exclusive licenses of Intellectual Property granted by the Group Entities in the ordinary course of business and (h) other than with respect to Intellectual Property, any other Liens that are not material in amount and do not adversely affect the title of, materially detract from the value of or materially interfere with any present use of, the assets, or properties affected by such Lien.

“Permitted Securities Liens” means all restrictions on transfers of securities generally imposed under applicable securities Laws.

“Person” means any individual, corporation, partnership (general or limited), limited liability company, joint venture, association, joint-stock company, trust, estate, unincorporated organization, Governmental Authority or other entity.

“Personal Information” means any information that (i) identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with, or used to authenticate, a particular natural person, household, device or browser or (ii) is defined as or interpreted to be “personal information”, “personally identifiable information”, or any similar term under or pursuant to any applicable Law.

“Plan” has the meaning specified in Section 4.13(a).

“Post-Closing Statement” has the meaning set forth in Section 2.04(b).

“Post-Closing Tax Period” means (i) any taxable period beginning after the Closing Date and (ii) the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date and (ii) the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Restructuring” has the meaning set forth in the recitals.

“Preferred Stock” has the meaning set forth in Section 5.05.

“Principal” has the meaning set forth in the preamble to this Agreement.

“Private BDC” means Stellus Private Credit BDC, a Delaware statutory trust.

“Private BDC Advisor” means Stellus Private BDC Advisor, LLC, a Delaware limited liability company.

“Private BDC Board” means the board of trustees of the Private BDC.

“Proxy Statements” has the meaning specified in Section 6.03(c)(ii)(B).

“Public BDC” means, Stellus Capital Investment Corporation, a Maryland corporation.

“Public BDC Board” means the board of directors of the Public BDC.

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Indemnified Persons” has the meaning set forth in Section 9.02(a).

“Purchaser LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of the Purchaser effective prior to the Effective Time substantially in the form attached hereto as Exhibit H-1.

“Purchaser Disclosure Schedule” has the meaning specified in Article V.

“QPAM Exemption” means Department of Labor Prohibited Transaction Class Exemption 84-14.

“Related Party” means, with respect to any equityholder of a Seller, (i) any spouse, child, parent, parent of a spouse, sibling or grandchild of such equityholder of a Seller, (ii) any corporation or organization of which such equityholder of a Seller or any such Person listed in clause (i) above is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities or (iii) any trust or other estate in which any of the Persons listed in clause (i) above has a substantial beneficial interest, other than any Group Entity.

“Related-Party Agreements” has the meaning specified in Section 4.18.

“Releasing Party” has the meaning set forth in Section 6.13.

“Released Parties” has the meaning set forth in Section 6.13.

“Relevant Date” has the meaning specified in Section 4.09(a).

“Remaining Maximum Earnout Payment” has the meaning specified in Section 2.08(d)(vi),

“Representative” means with respect to any Person, any officer, director, principal, partner, manager, member, attorney, accountant, agent, employee, consultant, financial advisor or other authorized representative of such Person.

“Resolution Period” has the meaning specified in Section 2.05(b).

“Resolved Matters” has the meaning specified in Section 2.05(b).

“Restricted Cash” means, with respect to any Person as of any particular date, all Cash that is not freely useable and available to such Person because it is subject to restrictions or limitations on use or distribution either by Contract or applicable Law, including for the avoidance of doubt, any (a) cash, cash equivalents and marketable securities included on the balance sheet of the applicable Person that is (i) held in non-US bank accounts or (ii) not capable of being freely used, spent, distributed, loaned or released by the Group Entities immediately following the Closing without deduction, withholding or additional cost due to restrictions or limitations on use or distribution by Law, Contract or otherwise, or (b) cash, cash equivalents and marketable securities (i) held for third parties, or (ii) without duplication of any amounts set forth in clause (a) or clause (b)(i) above, representing distributions owed and payable to any Person but not yet distributed.

“Restricted Party” has the meaning specified in Section 6.16.

“Restricted Period” means the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date.

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any pre-emptive or other right to subscribe for or acquire, or any options, warrants, conversion rights, redemption rights, repurchase rights, agreements, arrangements calls, commitments or rights of any kind relating to, or any stock or equity appreciation right, performance share, “phantom” equity rights, profit participation right or other instrument the value of which is determined in whole or in part by reference to (or that are derivative of or provide economic benefits based directly or indirectly on) the market price, book or other value of, or any right to force the applicable issuer to sell, transfer, repurchase or redeem, any shares of capital stock, units or other Equity Interests of such Person or any of such Person’s Subsidiaries.

“Sanctioned Person” means any Person who is the target of Sanctions, including by virtue of being (a) listed on any Sanctions-related list of designated or blocked persons; (b) a Governmental Authority of, resident in, or organized under the Laws of a country or territory that is the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine); or (c) 50% or more owned or controlled by any of the foregoing.

“Sanctions” means trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures, including those administered, enacted or enforced by (a) the United States (including the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) His Majesty’s Treasury.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SBA” means the U.S. Small Business Administration.

“SBA Approval” has the meaning specified in Section 6.03(c).

“SBIC” means a “small business investment company” licensed by the SBA to operate as such.

“SBIC Principal” means each of Robert Ladd, Dean D’Angelo and Joshua Davis, in their capacity as an “SBIC principal” approved by the SBA, W. Todd Huskinson in his capacity as “SBIC CFO” and any other person subsequently approved by the SBA as an “SBIC principal” or “SBIC CFO” with respect to the SBIC Subsidiaries.

“SBIC Subsidiary” means each of Stellus Capital SBIC, LP, Stellus Capital SBIC II, LP, and any new entity which is subsequently licensed as a small business investment company under the Small Business Investment Act of 1958, as amended, for which Company employees provide services, and which is not controlled by the Company as determined by the SBA.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 (including all rules and regulations promulgated thereunder).

“Security Incident” means any actual or suspected breach of security, phishing incident, ransomware or malware attack, unauthorized processing, access, modification, use, destruction, transfer, disclosure, or storage, or any other cyber or security incident affecting or with respect to any of the IT Systems or data and information (including Trade Secrets, and Personal Information) owned, processed, or held by or on behalf of any Group Entity, or otherwise suffered by any Group Entity.

“Seller Consideration Percentage” means, with respect to Holdings GP, one percent (1%) and, with respect to Holdings LP, ninety-nine percent (99%).

“Seller Indemnified Persons” has the meaning set forth in Section 9.02(b).

“Sellers” has the meaning specified in the Preamble.

“Sellers Disclosure Schedule” has the meaning specified in Article III.

“Similar Law” means any law, rule, regulation or policy substantially similar to Title I of ERISA or Section 4975 of the Code.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, whether machine-readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation, including programmers notes, user manuals and training documentation, related to any of the foregoing.

“Specified Contract” has the meaning set forth in Section 4.11(e).

“Straddle Period” means any Tax period beginning on or before, and ending after, the Closing Date.

“Subsidiary” of any Person (for purposes of this definition, the “Controlling Company”) means any other Person (a) of which a majority of the outstanding voting securities or other voting Equity Interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company or (b) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member.

“Target Net Working Capital Amount” means $0.

“Tax” or “Taxes” means all federal, state, local or foreign taxes or charges in the nature of taxes imposed by a Governmental Authority, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, premium, unemployment, excise, severance, stamp, occupation, property, customs, duty, escheat, abandoned or unclaimed property, estimated or other tax of any kind whatsoever, including any and all interest, penalties, fines and additions to tax, in each case, that is, or could be, imposed, assessed, or collected by any Governmental Authority, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other person.

“Tax Claim” has the meaning specified in Section 6.06(c)(i).

“Tax Liability Amount” means, without duplication, an amount (which shall not be less than zero in any jurisdiction, with respect to any Group Entity, or for any Tax) equal to the sum of all unpaid Income Taxes or withholding Taxes of each Group Entity for Pre-Closing Tax Periods, determined: (i) by including in taxable income (A) the aggregate amount of all adjustments made pursuant to Section 481 of the Code (or any corresponding provision of state, local or non-U.S. Law) relating to any change in tax accounting method made prior to Closing or relating to the use of an improper method of Tax accounting prior to Closing, and (B) any amounts that Purchaser, any Affiliate thereof or a Group Entity will be required to include in taxable income after the Closing Date as a result of any prepaid amount or deferred revenue of a Group Entity received or realized on or prior to the Closing Date, (ii) by including as Income Taxes any amounts deferred pursuant to Section 965(h) of the Code that are unpaid as of the Closing Date, (iii) by taking into account any applicable Income Tax prepayments and estimated Income Tax payments by a Group Entity, in each case, only to the extent available to offset (but not below zero) the applicable Income Tax in respect of which such prepayment or estimated Income Tax payment was made in the Pre-Closing Tax Period, (iv) except as required under applicable Law or as otherwise provided in this Agreement, in accordance with the past practices of the applicable Group Entity (including reporting positions, elections and accounting methods) of the applicable Group Entity, in preparing their Tax Returns, (v) taking into account the Transactions contemplated by this Agreement, (vi) by excluding any liabilities for accruals or reserves established or required to be established under GAAP methodologies for contingent income Taxes or with respect to uncertain Tax positions, (vii) by excluding any Tax liabilities resulting from actions taken by Purchaser in violation of Section

6.06(j), and (viii) in accordance with Section 6.06(i) in the case of any Straddle Period. For purposes of calculating any Tax Liability Amount for amounts specified in clause (i) of this definition, the Group Entity shall be assumed to be subject to Income Taxes on such income at a 24.75% rate.

“Tax Return” means any return, report, claim for refund, estimate, information return, declarations, disclosures or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority with the authority to impose, administer or collect Taxes, including any Governmental Authority charged with the administration or collection of Taxes (or information reporting with respect to Taxes).

“Third-Party Claim” has the meaning specified in Section 9.03(b).

“Total Tax Consideration” has the meaning specified in Section 6.06(h).

“Track Record” has the meaning specified in Section 4.12(f).

“Trade Secrets” has the meaning specified in the definition of Intellectual Property.

“Trading Day” means a day on which shares of Parent Common Stock are traded on the NYSE.

“Transaction Consents” has the meaning specified in Section 4.03(c).

“Transaction Expenses” means, to the extent not paid prior to the Closing Date, (i) the fees, charges and disbursements of Goldman Sachs & Co. LLC, Eversheds Sutherland (US) LLP, Deloitte Tax LLP, and any other advisors engaged by or on behalf of any Group Entity incurred in connection with the negotiation, execution and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions or any alternative transactions previously contemplated and (ii) all transaction, change in control, discretionary or similar bonuses, retention bonuses, deferred compensation, phantom equity, severance or termination payments or benefits or other compensation payable by any of the Group Entities to any current or former employee, officer, director, partner, managing partner or other individual service provider of any member of the Group Entities in connection with the consummation of the Transactions (including in combination with any other event) (but excluding any severance payments owed due to the termination of any Continuing Employee by the Purchaser or any of its Affiliates following the Closing), including the employer portion of any Taxes (including social security Taxes) and benefits relating to any such payments, and calculated as if all such amounts were payable as of the Closing Date.

“Transactions” has the meaning specified in the Recitals.

“Transfer Taxes” has the meaning specified in Section 6.06(d).

“Treasury Regulations” means the United States Department of Treasury regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Ultimate GP” means the Person(s) that, directly or indirectly, exercises control over any Fund GP, including but not limited to, a Fund GP’s general partner, manager or managing member (or equivalent).

“Units” means the Units representing limited liability company interests in the Purchaser and having the rights and privileges as set forth in the Purchaser LLC Agreement.

“Unresolved Matters” has the meaning specified in Section 2.05(b).

“Unscheduled Agreements” has the meaning specified in the definition of IP Contracts.

“Weighted Average Trading Price” means, as of any date on which Purchaser is required to make any Earnout Payment, the volume weighted average NYSE Price during the twenty (20) consecutive Trading Days ending on and including the Trading Day that is three Trading Days prior to the date Purchaser is required to make any Earnout Payment.

Section 1.02 Interpretations.

(a) As used in this Agreement, references to the following terms have the meanings indicated:

(i) to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii) to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law including any successor to such section;

(iii) to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate;

(iv) to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof;

(v) to “hereof”, “herein”, “hereunder”, “hereby”, “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vi) to the “date of this Agreement”, “the date hereof” and words of similar import refer to the date set forth in the Preamble; and

(vii) to “this Agreement” includes the Exhibits and Schedules (including the Sellers Disclosure Schedule and the Purchaser Disclosure Schedule) to this Agreement.

(b) Any documents and agreement referred to herein shall be deemed to have been “delivered”, “provided”, or “made available” (or any phrase of similar import) to Purchaser by the Sellers for purposes of this Agreement if they have been posted to the Data Room prior to the date of this Agreement.

(c) Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”. The word “or” shall not be exclusive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d) Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding”.

(e) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(f) References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(h) No summary of this Agreement prepared by or on behalf of any Party shall affect the meaning or interpretation of this Agreement.

(i) All capitalized terms used without definition in the Exhibits and Schedules (including the Sellers Disclosure Schedule and the Purchaser Disclosure Schedule) to this Agreement shall have the meanings ascribed to such terms in this Agreement.

(j) Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement, each representation and warranty in Article III and Article IV is given independent effect so that if a particular representation and warranty proves to be incorrect or is breached, the fact that another representation and warranty concerning the same or similar subject matter is correct or is not breached, whether such other representation and warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation and warranty.

Article II

THE PURCHASE AND SALE; CLOSING; CLOSING DELIVERABLES

Section 2.01 Purchase and Sale of Interests. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Closing, the Sellers agree to sell, assign, convey, transfer and deliver to Purchaser, and Purchaser agrees to purchase and accept from the Sellers, all of the outstanding Equity Interests in the Company, free and clear of any Liens, other than Permitted Securities Liens, in exchange for (a) the Equity Consideration, (b) the Final Cash Consideration and (c) the Earnout Payments, if any.

Section 2.02 The Closing. The closing of the Transactions (the “Closing”) shall take place virtually, via the electronic exchange of documents, or at such place as the Purchaser and Sellers may mutually agree in writing, on the date that is five (5) Business Days following the date of satisfaction of the conditions (or, to the extent permitted by Law, waived by the Party or Parties entitled to the benefits of such conditions) set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or such other date as is agreed in writing by the Purchaser and Sellers. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing will be effective as of 11:59 p.m. (Eastern U.S. Time) on the Closing Date (the “Effective Time”).

Section 2.03 Deliveries at Closing and Post-Closing.

(a) By the Sellers at Closing. Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing, the Sellers or the Principals, as applicable, shall deliver or cause to be delivered to Purchaser:

(i) counterparts of each of the Ancillary Agreements to which the Sellers or any of their respective Affiliates is a party, duly executed by the Sellers or their applicable Affiliates party thereto;

(ii) a correctly completed and duly executed IRS Form W-9 from each Seller (or, if such Seller is disregarded for U.S. federal income Tax purposes, such Seller’s regarded owner for such purposes) and the Company;

(iii) a written invoice from each payee owed a portion of the Estimated Transaction Expenses, which invoices will specify the portion of the Estimated Transaction Expenses payable to each such payee as of the Effective Time, and specify the wire transfer instructions for each such payee (collectively, the “Invoices”);

(iv) a joinder to the Purchaser LLC Agreement substantially in the form of Exhibit H-2, duly executed by each Seller (or the relevant designee of Seller);

(v) a joinder to the Exchange Agreement substantially in the form of Exhibit G, duly executed by each Seller (or the relevant designee of Seller); and

(vi) the certificates referred to in Section 7.02(d) and Section 7.02(f).

(b) By Purchaser at Closing. Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing, Purchaser shall:

(i) deliver or cause to be delivered to each Seller (pro rata among the Sellers in accordance with their respective Seller Consideration Percentages) or their designees an amount in cash equal to the Estimated Cash Consideration, by wire transfer of immediately available funds to the accounts designated by the Sellers, which accounts will be identified in writing to Purchaser at least two (2) Business Days prior to the Closing Date (provided that Sellers shall provide written notice to Purchaser of any such designee at least 10 Business Days prior to the Closing Date);

(ii) transfer, convey and deliver to each Seller (pro rata among the Sellers in accordance with their respective Seller Consideration Percentages) or their designees the Equity Consideration (provided that Sellers shall provide written notice to Purchaser of any such designee at least 10 Business Days prior to the Closing Date);

(iii) to such bank account(s) designated in writing by each Person to whom any portion of the Estimated Transaction Expenses is owed (such designation to be made at least five (5) Business Days prior to the Closing Date), an amount in cash equal to the portion of the Estimated Transaction Expenses owing to such Person (as stated in the invoice provided at least five (5) Business Days prior to the Closing Date) by wire transfer of immediately available funds;

(iv) to the Escrow Agent, the Escrow Amount by wire transfer to the account(s) designated in writing by the Escrow Agent;

(v) to the Sellers, counterparts of each of the Ancillary Agreements to which Purchaser or any of its Affiliates is a party, duly executed by Purchaser or its applicable Affiliates party thereto; and

(vi) to the Sellers, the certificate referred to in Section 7.03(c).

(c) On the Closing Date, Sellers shall cause the Company to pay to the Persons specified in the Invoices the Estimated Transaction Expenses actually owed to such Persons (on an estimated basis) in each case received pursuant to Section 2.03(a)(iii).

Section 2.04 Post-Closing Statement.

(a) Estimated Closing Statement. No later than seven (7) Business Days prior to the Closing Date, the Sellers shall deliver to Purchaser a detailed statement (the “Estimated Closing Statement”) setting forth the Sellers’ good faith estimate of (a) the Cash Consideration (the “Estimated Cash Consideration”), (b) Transaction Expenses as of the Closing Date (the “Estimated Transaction Expenses”), (c) Net Working Capital as of the Effective Time (the “Estimated Net Working Capital”), (d) Closing Cash as of the Effective Time (“Estimated Closing Cash”) and (e) Closing Indebtedness as of the Effective Time (“Estimated Closing Indebtedness”), together with reasonable supporting detail including basis of assumptions used in estimating the Closing balance sheet forming the basis of the Estimated Closing Statement. The Estimated Closing Statement will be prepared in accordance with the Accounting Principles. The Sellers shall reasonably consult in good faith with Purchaser with respect to the Sellers’ preparation of the Estimated Closing Statement and Purchaser’s review thereof, including by, to the extent requested by Purchaser, providing to the Purchaser or its designee work papers and supporting documentation for the amounts set forth in the Estimated Closing Statement and reasonable access to the persons responsible for the preparation thereof.

(b) Post-Closing Statement. No later than sixty (60) days following the Closing Date, Purchaser shall deliver to the Sellers a statement (the “Post-Closing Statement”) setting forth in reasonable detail Purchaser’s good-faith calculation of the Cash Consideration and each element of the definition thereof. The Post-Closing Statement will be prepared in accordance with the Accounting Principles. The Purchaser shall reasonably consult in good faith with the Sellers with respect to the Purchaser’s preparation of the Post-Closing Statement and the Sellers’ review thereof, including by, to the extent requested by the Sellers, providing to the Sellers or its designee work papers and supporting documentation for the amounts set forth in the Post-Closing Statement and reasonable access to the persons responsible for the preparation thereof. Any disputes regarding the Post-Closing Statement or the items set forth thereon shall be resolved in accordance with Section 2.05 and if the Cash Consideration, as finally determined in accordance with Section 2.05 is greater or less than the Estimated Cash Consideration, such difference shall be paid by the applicable party in accordance with Section 2.05.

Section 2.05 Dispute Resolution for Payments.

(a) Following receipt of the Post-Closing Statement, if the Sellers object to any calculation set forth on the Post-Closing Statement, the Sellers shall deliver to the Purchaser a statement (a “Dispute Statement”) setting forth in reasonable specificity the items or amounts on the Post-Closing Statement to which the Sellers object (a “Disputed Item”) and the basis for such objection, which shall be limited to objections based on the Accounting Principles or the terms of this Agreement. Any such Dispute Statement shall be accompanied by such reasonable supporting documentation and calculations necessary to understand such Disputed Item(s), including the applicable Accounting Principles or terms of the Agreement implicated in the Disputed Item(s). If the Sellers (or the Purchaser if the Sellers deliver the Post-Closing Statement pursuant to Section 2.05(a)) fail to timely deliver a Dispute Statement within forty-five (45) days following the Sellers’ receipt of the Post-Closing Statement, then in either case, the Post-Closing Statement and the calculations set forth therein shall be deemed to be “finally determined” for all purposes herein.

(b) Purchaser and the Sellers shall, for a period of ten (10) days (or such longer period as Purchaser and the Sellers may agree in writing) following timely delivery of a Dispute Statement (the “Resolution Period”), attempt in good faith to resolve any Disputed Items set forth on such Dispute Statement. Any Disputed Items agreed to by Purchaser and the Sellers in writing, together with any items or items set forth in the Post-Closing Statement that are not disputed or objected to by the Sellers in a Dispute Statement, are collectively referred to herein as the “Resolved Matters.” Any Resolved Matters shall be conclusive, final and binding on all Parties. If at the end of the Resolution Period, Purchaser and the Sellers have been unable to resolve all Disputed Items set forth on the applicable Dispute Statement, either of Purchaser or the Sellers may, upon written notice to the other, refer all such unresolved matters (the “Unresolved Matters”) for resolution to an independent accounting firm of recognized international standing as may be mutually selected by Purchaser and the Sellers (the “Independent Accountant”). If, during such thirty (30) day period, Purchaser and the Sellers cannot mutually agree on an alternate Independent Accountant, either Purchaser or the Sellers may request the American Arbitration Association to appoint as the Independent Accountant, within fifteen (15) days from the date of such request or as soon as practicable thereafter, a partner in a nationally recognized accounting firm that is not the auditor or independent accounting firm of any of the Parties, who is a certified public accountant and who is independent of the Parties and impartial. If one or more Unresolved Matters are submitted to the Independent Accountant for resolution, Purchaser and the Sellers shall enter into a customary engagement letter with, and to the extent necessary each Party will waive and cause its controlling Affiliates to waive any conflicts with, the Independent Accountant at the time such dispute is submitted to the Independent Accountant and shall cooperate with the Independent Accountant in connection with its determination pursuant to this Section 2.05(c). Within ten (10) days after the Independent Accountant has been retained, each of Purchaser and the Sellers shall furnish, at its own expense, to the Independent Accountant, and substantially simultaneously to the other, a written statement of its position with respect to each Unresolved Matter. Within five (5) Business Days after the expiration of such ten (10) day period, each of Purchaser and the Sellers may deliver to the Independent Accountant its response to the other’s position on each Unresolved Matter; provided that it delivers a copy thereof substantially simultaneously to the other. With each submission, each of Purchaser and the Sellers may also furnish to the Independent Accountant such other information and documents as it deems relevant and such information and documents as may be requested by the Independent Accountant; provided that it delivers a copy thereof substantially simultaneously to the other.

(c) The Independent Accountant shall be directed by Purchaser and the Sellers to promptly, and in any event within thirty (30) days after its appointment pursuant to Section 2.05(b), render its decision on the Unresolved Matters (and not on any other matter or calculation set forth in the applicable Dispute Statement or the Post-Closing Statement). The Independent Accountant’s determination as to each Unresolved Matter shall be set forth in a written statement delivered to each of Purchaser and the Sellers, which shall include the Independent Accountant’s (i) determination as to the calculation of each of the Unresolved Matters and (ii) the corresponding corrective calculations set forth in the Post-Closing Statement that are derived from its determination as to the calculations of the Unresolved Matters, all of which shall be conclusive, final and binding on all Parties absent manifest error. In resolving any Unresolved Matter, the Independent Accountant may not assign a value to such item greater than the greatest value for such item claimed by the Sellers in the applicable Dispute Statement or by the Purchaser in the Post-Closing Statement or less than the lower value for such item claimed by the Sellers in the applicable Dispute Statement or by the Purchaser in the Post-Closing Statement. The Independent Accountant shall also determine the proportion of its fees and expenses to be paid by each of Purchaser and the Sellers based on the degree (as determined by the Independent Accountant) to which the Independent Accountant has accepted the positions of Purchaser and the Sellers in its determination as to each Unresolved Matter.

(d) For purposes of this Agreement, (i) in the event that no Dispute Statement is delivered by the Sellers to the Purchaser prior to the expiration of the forty-five (45) day time period described in Section 2.05(a), with respect to a calculation, the amount of such calculation set forth on the Post-Closing Statement shall be the “final determination” of such calculation, (ii) if the Sellers and Purchaser mutually resolve any Disputed Item with respect to a calculation pursuant to Section 2.05(b), such mutually agreed amount shall be the “final determination” of such calculation, and (iii) with respect to any Unresolved Matters regarding a calculation that is submitted to the Independent Accountant pursuant to Section 2.05(c), the determination of the Independent Accountant regarding such Unresolved Matter in accordance with this Article II shall be the “final determination” of such calculation. The Post-Closing Statement, as modified to reflect all final determinations, shall be considered the “Final Closing Statement”.

Section 2.06 Adjustment to Cash Consideration.

(a) For purposes of this Agreement, the “Final Cash Consideration Adjustment” shall equal: (i) the Cash Consideration as finally determined pursuant to Section 2.05 and reflected in the Final Closing Statement, minus (ii) the Estimated Cash Consideration set forth on the Estimated Closing Statement. For the avoidance of doubt, the Final Cash Consideration Adjustment may be a positive or negative number. If the Final Cash Consideration Adjustment is greater than zero (0), then, no later than five (5) Business Days after the Final Cash Consideration Adjustment is finally determined pursuant to Section 2.05, (A) Purchaser shall pay, or cause to be paid, the Final Cash Consideration Adjustment by wire transfer of such amount, in cash, to the accounts designated in writing by the Sellers, and (B) Purchaser and Sellers shall deliver to the Escrow Agent joint written instructions directing the Escrow Agent to release to Sellers (or their designees) all funds then held in the Escrow Account. If the Final Cash Consideration Adjustment is less than zero (0) (the absolute value of such amount, the “Excess Amount”), then (A) if the Excess Amount is less than the amount of funds then held in the Escrow Account, Purchaser and Sellers shall deliver to the Escrow Agent joint written instructions directing the Escrow Agent to (1) release to Purchaser an amount equal to the Excess Amount (together with the prorated portion of any interest accrued over the Excess Amount) from the funds then held in the Escrow Account and (2) immediately following the release to Purchaser contemplated in clause (A)(1) above, release to Sellers (or their designees) all remaining funds then held in the Escrow Account, or (B) if the Excess Amount is greater than the amount of funds then held in the Escrow Account, (1) Sellers shall pay, or cause to be paid, by wire transfer of such amount, in cash, to the accounts designated in writing by the Purchaser, the difference between the Excess Amount and the amount of funds then held in the Escrow Account, and (2) Purchaser and Sellers shall deliver to the Escrow Agent joint written instructions directing the Escrow Agent to release to Purchaser all funds then held in the Escrow Account.

(b) All payments pursuant to this Section 2.06 shall be treated as an adjustment to the Cash Consideration for all foreign, federal, state and local income Tax purposes.

Section 2.07 Management Fees; Incentive Fees. The Parties expressly acknowledge and agree that:

(a) all Management Fees accrued with respect to any period preceding the Effective Time, whether attributable to a BDC, Fund or other Client, shall belong to Sellers and if any Management Fees remain unpaid as of the Effective Time, the receivable for those Management Fees will be included in Net Working Capital;

(b) all Management Fees accrued with respect to any period following the Effective Time, whether attributable to a BDC, Fund or other Client, shall belong to Purchaser;

(c) all BDC Incentive Fees accrued with respect to any period preceding the Effective Time shall belong to Sellers and if any BDC Incentive Fees remain unpaid as of the Effective Time, the receivable for those BDC Incentive Fees will be included in Net Working Capital;

(d) all BDC Incentive Fees accrued with respect to any period following the Effective Time shall belong to Purchaser; provided that, notwithstanding anything to the contrary in this Agreement, with respect to BDC Incentive Fees accrued with respect to any period following the Effective Time that are payable by any SBIC Subsidiary and received by the Company (“SBIC Incentive Fees”), (i) Purchaser shall be entitled to retain 25% of the SBIC Incentive Fees, and (ii) 75% of the SBIC Incentive Fees shall be allocated to the SBIC Principals and the Company’s investment team members who provide services for the SBIC Subsidiaries and are not SBIC Principals as follows: (x) each SBIC Principal will be entitled to receive the percentage of SBIC Incentive Fees applicable to such SBIC Principal set forth in Exhibit 3 to the Employment Agreement of such SBIC Principal (the SBIC Principals immediately following the Closing are contemplated to receive in the aggregate 50% of the SBIC Incentive Fees), and (y) the remaining SBIC Incentive Fees will be paid or otherwise allocated to the SBIC Subsidiary investment team members who are not SBIC Principals (with such allocation determined by the SBIC Principals acting together), provided, that, in each case, payment of any SBIC Incentive Fees to any such recipient shall be subject to such recipient’s continuous service with the SBIC Subsidiary through each applicable payment date (as determined and carried out in a manner that makes such SBIC Incentive Fees exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder); and

(e) all Fund Incentive Fees paid, payable or accrued with respect to Funds other than Future Funds, whether relating to a period before or after the Effective Time, shall belong to Sellers or their Affiliates, and Purchaser and its Subsidiaries shall not assume any Liability (for the avoidance of doubt, including all clawback or similar return obligations in respect thereof) with respect to the Fund Incentive Fees; and

(f) all Fund Incentive Fees paid, payable or accrued with respect to any Future Fund shall be allocated among the Parties and/or their respective Affiliates in accordance with Section 6.11.

The foregoing provisions shall apply regardless of when the Management Fees or Incentive Fees, as applicable, are actually paid and, to the extent such allocations are not taken into account in determining Net Working Capital, any Party receiving a payment to which it is not entitled under this Section 2.07 shall promptly pay over such amounts to the Party or other Person to whom such payment belongs. As it relates to Fund Incentive Fees, the Parties shall work together in good faith to make such amendments or other modifications to the Fund Documents as may be reasonably necessary to ensure that the Fund Incentive Fees may be paid directly to the appropriate recipient and in a Tax-efficient manner, in each case as described in greater detail in Section 6.11.

Section 2.08 Earnout.

(a) Definitions. In this Section 2.08:

(i) “2027 Earnout Measurement Date” means December 31, 2027.

(ii) “2027 Excess Revenues” has the meaning set forth in Section 2.08(c).

(iii) “2028 Earnout Payment” has the meaning set forth in Section 2.08(c).

(iv) “2029 Earnout Measurement Date” means December 31, 2029.

(v) “2029 Excess Revenues” has the meaning set forth in Section 2.08(c).

(vi) “2030 Earnout Payment” has the meaning set forth in Section 2.08(c).

(vii) “Earnout Disputed Items” has the meaning set forth in Section 2.08(d).

(viii) “Earnout Dispute Notice” has the meaning set forth in Section 2.08(d).

(ix) “Earnout Dispute Period” has the meaning set forth in Section 2.08(d).

(x) “Earnout Measurement Date” means each of the 2027 Earnout Measurement Date and the 2029 Earnout Measurement Date.

(xi) “Earnout Payment” has the meaning set forth in Section 2.08(b).

(xii) “Earnout Period” means each of fiscal year 2027 and fiscal year 2029.

(xiii) “Earnout Statement” has the meaning set forth in Section 2.08(d).

(xiv) “Fee Related Revenue” means, with respect to the 2027 Earnout Measurement Date or the 2029 Earnout Measurement Date, as applicable, the aggregate amount of Management Fees, loan arrangement fees, and BDC Incentive Fees (but only to the extent paid or payable, directly or indirectly, to the Company or Purchaser) earned by the Company in respect of Included Products during the 12-month period ending on such 2027 Earnout Measurement Date or the 2029 Earnout Measurement Date, as applicable, in each case net of any discounts, offsets, expense reimbursements, fee shares, placement agent fees or similar arrangements.

(xv) “Included Products” means the Funds set forth on Exhibit D and any Future Fund managed, directly or indirectly, by the Company which has been approved by the Company’s board of managers.

(xvi) “Maximum Earnout Payment Amount” has the meaning set forth in Section 2.08(b).

(b) Earnout. As additional consideration for the Equity Interests, Sellers shall be entitled to receive additional consideration from Purchaser of up to $60,000,000 (the “Maximum Earnout Payment Amount” and any such additional consideration paid in accordance with this Section 2.08, an “Earnout Payment”).

(c) Determination of Earnout Payment.

(i) 2028 Earnout Payment. If, as of the 2027 Earnout Measurement Date, the Group Entities have earned for fiscal year 2027 Fee Related Revenue in excess of $49,000,000 (the amount of such excess, if any, the “2027 Excess Revenues”), Purchaser shall pay to Sellers in accordance with Section 2.08(d) an amount equal to the lesser of (i) $30,000,000 and (ii) the product of 2027 Excess Revenues multiplied by (y) 2.3 (such payment, if any, the “2028 Earnout Payment”). Purchaser shall pay the 2028 Earnout Payment, if any, within ten (10) Business Days of conclusively determining the 2028 Earnout Payment in accordance with Section 2.08(d).

(ii) 2030 Earnout Payment. If, as of the 2029 Earnout Measurement Date, the Group Entities have earned for fiscal year 2029 Fee Related Revenue in excess of $59,000,000 (the amount of such excess, if any, the “2029 Excess Revenues”), Purchaser shall pay to Sellers in accordance with Section 2.08(d) an amount equal to the lesser of (i) $30,000,000 and (ii) 2029 Excess Revenues multiplied by (y) 1.1 (such payment, if any, the “2030 Earnout Payment”). Purchaser shall pay the 2030 Earnout Payment, if any, within ten (10) Business Days of conclusively determining the 2030 Earnout Payment in accordance with Section 2.08(d).

(iii) Sample Calculation. A sample calculation of a 2028 Earnout Payment and 2030 Earnout Payment, including the items included in the calculation of Fee Related Revenue, is attached hereto as Exhibit K.

(d) Payment Procedures; Dispute Resolution.

(i) Payment Terms. Any Earnout Payment shall be paid in Units, provided that, at Sellers’ option, up to 50% of any Earnout Payment shall be paid in cash in U.S. dollars. The number of Units to be issued pursuant to the preceding sentence shall be equal to the total amount of such Earnout Payment multiplied by the percentage of such Earnout Payment to be paid in Units divided by the Weighted Average Trading Price, which amount shall be rounded to the number of whole Units (with 0.50 rounded up). Notwithstanding the foregoing, unless any requisite Parent stockholder approval is obtained, the number of Units to be paid in the Earnout Payment pursuant to this Agreement, when combined with the Equity Consideration, shall not equal or exceed an aggregate of 20% of the number of shares of Parent Common Stock issued and outstanding as of the date of this Agreement, and any Earnout Payment in excess of such amount shall be paid in cash in U.S. dollars.

(ii) Earn-Out Statement. Within ninety (90) days following the 2027 Earnout Measurement Date or the 2029 Earnout Measurement Date, as applicable, Purchaser shall prepare and deliver, or cause to be prepared and delivered, to Sellers a statement (the “Earnout Statement”) setting forth Purchaser’s good faith calculation of the applicable Fee Related Revenue as of the applicable Earnout Measurement Date and the amount of any Earnout Payment payable.

(iii) Right to Dispute. During the thirty (30) day period after the delivery of the Earnout Statement to Sellers (the “Earnout Dispute Period”), Sellers may dispute in good faith all or any component of Purchaser’s calculation of the Fee Related Revenue as of the applicable Earnout Measurement Date and the corresponding determination of the Earnout

Payment set forth in the Earnout Statement by written notice to Purchaser (the “Earnout Dispute Notice”) setting forth in reasonable detail (including, the amounts in dispute) the nature and basis of Sellers’ dispute (the “Earnout Disputed Items”) with any of Purchaser’s calculations set forth in the Earnout Statement. All items for which Sellers do not timely deliver an Earnout Dispute Notice within the Earnout Dispute Period shall be final, binding and conclusive upon the Parties. If Sellers do not timely deliver an Earnout Dispute Notice to Purchaser within the Earnout Dispute Period, or if Sellers deliver written notice to Purchaser that Sellers agree with the Earnout Statement and Purchaser’s calculation of the Earnout Payment (if any) set forth therein, then such calculation of the Earnout Payment shall be final, binding and conclusive on the Parties.

(iv) Dispute Resolution. If an Earnout Dispute Notice is timely received by Purchaser within the Earnout Dispute Period, Sellers and Purchaser shall, during the 30‑day period following such delivery of the Earnout Dispute Notice, discuss with a view to resolving their disagreements over the Earnout Disputed Items. If Sellers and Purchaser fail to resolve their differences over any of the Earnout Disputed Items within such 30-day period, they shall jointly submit any unresolved Earnout Disputed Items for resolution to the Independent Accountant in accordance with the procedures set forth in Section 2.05, applied mutatis mutandis.

(v) Access to Information. During the Earnout Dispute Period and until the final determination of any Earnout Disputed Items, Sellers and their Representatives will be given reasonable access to work papers and back-up materials that support Purchaser’s calculation of any Earnout Disputed Items or that are otherwise reasonably required to calculate the Earnout Payment. Notwithstanding the foregoing, any such investigation or inquiry shall be conducted (A) only in connection with the determination of the Earnout Disputed Items, (B) in such a manner so as to not interfere with the normal operations of Purchaser or the Group Entities, (C) at the sole cost and expense of Sellers and (D) only where such access or disclosure would not jeopardize the attorney-client privilege of Purchaser and its Affiliates (including the Group Entities) or contravene any applicable Law.

(vi) Conduct of the Business; Earnout Acceleration Event. Immediately following the Closing, Purchaser shall not take any action in respect of the operation of the business of the Company in contravention of the terms of the Principals’ respective Employment Agreements and the Company LLC Agreement. During the period commencing on the Closing Date and ending on the 2029 Earnout Measurement Date, each of the following shall constitute an “Earnout Acceleration Event”:

(A) winding down or substantially winding down the operations of the Business;

(B) causing the Business to be operated in a manner that materially conflicts with, or prevent the Principals from operating the Business in accordance with, the Company LLC Agreement, including taking any of the following actions, other than, in each case, (I) actions taken by, or with the approval of, a majority of the Stellus Manager (as defined in the Company LLC

Agreement): or (II) in circumstances that would not be reasonably expected to adversely impede the Stellus Managers’ ability to operate the Business in any material respect: (v) amending the structure or powers of the board of managers of the Company, (w) forming any committee or subcommittee of the board of managers of the Company on which the Stellus Managers are not a majority of the managers on such committee or subcommittee, (x) declaring the insolvency of the Company or the filing for pre-insolvency protection, (y) entering into any reorganization, restructuring or debt composition agreement or arrangements with the creditors of the Company, or (z) amending the organizational documents or internal regulations of the Company in any manner not permitted by the Company LLC Agreement;

(C) (i) terminating the employment of any Principal without Cause (as defined in the relevant Employment Agreement), (ii) taking any action that gives rise to the ability of a Principal to terminate his employment for Good Reason (as defined in the relevant Employment Agreement); or (iii) removing two (2) or more Principals as “Stellus Managers” (as defined in the Company LLC Agreement), in each case without Cause (as defined in the relevant Employment Agreement), provided that, notwithstanding anything to the contrary, a removal of a Principal as a “Stellus Manager” (as defined in the Company LLC Agreement) without any further action by Purchaser or its Affiliates with respect to the role or responsibility of such Principal shall not by itself constitute Good Reason for purposes of the foregoing clause (ii);

(D) consummating a Change of Control of the Company;

(E) for so long as at least two (2) Principals remain employed by the Company or its affiliates, appointing to the board of managers of the Company more than two Designated Managers (as defined in the Company LLC Agreement);

(F) entering into any transaction resulting in a Change of Control of Purchaser for which Purchaser has not used commercially reasonable efforts to obtain the acquiror’s agreement in writing to assume the obligations of Purchaser set forth in Section 2.08 and Section 6.18(a) of the Sellers Disclosure Schedule, as contemplated by and in accordance with Section 6.18(b) of the Sellers Disclosure Schedule; or

(G) taking any action with the primary intention of reducing any part of the Earnout Payment.

Upon the occurrence of an Earnout Acceleration Event, subject to the limitations set forth herein, the maximum amount of all Earnout Payments that could be earned following the date of the Earnout Acceleration Event (regardless of whether the conditions to payment of such Earnout Payment(s) would otherwise be satisfied) (the “Remaining Maximum Earnout Payment”) shall become immediately due and payable to Sellers; provided that in the event the Earnout

Acceleration Event occurs as a result of Section 2.08(d)(vi)(C) based on a Principal having the ability to terminate his employment for Good Reason (other than resulting from a material diminution in the responsibilities of such Principal specified in his Employment Agreement without his written consent), only the portion of the Remaining Maximum Earnout Payment allocable to the Principal(s) that is subject to such Earnout Acceleration Event (and not the portions allocable to any other Principal) shall be subject to the terms contained in this sentence. For the avoidance of doubt, in the event an Earnout Acceleration Event occurs as a result of Section 2.08(d)(vi)(C) based on a Principal having the ability to terminate his employment for Good Reason resulting from a material diminution in the responsibilities of such Principal specified in his Employment Agreement without his written consent, then the full amount of Remaining Maximum Earnout Payment shall become immediately due and payable to all Sellers.

(vii) Not a Security. Sellers acknowledges that its right to receive any Earnout Payment (A) is solely a contractual right and is not a security for purposes of any securities Laws, (B) will not be represented by any form of certificate or instrument, (C) does not give any Party the right to any dividend rights, voting rights, liquidation rights, preemptive rights or other rights, (D) is not redeemable and (E) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of (a “Transfer”) (and any Transfer in violation hereof shall be null and void). Sellers further acknowledges that (1) the achievement of any Earnout Payments cannot be assured or guaranteed and is subject to numerous factors outside the control of Purchaser and the Group Entities and (2) there can be no assurance that it will receive all or any portion of the Earnout Payments.

(viii) Set-Off. No interest shall accrue or be payable with respect to any such Earnout Payment, or any portion thereof. Purchaser and the Group Entities or their respective Affiliates shall have the right to (but shall not be required to, unless so requested by Sellers) withhold and set off, without duplication, against any amount otherwise due to be paid to Sellers pursuant to this Section 2.08, any amounts that Purchaser or the Group Entities or any of their respective Affiliates have a right to receive pursuant to the terms of this Agreement, including Article IX.

(ix) Treatment of Earn-Out Payments. Sellers and Purchaser shall, and shall cause their respective Affiliates to, treat for U.S. federal (and applicable state, local, and non-U.S.) income tax purposes the issuance of any Units pursuant to this Section 2.08 as an adjustment to the Equity Consideration received in the Transactions, and the payment of any cash pursuant to this Section 2.08 as an adjustment to the Final Cash Consideration, except for any imputed interest or as otherwise required by Law. As additional consideration for the Equity Interests, the Sellers may receive (pro rata among the Sellers in accordance with their respective Seller Consideration Percentages) contingent consideration in an amount equal to the 2028 Earnout Payment, if any, plus the 2030 Earnout Payment, if any.

Section 2.09 Post-Signing Financial Statements. With respect to each fiscal quarter ending between the date hereof and the Closing, the Company shall provide to Purchaser unaudited consolidated interim financial statements in respect of such fiscal quarter no later than the fifteenth (15th) Business Day following the end of such fiscal quarter, containing the same type of information and prepared consistently with the preparation of the Financial Statements.

Section 2.10 Withholding. Notwithstanding any other provision in this Agreement, Purchaser and its affiliates and agents, as applicable, shall have the right to deduct and withhold from any payments to be made to any person in connection with the Transactions contemplated in this Agreement made hereunder such amounts as are required to be deducted and withheld under the Code or any provision of state, local or non-U.S. Tax law. To the extent that amounts are so withheld and paid to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the person in respect of which such deduction and withholding was made. Purchaser hereby confirms that, based on Law in effect as of the date hereof, that no withholding Taxes are expected to be deducted from the Cash Consideration (other than any in respect of any amounts that are compensatory in nature) if the IRS Forms specified in Section 2.03(a)(ii) are delivered to Purchaser prior to the Closing.

Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the disclosure schedule delivered by the Sellers to Purchaser concurrently with the execution of this Agreement (the “Sellers Disclosure Schedule”) (it being understood and agreed by the Parties that disclosure of any item in any section or subsection of the Sellers Disclosure Schedule shall be deemed disclosed with respect to another enumerated section or subsection of the Sellers Disclosure Schedule to which the relevance of such item is readily apparent on its face), the Sellers hereby jointly and severally represent and warrant to Purchaser as follows:

Section 3.01 Organization, Standing and Power.

(a) Each Seller is duly formed or organized, validly existing and in good standing under the Laws of the jurisdiction in which it was formed or organized. Each Seller has the necessary power and authority to carry on its business and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated. Each Seller is duly qualified to do business in each jurisdiction in which the nature of the business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on its ability to perform its obligations hereunder or under any Ancillary Agreement or otherwise consummate the Transactions. No order has been made, petition presented or resolution passed for the winding up of such Seller and no meeting has been convened for the purpose of winding up such Seller.

(b) The Sellers have made available to Purchaser true and complete copies of all of the Governing Documents of each Seller as in effect as of the date hereof.

Section 3.02 Authorization. Each of the Sellers has all necessary power and authority and has taken all necessary action to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be party in connection with the consummation of the Transactions, and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each of the Sellers of this Agreement and each Ancillary Agreement to which it is or will be party, respectively, and the consummation of the Transactions by the Sellers have been duly and validly authorized by all requisite action of Sellers. This Agreement has been, and each other Ancillary Agreement will be at or prior to the Closing, duly executed and delivered by each of the Sellers and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of such Seller, enforceable against each such Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally or general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

Section 3.03 Noncontravention.

(a) None of the execution, delivery and performance of this Agreement or any other Ancillary Agreement by the Sellers, the consummation of the Transactions, or compliance with any of the terms or provisions hereof or thereof will (i) conflict with or violate any provision of such Seller’s Governing Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.04 and Section 6.03 are obtained and the Filings referred to in Section 4.04 and Section 6.03 are made and assuming the receipt of all Transaction Consents, (A) violate any Law applicable to any Seller, (B) other than as provided for in Section 6.03, with or without notice, lapse of time or both, violate, breach or constitute a default under any of the terms, conditions or provisions of any Contract to which any Seller is a party or by which any Seller or any of its assets or properties is bound, (C) with or without notice, lapse of time or both, violate, breach or constitute a default under any material Permit by which any Seller or their assets or properties are bound, except in the case of clauses (A), (B) and (C), for such violations, defaults, accelerations, rights, losses and Liens as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Sellers.

(b) No Consent of the holders of any class or series of equity interests of Sellers which has not already been obtained is necessary to approve this Agreement, any Ancillary Agreement or the Transactions.

Section 3.04 Title. Such Seller is the record and beneficial owner of the Interests set forth opposite its name on Section 3.04 of the Sellers Disclosure Schedule, free and clear of any and all Liens other than Permitted Liens. Except as set forth on Section 3.04 of the Sellers Disclosure Schedule, the Interests represent all of the equity interests, economic interests or voting interests, or any interests or securities convertible into or exchangeable or exercisable for such interests, of the Company. Such Seller has the power and authority to sell, transfer, assign and deliver the Interests owned by such Seller and such delivery will convey to Purchaser at the Closing good and valid title to such Interests, free and clear of any and all Liens other than Permitted Liens.

Section 3.05 Legal Actions; Orders.

(a) There is no Action pending or, to the Knowledge of the Sellers, threatened against or involving any Seller which questions the validity or legality of this Agreement or the Transactions or which seeks to prevent the Transactions or otherwise would or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Sellers.

(b) There is no Order outstanding against, or, to the Knowledge of Sellers, investigation pending by any Governmental Authority involving any Seller that would or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Sellers.

Section 3.06 Brokers and Other Advisors. Except for Goldman Sachs & Co. LLC, no broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of any Seller.

Section 3.07 Parent Securities. As of the date hereof and as of the Closing, no Seller, nor any of its direct and indirect equityholders (including the Principals) beneficially owns any securities of Parent.

Section 3.08 Securities Law Matters. Each Seller is acquiring the securities constituting its portion of the Equity Consideration and, if applicable, any Earnout Payment, solely for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of the Securities Act or other applicable securities Laws. Each Seller acknowledges that the Equity Consideration and, if applicable, any Earnout Payment: (a) will, upon issuance, be characterized as “restricted securities” and have not been registered under the Securities Act or other applicable securities Laws; and (b) may not be transferred or sold except pursuant to the registration provisions of the Securities Act or other applicable securities Laws or pursuant to an applicable exemption from such registration provisions; and (c) will bear or otherwise be subject to one or more restrictive legends to the foregoing effect. Each Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the securities constituting its portion of the Equity Consideration and, if applicable, any Earnout Payment, has so evaluated the merits and risks of such investment and has determined, based on such evaluation, that it is capable of bearing the economic risks of such investment and, at the present time and in the foreseeable future, is capable of affording a complete loss of such investment. Such Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. To the extent deemed necessary by it, such Seller has retained, at its own expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of its execution of this Agreement and all Ancillary Agreements to be delivered by it in accordance with the terms hereof.

Section 3.09 No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Article III or the Ancillary Agreements executed by each applicable Seller(s), neither Sellers nor any other Person acting on behalf of any Seller makes any representation or warranty, express or implied, at law or in equity. Without limiting the generality of the foregoing, Sellers expressly disclaim responsibility, and shall have no Liability whatsoever, for any representations or warranties in the materials relating to the Group Entities made available to Purchaser, including due diligence materials, or in any presentation of the Group Entities by any member of the management of the Group Entities or others in connection with the Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or under any Ancillary Agreement. None of the provisions set forth in this Article III shall apply to limit any Person’s liability arising out of Fraud in connection with the making of the representations and warranties of such Person in this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Sellers Disclosure Schedule (it being understood and agreed by the Parties that disclosure of any item in any section or subsection of the Sellers Disclosure Schedule shall be deemed disclosed with respect to another enumerated section or subsection of the Sellers Disclosure Schedule to which the relevance of such item is readily apparent on its face), the Company hereby represents and warrants to Purchaser as follows:

Section 4.01 Organization, Standing and Power. Each Group Entity is duly formed or organized, validly existing and in good standing under the Laws of the jurisdiction in which it was formed or organized. Each Group Entity has the necessary power and authority to carry on its business and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated. Each Group Entity is duly qualified to do business in each jurisdiction in which the nature of the business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Group Entities. The Group Entities have made available to Purchaser true and complete copies of all of the Governing Documents of each Group Entity as in effect as of the date hereof. Each Governing Document of each Group Entity is in full force and effect and no Group Entity is in breach of or default under any provision of any of its Governing Documents.

Section 4.02 Authorization. Each Group Entity has all necessary corporate, limited liability company or limited partnership, as applicable, power and authority and has taken all necessary action to execute and deliver each Ancillary Agreement to which it is or will be party in connection with the consummation of the Transactions and to perform its obligations thereunder. Each Ancillary Agreement to which a Group Entity will be a party at Closing will be duly executed and delivered by each relevant Group Entity and, assuming due authorization, execution and delivery thereof by the other parties thereto, will constitute a legal, valid and binding obligation of each relevant Group Entity that is or will be party thereto, enforceable against each such Group Entity in accordance with its terms, except as may be limited by the Bankruptcy and Equity Exception.

Section 4.03 Noncontravention.

(a) None of the execution, delivery and performance of this Agreement or any other Ancillary Agreement by the Sellers or any Group Entities that are or will be party hereto or thereto, the consummation of the Transactions, or compliance with any of the terms or provisions hereof or thereof will (i) conflict with or violate any provision of any Group Entity’s Governing Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.04 and Section 6.03 are obtained and the Filings referred to in Section 4.04 and Section 6.03 are made and all Transaction Consents are obtained, (A) violate any Law applicable to any Group Entity, (B) other than as set forth in Section 4.03(a) of the Sellers Disclosure Schedule, require any consent of, notice or payment to or other action by any Person under, or with or without notice, lapse of time or both, violate, breach or constitute a default under any of the terms, conditions or provisions of any Contract to which any Group Entity, Fund or BDC is a party or by which any Group Entity, Fund or BDC or any of their assets or properties is bound, or accelerate or give rise to a right of termination, amendment, cancellation or acceleration of, or to a loss of any rights or benefits under, any such Contract, (C) with or without notice, lapse of time or both, violate, breach or constitute a default under any material Permit by which any Group Entity or their assets or properties are bound or (D) result in the creation of any Lien (other than any Permitted Lien) on any properties, rights or assets of any Group Entity, Fund or BDC, except in the case of clauses (A), (B) and (C), for such violations, defaults, accelerations, rights, losses and Liens as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Group Entities (or Funds or BDCs, as applicable).

(b) Except as contemplated by the Pre-Closing Restructuring, no Consent of the holders of any class or series of capital stock or other Equity Interest of any Group Entity that is not held by the Sellers and obtained as of the date of this Agreement is necessary to approve this Agreement, any Ancillary Agreement or the Transactions.

(c) Section 4.03(c) of the Sellers Disclosure Schedule sets forth any notice required to be given to any Person or Consent required to be obtained from any Person, in each case by any Group Entity (or any of its Affiliates or Related Parties), BDC or Fund, whether pursuant to any Contract or applicable Law or otherwise, in each case, in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation or performance of any of the Transactions (including, for the avoidance of doubt, any notice or Consent (i) with respect to the BDCs, required by any Management Contract or applicable Law, (ii) pursuant to any Fund Document, side letter or other written or oral arrangement with any investor in a Fund, and (iii) with respect to Persons who become Clients between the date hereof and the Closing Date, pursuant to any Contracts, side letters or other written or oral arrangement entered into by a Group Entity with such Clients) (collectively, the “Transaction Consents”).

Section 4.04 Governmental Approvals. Except for (a) Filings required under, and compliance with other applicable requirements of, the HSR Act, the Investment Advisers Act, the Exchange Act, (b) any Consents in connection with compliance with the rules and regulations of the SBA, (c) any Consents in connection with compliance with the rules and regulations of the New York Stock Exchange, or any other applicable self-regulatory organization, (d) as set forth on Section 4.04 of the Sellers Disclosure Schedule, (e) the Transaction Consents, or (f) such Consents the failure of which to obtain or make would not, individually or in the aggregate, have a material adverse impact on the Business following Closing, no Governmental Authorizations are necessary for the execution, delivery and performance of this Agreement and any Ancillary Agreement by the Sellers or any Group Entity that is or will be party hereto or thereto, and the consummation of the Transactions by the Sellers or any Group Entity that is or will be party hereto or thereto.

Section 4.05 Capital Structure.

(a) Section 4.05 of the Sellers Disclosure Schedule sets forth a complete and accurate list of each of the Group Entities, their respective jurisdictions of organization, and the authorized and outstanding Equity Interests in each of the Group Entities, including each Person that owns, beneficially or of record, any Equity Interests in a Group Entity. The outstanding Equity Interests in the Group Entities have been duly authorized and validly issued and are fully paid and non-assessable, are not subject to any Rights, preemptive rights or rights of first refusal and were not issued in violation of any Rights, preemptive rights or rights of first refusal. There are no Equity Interests of any Group Entity, or Rights with respect to any such Equity Interests, reserved for issuance. Except as may be required in connection with the Pre-Closing Restructuring, (i) none of the Group Entities has any Rights issued or outstanding with respect to any such Equity Interests, and (ii) none of the Group Entities has any commitment to authorize, issue or sell any such Equity Interests. All such Equity Interests are owned beneficially and of record by the Persons specified in Section 4.05 of the Sellers Disclosure Schedule, free and clear of all Liens other than Permitted Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) on any matter. No Group Entity is party to any agreement with respect to the voting, transfer, issuance, grant, purchase or registration of any capital stock or voting securities of, or other equity interests in, any Group Entity. Except for the Governing Documents, no Group Entity is party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director, manager or similar position of any Group Entity. As of the Closing Date, except as it relates to the right to receive Incentive Fees in accordance with Section 2.07 and Section 6.11, no Person other than the Sellers or the Company will own any Equity Interest in any Group Entity.

(b) No Group Entity has issued any certificates representing any of its Equity Interests.

Section 4.06 Financial Statements; No Undisclosed Liabilities.

(a) Section 4.06(a)(i) of the Sellers Disclosure Schedule sets forth true, complete and correct copies of the consolidated financial statements of the Company, including the consolidated balance sheet and related consolidated statements of income, operations and members’ capital for the years ended December 31, 2024, December 31, 2023 and December 31, 2022 and for the nine (9) month period ended September 30, 2025, along with the notes thereto (collectively, the “Financial Statements”), each prepared and maintained in accordance with sound accounting practice. The Financial Statements (i) have been derived from, and were prepared in accordance with, the books and other financial records of the Group Entities (which are true and correct in all material respects and reflect only actual and valid transactions), (ii) have been prepared in accordance with a consistent accrual basis of accounting during the periods involved and (iii) fairly present, in all material respects, the consolidated financial position, the results of operations and changes in financial position of the Group Entities at the dates, and for the periods, presented therein. Each of the Group Entities devised and maintains a system of controls with respect to its business (including with respect to the Group Entities, the Funds and their respective general partner or managing member entities) designed to provide reasonable assurances that (x) all transactions are executed in accordance with management’s general or specific authorization, (y) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with applicable accounting standards and to maintain proper accountability for items and (z) all transactions are executed in compliance with the Fund Documents. Section 4.06(a)(ii) of the Sellers Disclosure Schedule sets forth, based on the Company’s evaluations of internal control over financial reporting during the three years prior to the date hereof: (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to have a material adverse effect on the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(b) None of the Group Entities has any Liabilities which would be required to be reflected on, reserved against or otherwise described on a consolidated balance sheet of the Group Entities prepared in accordance with a consistent accrual basis of accounting, except Liabilities (i) reflected on or reserved against on the Financial Statements, (ii) that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, dilution, misappropriation, violation of Law or arising out of a claim or lawsuit), or (iii) Liabilities that are not, individually or in the aggregate, material to the Business.

(c) Except as set forth on Section 4.06(c) of the Sellers Disclosure Schedule:

(i) no Group Entity has any Indebtedness as of the date hereof;

(ii) no Group Entity has received any written notice to repay any payment obligation or claiming that there is a breach under any Contract relating to Indebtedness; and

(iii) no Group Entity has granted or made any loans or credit arrangements to any third parties.

(d) After giving effect to the Pre-Closing Restructuring, no Person other than the Group Entities shall have any right to Control the Fund GPs or the Ultimate GP.

Section 4.07 Absence of Certain Changes and Events. Except as set forth in Section 4.07 of the Sellers Disclosure Schedule, since the Balance Sheet Date, (i) except for the Transactions or as otherwise expressly permitted by this Agreement, the business of the Group Entities has been conducted in all material respects in the ordinary course of business consistent with past practice and none of the Group Entities have taken any action that, if taken between the date of this Agreement and the Effective Time, would have been prohibited by Section 6.01 without the consent of Purchaser and (ii) there has not been any change, occurrence or development in the financial condition, properties, assets, liabilities, business or results of operations of the Group Entities or any other effect, event, development, circumstance, fact, condition, occurrence or change which has had, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect on the Group Entities.

Section 4.08 Legal Actions; Orders.

(a) Section 4.08(a) of the Sellers Disclosure Schedule contains a list of all current, pending and, to the Knowledge of Sellers, threatened Actions against any Group Entity as of the date of this Agreement.

(b) There is no Action pending or, to the Knowledge of the Sellers, threatened against or involving any Group Entity which questions the validity or legality of this Agreement or the Transactions or which seeks to prevent the Transactions or otherwise would or would reasonably be expected to, individually or in the aggregate, have an adverse effect on the ability of the Group Entities to perform their respective obligations under any Ancillary Agreements or otherwise consummate the Transaction.

(c) There is no Order outstanding against, or, to the Knowledge of Sellers, investigation pending by any Governmental Authority involving any Principal or Group Entity that would or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Group Entities.

Section 4.09 Compliance with Law; Governmental Authorizations.

(a) Each Group Entity is and at all times since January 1, 2023 (the “Relevant Date”) has been, in compliance, in all material respects, with all Laws applicable to its businesses and operations as currently or then conducted, including (as applicable) the Investment Advisers Act, the Investment Company Act, the Securities Act, the Exchange Act and the Commodity Exchange Act. Since the Relevant Date, no Group Entity has received written or oral notice from a Governmental Authority asserting any material violation by such Group Entity of any applicable Law (including failure to obtain any registration, license or qualification thereunder). No Order has been issued by any court of competent jurisdiction or other Governmental Authority preventing or restricting the operation of the Group Entities’ business.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to it, each Group Entity holds, and is, and immediately following the Closing will be, in compliance with all requirements under, all Permits that are required to conduct its business as presently conducted and to own or use its assets and properties, in each case under and pursuant to all applicable Laws. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Entities, taken as a whole, all such Permits are in full force and effect and are not subject to any suspension, cancellation, modification or revocation, and, to the Knowledge of Sellers, no such suspension, cancellation, modification or revocation is threatened.

(c) Except as set forth on Section 4.09(c) of the Sellers Disclosure Schedule, no Group Entity is, nor is it required to be, nor will it be required to be immediately following the Closing, registered, licensed or qualified as an investment adviser as defined in the Investment Advisers Act or the Laws of any state or other jurisdiction. Each Group Entity identified on Section 4.09(c) of the Sellers Disclosure Schedule is registered as an investment adviser under the Investment Advisers Act. There is no action, suit, proceeding or investigation pending or, to the Company’s Knowledge, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any Permits of the Group Entities. Sellers have made available to Purchaser true and complete copies of each Form ADV filed since the Relevant Date by each Group Entity that is required to be registered as an investment adviser under the Investment Advisers Act (collectively, the “RIA Group Entities”), reflecting all amendments thereto to the date hereof.

(d) No Group Entity is, has been or immediately following the Closing will be (i) a bank, trust company, broker-dealer, commodity broker-dealer, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker or transfer agent within the meaning of any applicable Law, (ii) required to be registered, licensed or qualified as a bank, trust company, broker-dealer, commodity broker-dealer, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker or transfer agent under any applicable Law of any jurisdictions in which the business operates, (iii) received any notice concerning any material failure to obtain any such registration, license or qualification, or (iv) subject to any Liability by reason of any failure to be so registered, licensed or qualified. Except as set forth in Section 4.09(d) of the Sellers Disclosure Schedule, none of the Group Entities provides services to any non-U.S. Person or any Person outside the U.S. in a manner or to an extent that requires registration in any such jurisdiction. Sellers have made available to Purchaser a list of all material customer complaints received by the Group Entities since the Relevant Date.

(e) No Group Entity and no Person “associated” (as defined in the Investment Advisers Act) with such Group Entity is ineligible or disqualified (or is or has been subject to any disqualification that would be a basis for a determination of ineligibility or disqualification) (A) pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or Person “associated” (as defined in the Investment Advisers Act) with a registered investment adviser or (B) pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company. Since the Relevant Date, no Group Entity has received any written notice from any Governmental Authority alleging any such ineligibility or disqualification and no Actions are pending or, to the Knowledge of Sellers, threatened by any Governmental Authority which would reasonably be expected to result in any such ineligibility or disqualification.

(f) Except as set forth in Section 4.09(f) of the Sellers Disclosure Schedule, neither any Group Entity nor any officer, director or employee thereof is, or is required to be registered, licensed or qualified as, a broker, dealer, broker-dealer, introducing broker, futures commission merchant, swaps firm, swap dealer, security-based swap dealer, major swap participant, major security-based swap participant, transfer agent, registered representative, principal, registered principal, associated person, swaps associated person or sales person (or in a similar capacity) under the Exchange Act, the Commodity Exchange Act or other applicable Law. Neither any Group Entity nor any of their respective principals (as such term is defined in CFTC Regulation 3.1) has in its background a statutory disqualification that would require disclosure under Section 8a(2) of the Commodity Exchange Act, if any Group Entity sought registration, unless such disqualification arises from a matter which was disclosed in connection with a previous application for registration, where such registration was granted.

(g) No Group Entity, Fund or BDC or, to the Knowledge of Sellers, any employee, officer, director, partner or member of any of them, is, or at any time, since the Relevant Date, has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter with or given a similar undertaking to, (iv) subject to any Order or directive by (v) a recipient of any supervisory letter from, (vi) subject to any administrative proceeding, or material investigation into the business or operations of such Group

Entity, Fund or BDC by, or (vii) received a written “Wells Notice” or other written indication of the commencement of an enforcement action from or settled any claim or proceeding of, in each case, any Governmental Authority in connection with the business, and, to the Knowledge of Sellers, none of them is threatened with the imposition or receipt of any of the foregoing.

(h) Except as set forth on Section 4.09(h) of the Sellers Disclosure Schedule, no exemptive Orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by any Group Entity, Fund or BDC, or with respect to business or, to the Knowledge of Sellers, with respect to any officer, director, partner or employee of any Group Entity, Fund or BDC, in connection with the business.

(i) To the extent required by applicable Law, each Group Entity has implemented one or more formal codes of ethics, insider trading policies, personal trading policies and other material policies, of which a true and complete copy has been made available to Purchaser. Such codes of ethics and policies comply in all material respects with applicable Law. Each of the RIA Group Entities has designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act and established, adopted, maintained, had in effect, and, at all times since the Relevant Date, such RIA Group Entity and each of its supervised persons have been in compliance in all material respects with, all written policies and procedures reasonably designed to ensure compliance with applicable Law (including, without limitation, Rule 206(4)-7 under the Investment Advisers Act), complete and correct copies of which (including any required reports prepared by such RIA Group Entity relating to compliance by such RIA Group Entity and its supervised persons) have been provided to Purchaser. Each of the RIA Group Entities have maintained all material records relating to its business as are required to be maintained under the Investment Advisers Act and all other applicable Laws.

(j) None of the Group Entities, and to the extent related to the business of the Group Entities, none of the Sellers (i) failed to maintain an anti-money laundering compliance program in violation of the requirements of any applicable law or regulation, including, but not limited to, the United States Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001 and the United States Money Laundering Control Act of 1986 (18 U.S.C. §§1956 and 1957), or any similar U.S. federal or state or non-U.S. law or regulations (collectively, “Anti-Money Laundering Laws”); or (ii) otherwise violated any applicable Anti-Money Laundering Laws.

(k) None of the Group Entities, and to the extent related to the business of the Group Entities, none of the Sellers, and none of the directors, managers, officers, or employees of the Group Entities, nor, to the Knowledge of Sellers, any third-party agents or representatives thereof in their capacity as such with respect to the business of the Group Entities has taken any action in violation of the Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010, or any other anti-bribery and anti-corruption Law of any jurisdiction applicable to the Group Entities (“Anti-Corruption Laws”).

(l) None of the Group Entities, the Sellers, or any of the directors, managers, officers, or employees of the Group Entities, nor to the Knowledge of the Sellers, any agent or representative of the Group Entities (i) has been or is a Sanctioned Person, or (ii) has (acting for or on behalf of any Group Entity) transacted business with or for the benefit of a Sanctioned Person or otherwise violated applicable Sanctions.

(m) To the knowledge of the Sellers, no Group Entity has been the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions, or relevant Group Entity policies, procedures, and internal controls related to the foregoing.

(n) Since the Relevant Date, each RIA Group Entity has timely filed all Filings, paid all fees and assessments due and payable in connection therewith, and has maintained within its records a timely updated version thereof in accordance with SEC requirements or other applicable Law and, at the time of filing each such Filing, such Filing (A) was materially accurate and correct and complied in all material respects with all applicable Laws, and (B) with respect to any Form ADV, contained no untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no unresolved SEC or other Governmental Authority comments with respect to any Filing required under the Investment Advisers Act or any other applicable Law by any Governmental Authority. Each RIA Group Entity has delivered or made available Part 2 of its Form ADV and its Form CRS, as applicable, to those Clients to whom such delivery or offer is required under the Investment Advisers Act or other applicable Law.

(o) With respect to any material written report of examination (including any deficiency letter), inspection or investigation of any RIA Group Entity issued by any Governmental Authority since the Relevant Date, no Governmental Authority has informed such RIA Group Entity and no RIA Group Entity is otherwise aware that (A) any material deficiencies or violations noted in such examination, inspection or investigation has not been resolved to the satisfaction of such Governmental Authority or (B) such Governmental Authority intends to take further action on any such matter. A copy of all reports or correspondence or similar documents summarizing the results of any inspection of any RIA Group Entity by the SEC or any other Governmental Authority (including any deficiency letter) conducted since the Relevant Date have been made available to Purchaser.

(p) Each of RIA Group Entity’s members, directors, officers, employees, independent contractors, agents and representatives who are required to be registered, licensed or qualified as an “investment adviser representative” (as such term is defined in Rule 203A-3 under the Investment Advisers Act) of such RIA Group Entity (a “RIA Associated Person”), or in any similar capacity, with any Governmental Authority (x) is duly and properly registered, licensed or qualified as such, (y) has been so registered, licensed or qualified at all required times while employed or engaged by such RIA Group Entity and (z) such licenses are in full force and effect with the applicable Governmental Authority and under applicable Law, or are in the process of being registered as such within the time periods required by applicable Law.

(q) None of the RIA Group Entities has accepted any advisory fees from a “government entity” after such RIA Group Entity or any “covered associate” of such RIA Group Entity had made a “contribution” or “coordinated” or “solicited” a “contribution” to an “official” of that “government entity” (as such terms are defined in Rule 206(4)-5 under the Investment Advisers Act).

(r) Except as set forth on Section 4.09(r) of the Sellers Disclosure Schedule, none of the RIA Group Entities engages, or has engaged since the Relevant Date, in any purchase, sale, lending, or borrowing transactions with a Client as a principal, agent, lender or borrower, as applicable, including any transaction subject to Rule 206(3) under the Investment Advisers Act.

(s) Since the Relevant Date, all Contracts for the solicitation of Clients have been made in compliance in all material respects with the Investment Advisers Act.

(t) Since the Relevant Date, (i) each of the RIA Group Entities has satisfied its duty of “best execution” (as such term is understood under the Investment Advisers Act) for each Client for which it exercises trading discretion, and (ii) the receipt of any soft dollar brokerage and research services by such RIA Group Entity qualifies for the safe harbor afforded by Section 28(e) of the Exchange Act, and such RIA Group Entity has complied with related disclosure rules under applicable Laws.

(u) At all times since the Relevant Date, each RIA Group Entity has maintained all assets of its Clients, to the extent required to do so, in accordance with Rule 206(4)-2 under the Investment Advisers Act and all other applicable Law. To the extent required to do so by Rule 206(4)-2 under the Investment Advisers Act, each of the RIA Group Entity has obtained the requisite audit or surprise examination of its Clients’ accounts and delivered, with respect to any such audit, such audits to its Clients in accordance with Rule 206(4)-2 under the Investment Advisers Act, and each such audit or surprise examination has been unqualified and no material discrepancy has been reported during the course of any such audit or surprise examination.

(v) The RIA Group Entities have maintained all books and records required by Rule 204-2 of the Investment Advisers Act.

(w) None of the Group Entities or Funds or any of their respective general partners or managing members, or any of their respective directors, executive officers, or other officers that would participate in an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act (i) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1) under the Securities Act (“Disqualification Events”) or (ii) to the Knowledge of Sellers, under any pending or threatened, proceedings or investigation that could result in a Disqualification Event.

Section 4.10 Insurance Policies. Section 4.10 of the Sellers Disclosure Schedule sets forth a list of all in-force property and liability insurance policies and fidelity or financial institution bonds that are maintained by or for the benefit of any Group Entity. All current property and liability insurance policies covering any Group Entity are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis), and no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect or that the issuer of any such insurance policy is not willing or able to perform its obligations thereunder has been received by any of the Sellers or any Group Entity except in the ordinary course at the end of the applicable policy term. No Group Entity is in violation or breach in any material respect of, or default in any material respect under, any provision thereof. There are no material claims by any Group Entity pending under any such insurance policies as to which coverage has been denied by the insurer or as to which, after reviewing the information provided with respect to such claim, the insurer has advised in writing that it intends to deny.

Section 4.11 Material Contracts; Assets.

(a) Section 4.11(a) of the Sellers Disclosure Schedule sets forth a list of all of the following Contracts to which any Group Entity is a party as of the date hereof (together with the Unscheduled Agreements, the “Material Contracts”):

(i) Contracts that involved the expenditure of more than $250,000 in the aggregate during the twelve (12) month period ended as of December 31, 2024;

(ii) joint venture, investment, partnership, stockholder, limited liability or other similar Contracts (other than the Governing Documents of the Group Entities or any Funds);

(iii) Contracts providing for the direct or indirect acquisition or disposition by any Group Entity of any business, division or product line (whether by merger, sale of stock, sale of assets or otherwise), or capital stock of any other Person (other than any Fund) since the Relevant Date;

(iv) Contracts providing for the incurrence of any Indebtedness;

(v) Contracts under which any Group Entity has directly or indirectly guaranteed or otherwise agreed to be responsible for Indebtedness for borrowed money (except for Indebtedness for borrowed money or other obligations or liabilities among the Group Entities);

(vi) Contracts containing covenants requiring capital expenditures in excess of $250,000 on an annual basis or in excess of $500,000 in the aggregate (other than any commitments to any Fund);

(vii) (A) Contracts containing provisions or covenants that (1) expressly limit or purport to limit the ability of any Group Entity to engage in any line of business or with any Person or engage in any business activity in any geographic area or (2) restrict, directly or indirectly, any Group Entity’s ability to solicit or hire any Person or solicit business from any Person or (B) Contracts that could require the disposition of any material assets or line of business of any Group Entity (or, after the Closing, Purchaser or its Subsidiaries);

(viii) Related-Party Agreements;

(ix) Leases;

(x) IP Contracts;

(xi) Contracts (i) for employment that are not terminable “at will” or that provide aggregate annual compensation in excess of $250,000, or (ii) with employees, directors, advisors, independent contractors or consultants (or similar arrangements) to which any Group Entity is a party and which (x) are not cancelable without penalty or further payment and without more than thirty (30) days’ notice or (y) that provide for any severance, change in control or retention payments or benefits or other payments that would be triggered solely by the consummation of the Transactions contemplated hereunder;

(xii) Management Contracts and any other Contracts (including any side letter or other written or oral arrangement or understanding) between a Group Entity and any Client; and

(xiii) Contracts related to any settlement or other disposition of any Actions.

(b) Each Material Contract is valid and binding on each Group Entity that is a party thereto and is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. The applicable Group Entity has performed in all material respects all obligations required to be performed by it as of the date hereof pursuant to each Material Contract, and the Group Entities and, to the Knowledge of Sellers, each of the other parties to the Material Contracts, are not in breach of, default or violation under, any of such Material Contracts and no event has occurred that with notice or lapse of time, or both, would constitute such a breach, default or violation by a Group Entity or, to the Knowledge of Sellers, any other parties thereto. No Group Entity has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of such Group Entity under any such Material Contract. No Group Entity has received any written notice from any other party of its intent to cancel or terminate any Material Contract. A true, correct and complete copy of each Material Contract has previously been made available to Purchaser.

(c) Except as set forth on Section 4.11(c) of the Sellers Disclosure Schedule, the Group Entities have good and marketable title, free and clear of any Liens other than Permitted Liens, to, or a valid leasehold interest under enforceable leases, licenses or similar agreements in (or other valid, enforceable and sufficient rights in), all of the assets of the Group Entities reflected in the Financial Statements or acquired after the date of the Financial Statements, in all material respects, except (i) to the extent the enforceability of any such leases or other agreement may be limited by general principles of equity (whether considered in a proceeding at law or in equity), (ii) for assets that have been sold or otherwise disposed of since the date of the Financial Statements in the ordinary course of business, and (iii) the Performance Records (which are addressed in Section 4.11(d) below). The assets owned, leased or licensed by the Group Entities constitute all of the assets necessary for the Group Entities to carry on their respective businesses as currently conducted, including the Business. All tangible assets owned or leased by the Group Entities have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

(d) The Company exclusively owns or otherwise has an exclusive, irrevocable and legally enforceable right, on a royalty-free basis, to perpetually use all performance records of the Business and any Fund or BDC or composites of performance records of multiple Funds and BDCs, including all data and other information underlying and supporting such records

(collectively, the “Performance Records”). The Group Entities maintain all documentation necessary to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of all portfolios included in the Performance Records.

(e) With respect to the Contract set forth on Section 4.11(e) of the Sellers Disclosure Schedule (the “Specified Contract”), following the Closing, none of the Group Entities or any of their Affiliates (for the avoidance of doubt, including Purchaser and its Affiliates) shall be bound in any manner thereby or subject to any restrictions thereunder, including any direct or indirect (i) limitation on the ability of such Persons to engage in any line of business or with any other Person or engage in any business activity in any geographic area or (ii) restriction on any such Person’s ability to solicit or hire any other Person or solicit business from any other Person. Further, following satisfaction of any amounts payable under the Specified Contract in connection with the Closing, there shall be no further payment obligations by any Person thereunder (including the Group Entities and any of their Affiliates (for the avoidance of doubt, including Purchaser and its Affiliates)).

Section 4.12 Intellectual Property.

(a) The Group Entities (i) exclusively own and possess all right, title, and interest in and to the Owned IP, and (ii) have sufficient rights pursuant to a valid and enforceable license, or otherwise possesses legally enforceable and sufficient rights to, all Intellectual Property used in or necessary for the conduct or operation of the business of the Group Entities (collectively, together with the Owned IP, the “Business Intellectual Property”), in each case of (i) and (ii) of this Section 4.12(a), free and clear of all Liens other than Permitted Liens. Section 4.12(a) of the Sellers Disclosure Schedule sets forth a true and correct list of all (A) applied-for, registered, or issued Owned IP, (B) other material Owned IP, and (C) material licensed Business Intellectual Property other than with respect to standard “off the shelf” Software that is generally commercially available. The Group Entities have not granted any license or other right to any third party with respect to the Business Intellectual Property. The consummation of the Transactions will not result in the termination or material impairment of any Group Entities’ rights in or to any Business Intellectual Property or IT Systems. All Owned IP is valid, in full force and effect, subsisting, and enforceable in all material respects. No Business Intellectual Property is subject to any Order prohibiting or restricting any Group Entities use, ownership, enforcement, or other exploitation or disposition thereof.

(b) The conduct of the business of the Group Entities as currently conducted does not require or use any material Intellectual Property not owned by or sufficiently licensed to the Group Entities. No Group Entity, nor the conduct of any of their respective businesses, infringes, misappropriates, dilutes, or otherwise violates, or has in the past six (6) years infringed, misappropriated, diluted, or otherwise violated, any Person’s Intellectual Property rights in any material respect.

(c) The IT Systems used by the Group Entities in the conduct of their business are sufficient in all material respects for the conduct of such business as currently conducted. No unauthorized Person has breached or accessed the IT Systems and there has not been any other Security Incident since the Relevant Date. The Group Entities own or otherwise have a valid, enforceable, and sufficient right pursuant to a written agreement to use all IT Systems. The IT

Systems are free from any malicious or disabling code or “viruses,” “worms,” “ransomware,” “spyware,” or similar software, or other software or hardware components that would permit unauthorized access to or disablement of or otherwise disrupt, disable, harm, or impair any of the IT Systems or data hosted or processed thereby. The Group Entities have taken commercially reasonable precautions to protect and maintain the confidentiality, integrity and security of the IT Systems and all information processed in connection therewith, including from any loss, theft, corruption, interruption, or unlawful or unauthorized processing, access, modification, use, destruction, transfer, disclosure, or storage. There have been no failures, breakdowns, continued substandard performance, or other adverse events affecting any of the IT Systems that have caused any material disruption or interruption in or to the business of any Group Entity since the Relevant Date. The Group Entities have in place adequate business continuity and disaster recovery plans, which are regularly tested.

(d) The Group Entities have taken commercially reasonable steps and maintain commercially reasonable precautions (including entering into confidentiality and non-disclosure agreements with business personnel) to protect and maintain the confidentiality and value of, and to enforce its rights in, all Confidential Information and Business Intellectual Property. Since the Relevant Date, there has not been (x) any breach of confidentiality obligations with respect to, or unauthorized use or disclosure of, any Confidential Information or any Personal Information or (y) any circumstance requiring any Group Entity to notify (and no Group Entity has notified) any Person in respect of any Security Incident or actual or alleged violation of any Data Security Requirement. The Group Entities (i) maintain and enforce (and have maintained and enforced) commercially reasonable policies and procedures regarding cyber-security, data processing, privacy, protection, and security and Personal Information and (ii) are, and have been since the Relevant Date, in compliance in all material respects with all Data Security Requirements. The consummation of the Transactions will not result in the violation of any Data Security Requirements.

(e) No Person has infringed, misappropriated, diluted, or otherwise violated or is infringing, misappropriating, diluting or otherwise violating any Owned IP. There are no and there have not been since the Relevant Date any Actions or Claims pending or threatened by or against, or sent or received by, any Group Entity asserting, contesting, or relating to any Data Security Requirement, Personal Information, Security Incident, or Intellectual Property (including the validity, use, ownership, registrability, scope, or enforceability thereof or infringement, misappropriation, or dilution thereof, or other conflict therewith), nor has there been since the Relevant Date any incident or circumstances that would give rise to valid grounds for any such Action or Claim.

(f) Each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any Intellectual Property for, on behalf of, or under the direction or supervision of the Group Entities has executed and delivered to the Group Entity a valid and enforceable written contract providing for (i) the confidentiality and non-disclosure by such Person of all Trade Secrets of the Group Entities and (ii) the assignment by such Person (by way of a present grant of assignment) to the Group Entity of all right, title, and interest in and to such Intellectual Property, or otherwise arising out of such Person’s employment by, engagement by, or contract with the Group Entity. No Trade Secrets owned or processed by the Group Entities have been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to a written confidentiality and non-disclosure contract. No Person is in breach of any contract referenced in this section. No current or former employee or other third party has claimed any right, title or interest in or to any Business Intellectual Property. The Group Entities exclusively own all right, title and interest in and to the investment track record of the Group Entities and Fund GPs (the “Track Record”), free and clear of all Liens and no Person has been granted any right in the Track Record (including any right to use or advertise).

Section 4.13 Employee Benefits Matters.

(a) Section 4.13(a) of the Sellers Disclosure Schedule contains a true and correct list of each material Plan. A “Plan” is each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), each bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, severance (pursuant to which there may be current or future payment obligations), termination, change in control, retention, employment, hospitalization or other medical, life or insurance, disability, other welfare, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other material employee compensation or benefit plan, program, policy, agreement or arrangement, in each case, sponsored, maintained or contributed to (or required to be contributed to) by any Group Entity for the benefit of any current or former employee, officer, director or manager of a Group Entity or with respect to which any Group Entity has any Liability. The Sellers have made available to the Purchaser an accurate and complete copy, to the extent applicable, of (i) each current Plan document (with all amendments thereto), and if unwritten, a written summary of the material terms thereof, with respect to each Plan, (ii) the Form 5500 filed in each of the most recent three plan years with respect to each applicable Plan, including all schedules thereto, financial statements and the opinions of independent accountants, (iii) all current related trust agreements, insurance contracts or other funding arrangements with respect to each Plan, (iv) the most recent summary plan description (with all summaries of material modifications) with respect to each Plan, (v) copies of all non-routine material correspondence sent to or received from a Governmental Authority with respect to each Plan within the past three years, and (vi) with respect to each Plan intended to be qualified under Section 401(a) of the Code, the most recent determination, advisory or opinion letter issued by the IRS for each such Plan.

(b) No Plan and no Group Entity has any liability (including on account of any entity, trade or business, whether or not incorporated, that is, or at any relevant time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any Group Entity) with respect to or under any: (i) plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” as defined in Section 3(37) of ERISA; (iii) “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (iv) “multiple employer welfare arrangement” as defined under Section 3(40) of ERISA. No Group Entity has any Liability as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person, including from any withdrawal at any time within the preceding six (6) years from any multiemployer plan.

(c) Each Plan has been established, maintained, operated, administered and funded in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code in all material respects and no event has occurred and no condition exists that could reasonably be expected to subject any Group Entity to any material Tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or any other applicable Law. Other than routine claims for benefits, there are no pending or, to the Knowledge of the Sellers, threatened Actions or claims by or on behalf of any participant in any of the Plans, or otherwise involving any Plan or the assets of any Plan. None of the Plans are presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the United States Department of Labor, or any other Governmental Authority, domestic or foreign. There have been no non-exempt prohibited transactions (within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA) or breaches of fiduciary duty (as determined under ERISA) with respect to any Plan that could reasonably be expected to subject any Group Entity to any material Liability. All contributions, premiums or other payments with respect to each Plan that are due on or before the Effective Time have been timely made and any such amounts not yet due have been made, paid or properly accrued.

(d) Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter or prototype opinion letter from the IRS and, to the Knowledge of the Sellers, nothing has occurred that could reasonably be expected to adversely affect such Plan’s qualification under Section 401(a) of the Code.

(e) All amendments and actions required to bring each Plan into material conformity with the applicable provisions of ERISA, the Code and other Law have been made or taken. All Plans that provide health and welfare benefits coverage to current and/or former employees, directors or independent contractors of the Group Entities are fully insured other than any Section 125 plan, flexible spending account plan and/or similar plans or arrangements.

(f) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and that is subject to Section 409A of the Code has been operated and administered in compliance in all respects with Section 409A of the Code and the final regulations and other applicable guidance issued thereunder. No amount under any such Plan has been or could reasonably be expected to cause compensation paid under such Plan to become subject to additional Tax, interest or penalties imposed by Section 409A of the Code.

(g) Except as set forth in Section 4.13(g) of the Sellers Disclosure Schedule, the execution and delivery of this Agreement by the Sellers and the consummation of the Transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) entitle any current or former employee, officer, director or other service provider (or any dependent or beneficiary thereof) of any member of the Group Entities to any payment of compensation or benefits (whether in cash, property or the vesting of property), (ii) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director, independent contractor or other individual service provider of any member of the Group Entities, (iii) result in any increased or accelerated funding obligation with respect to any Plan, (iv) require a contribution by any member of the Group Entities to any Plan, (v) restrict the ability of any member of the Group Entities to merge, amend or terminate any Plan or (vi) result in the forgiveness of any employee or service provider loan.

(h) No member of the Group Entities has any current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provision of state, local or foreign Tax law).

(i) No payment or benefit, individually or together with any other payment or benefit, that could be received (whether in cash, property or the vesting of property), as a result of the Transaction, either alone or in combination with another event, could constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(j) Each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA complies, in all material respects, with the Patient Protection and Affordable Care Act (“PPACA”), the Health Care and Education Reconciliation Act of 2010 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”). No Group Entity has incurred (whether or not assessed) and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject any Group Entity or any Plan to any penalties or excise Taxes under Sections 4980B, 4980D, 4980H, 6721, 6722 or 4980I of the Code or any other provision of the Healthcare Reform Laws. No Plan provides, and no Group Entity has any current or potential obligation to provide post-service or post-ownership welfare benefits other than as required under Section 4980B of the Code or any similar applicable state Law and for which the covered individual pays the full premium cost of coverage.

Section 4.14 Labor.

(a) None of the Group Entities is a party to, or bound by, or negotiating any collective bargaining agreement, contract or other arrangement or understanding with a labor union, works council or other labor organization (each, a “Labor Agreement”), and no Business Employees are represented by a labor union, works council, or other labor organization. There are no, and since the Relevant Date there have been no, activities or proceedings by any individual or group of individuals, including any labor union or representatives thereof, to organize any employees of any Group Entity or otherwise against or affecting any Group Entity. There are no, and since the Relevant Date there have been no, (a) strikes, work stoppages, work slowdowns, lockouts, picketing, handbilling or other labor disputes pending or, to the Knowledge of Sellers, threatened against any Group Entity or (b) unfair labor practice charges or complaints, labor grievances, or labor arbitrations pending or, to the Knowledge of Sellers, threatened against any Group Entity or by or on behalf of any employee of any Group Entity.

(b) Each of the Group Entities is, and since the Relevant Date has been, in compliance in all material respects with all applicable Laws respecting labor, employment, and employment practices, including all Laws relating to fair employment practices (including equal employment opportunity laws), terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988), human rights, discrimination, harassment, retaliation, worker classification (including the classification of independent contractors and of exempt and non-exempt employees), and wages and hours. Since the Relevant Date, each Group Entity has reasonably investigated all allegations of discrimination, harassment or retaliation have been made with respect to acts or omissions of any officer, director, employee, contractor, or agent of the Group Entities. With respect to each such allegation the Group Entities have reasonably deemed meritorious, the applicable Group Entity has taken reasonable corrective action. No Group Entity is aware of any allegations related to officers, directors, employees, contractors, or agents of any Group Entity that would be reasonably likely to bring the Group Entities into material disrepute.

(c) No Group Entity has failed to pay any of its current or former employees or independent contractors for any wages (including overtime), fees, salaries, commissions, bonuses, benefits or other direct compensation for any services performed by them or amounts required to be reimbursed to such individuals. To the Knowledge of Sellers: (i) no current or former employee or independent contractor of any Group Entity is in violation in any material respect of any noncompetition, nonsolicitation, noninterference, nondisclosure, confidentiality, nondisparagement, or other restrictive covenant obligation (A) owed to any Group Entity, or (B) owed to any third-party with respect to such individual’s right to be employed or engaged by any Group Entity; and (ii) no Business Employee with annual compensation in excess of $100,000 intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.

(d) No Group Entity is a party to (i) any employment Contract, or (ii) any other written material Contract relating to the employment, severance, retention or indemnification (including any non-solicitation and non-competition covenants) of any employee of the Company or such Subsidiary, other than written employment agreements that are terminable without notice and without further payment, other than any notice period, severance payment or benefit required under applicable Law or any Liability arising out of or connected to any employment claim.

(e) Section 4.14(e) of the Sellers Disclosure Schedule sets forth a true and complete list setting forth the name, job title (including director and officer positions), commencement date, reporting manager, work location, FLSA status (exempt/non-exempt), visa type (if applicable), notice period (if applicable), leave of absence status and anticipated date of return (if applicable), full-time, part-time or temporary status (and, if part time, the part-time arrangements), rate of compensation (including profit sharing, bonus, severance and additional remuneration or compensation arrangements) and paid time-off or vacation accrued and service credited for purposes of vesting and eligibility to participate under the Plans for each employee of the Group Entities (each a “Business Employee” and collectively, the “Business Employees”).

(f) Section 4.14(f) of the Sellers Disclosure Schedule contains a true and complete list, for each Business Employee, of unpaid deferred bonus obligations under the Company’s “nonqualified deferred compensation plan” for bonuses (separated by each bonus year in which such deferred obligations are owed).

Section 4.15 Tax Matters.

(a) (i) Each of the Group Entities has timely filed with the appropriate Taxing Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all federal income and all other material Tax Returns required by Law to be filed by it, and all such Tax Returns are true, correct and complete in all material respects, and (ii) all material Taxes payable by or on behalf of the Group Entities (whether or not shown as due on any Tax Return) have been timely paid.

(b) Except as set forth in Section 4.15(b) of the Sellers Disclosure Schedule, as of the date hereof, none of the Group Entities is the beneficiary of any extension of time within which to file any Tax Return.

(c) There are no Liens for Taxes upon the assets or properties of any Group Entity, other than Liens for Taxes not yet due and payable. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of any Group Entity.

(d) Except as set forth in Section 4.15(d) of the Sellers Disclosure Schedule, (i) no Taxing Authority in respect of any jurisdiction in which any Group Entity does not file a Tax Return has made a written claim that any Group Entity is required to file a Tax Return in such jurisdiction; (ii) to Sellers’ Knowledge, there are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims, or administrative proceedings, that have formally commenced or are presently pending with regard to any Taxes or Tax Returns of or including any Group Entity; (iii) no Group Entity has received written notification that such an audit or other proceeding is threatened with respect to any Taxes owed by, or any Tax Return filed by or with respect to, any Group Entity; (iv) no Group Entity has received any written notice of deficiency for any Tax owed by any Group Entity which has not been paid in full; and (v) no audit, action, suit, proceeding, investigation, claim, or administrative proceeding relating to Taxes with respect to any Group Entity has been completed, settled or otherwise disposed of since the Relevant Date.

(e) No Group Entity is a party to, is bound by, or has any obligation under, any Tax sharing, allocation or indemnification agreement (other than any such agreement or obligation entered into in the ordinary course of business the primary purposes of which is not related to Taxes).

(f) No Group Entity (or any predecessor of any of the foregoing) (i) has been a member of a federal consolidated, combined, unitary or similar group (other than a group the common parent of which was a Group Entity) or (ii) has any material liability for the Taxes of any Person (other than any of the Group Entities) pursuant to Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, by Contract, operation of Law or otherwise.

(g) Each Group Entity has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper Taxing Authority all material amounts required to be withheld and paid over under all applicable Laws.

(h) No Group Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, which taxable income was realized (or reflects economic income arising) on or prior to the Closing Date, including as a result of any (i) change in, or use of an improper, accounting method by such Group Entity for any taxable period ending on or before the Closing Date, (ii) agreement by such Group Entity with any Taxing Authority with respect to any such taxable period executed prior to the Closing (including, for the avoidance of doubt, any “closing agreement” as described in Section 7121 of the Code or any corresponding or similar provision of state, local or foreign law), (iii) transaction by such Group Entity occurring on or prior to the Closing Date reported under the installment method of accounting or the “open transaction” method, or (iv) prepaid amount received or deferred revenue accrued by such Group Entity on or prior to the Closing Date. None of the Group Entities has made an election under Section 965(h) of the Code.

(i) No Group Entity has delayed or deferred payment of any Taxes that are currently outstanding as of the date of this Agreement (including payroll and employment-related Taxes, and including payroll Taxes borne by employees through withholding) to a Taxing Authority, whether under an executive order, a formal program instituted by a Taxing Authority, the CARES Act or otherwise. No Group Entity has claimed the “Employee Retention Credit” under the CARES Act.

(j) No Group Entity is or has been a party to any “listed transaction,” as defined in Code section 6707A(c)(2) and Treas. Reg. § 1.6011-4(b)(2), or any similar provision of state, local or non-U.S. Law, for any Tax year.

(k) No Group Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(l) Each of the Group Entities has been classified for U.S. federal income Tax purposes as set forth on Section 4.15(l) of the Sellers Disclosure Schedule. Each of the Group Entities was formed and organized in the United States and none of the Group Entities has a permanent establishment (within the meaning of any applicable Tax treaty) or other fixed place of business outside of the United States. None of the Group Entities that is treated as a partnership for U.S. federal (or applicable state or local) income Tax purposes has made any election or otherwise taken any action to cause the BBA Procedures to apply at any earlier date than is required by applicable Law. The Company and, except as set forth in Section 4.15(l) of the Sellers Disclosure Schedule, each Subsidiary thereof that is classified as a partnership for U.S. federal income tax purposes has made a valid election under Section 754 of the Code.

(m) No Group Entity owns any “section 197 intangible” (as defined in Section 197(d) of the Code) that is excluded from the definition of “amortizable section 197 intangible” (as defined in Section 197(c)(1) of the Code) as a result of being described in Section 197(f)(9)(A) of the Code.

(n) Notwithstanding the generality of any other representations and warranties contained in this Agreement, Section 4.13 and Section 4.15 contain the sole and exclusive representations and warranties of Sellers with respect to Tax matters.

Section 4.16 BDCs; Funds.

(a) Section 4.16(a) of the Sellers Disclosure Schedule sets forth a true and correct list of each BDC, Fund and their respective general partner or managing member as of the date hereof, together with the jurisdiction of formation of each BDC and Fund and general partner or managing member thereof. No Group Entity or owner thereof acts as the investment adviser, investment manager, investment sub-adviser, general partner, managing member, manager, or in any capacity similar to any of the foregoing, with respect to any Person (including any investment fund or other investment vehicle or separate account) other than the BDCs and Funds so listed on Section 4.16(a) of the Sellers Disclosure Schedule. Except as set forth on Section 4.16(a) of the Sellers Disclosure Schedule, no BDC or Fund is advised by any Person serving in the capacity of primary adviser, sub-adviser or any other advisory role (but excluding, for the avoidance of doubt, any general partner or manager or managing member) to such Fund other than a Group Entity. Each BDC and Fund has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary corporate, partnership, limited liability company, or similar power and authority. Each BDC and Fund is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under applicable Law, except where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Group Entities. No Fund is, or at any time since the date of its inception was, required to register as an investment company under the Investment Company Act. Since the date of its inception, each Fund has been excluded from the definition of an investment company under the Investment Company Act by virtue of Section 3(c)(1) or Section 3(c)(7) thereof. Each BDC has elected pursuant to Section 54(a) of the Investment Company Act to be regulated as a business development company, and at all times since such election has satisfied the definition of business development company in Section 2(a)(48) of the Investment Company Act. Each BDC is managed by or at the direction of a BDC Board, at least a majority of whom are not “interested persons” (as defined in the Investment Company Act) of the applicable BDC.

(b) Except as set forth on Section 4.16(b) of the Sellers Disclosure Schedule, each applicable Group Entity has a Management Contract pursuant to which it serves as investment adviser to each BDC and Fund. Each Management Contract (A) is a valid and binding agreement of the applicable Group Entity and the applicable BDC or Fund, enforceable in accordance with its terms, and (B) includes all provisions required by and complies with Section 205 of the Investment Advisers Act. Each BDC or Fund currently is operated in compliance with its respective investment objectives, policies and restrictions, as set forth in the applicable prospectus, private placement memorandum, other applicable offering document, or Governing Documents for such BDC or Fund as required by applicable Law (including the Investment Company Act and the Investment Advisers Act, as applicable) and there have been no material errors, miscalculations, discrepancies or changes to calculation methodologies with respect to any fees charged under the applicable Management Contract (or any credits, refunds or reimbursements to the Client related thereto), and all fees paid by such Client have been calculated in all material respects in accordance with the relevant Management Contract and applicable Law, using a calculation methodology for such fees consistent with the Management Contract, except as would not, individually or in the aggregate, reasonably be expected to be material to the BDCs and Funds, taken as a whole.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Entities taken as a whole, (i) none of the prospectuses, private placement memoranda or other Marketing Literature, as amended or supplemented to date, of any of the BDCs or Funds fail to comply with applicable Laws (including Section 206(4) of the Investment Advisers Act and Rules 206(4)-1 and 206(4)-8 under the Investment Advisers Act), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) all performance information provided, presented or made available by the applicable Group Entity to any Client or investor in any Client complied as to form in all material respects with applicable Law and such Group Entity maintains the appropriate documentation necessary to form the basis for, demonstrate or recreate the calculation of rate of return, multiple and other performance data of all accounts that are included in their published performance results as required by applicable Law (including Section 206(4) of the Investment Advisers Act and Rules 206(4)-1 and 206(4)-8 under the Investment Advisers Act), (iii) each of the BDCs and Funds is in compliance with all applicable state Laws in connection with its offers and sales of securities and (iv) each of the BDCs and Funds has made all Filings required to be made with each other jurisdiction in which it has offered and sold securities.

(d) (i) The audited balance sheets of each BDC and Fund, as of the last day of the most recent two fiscal years of such BDC or Fund (or, for any BDC or Fund that has not had two fiscal years, as of the last day of each completed fiscal year of such BDC or Fund), and the related income statements and statements of cash flows for the fiscal years then ended, and (ii) the unaudited balance sheets of each BDC and Fund, as of the last day of the most recent fiscal quarter of each such BDC or Fund (if subsequent to the last day of the most recent fiscal year of such BDC or Fund) and the related statement of income for the period then ended, in the case of each of clause (i) and clause (ii), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position and financial results of each BDC and Fund as of the dates thereof and for the periods then ended (subject to normal year-end adjustments in the case of any unaudited financial statements). The Sellers have made available to Purchaser true and correct copies of such balance sheets and related financial statements. For each BDC and Fund, the Company has established and maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of such Fund or BDC’s financial reporting and the preparation of the Fund and BDC financial statements for external purposes in accordance with GAAP applied on a consistent basis. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to the each applicable Fund’s or BDC’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to have a material adverse effect on the ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(e) Since the Relevant Date, each BDC has filed with the SEC on a timely basis all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents and reports so filed with the SEC by the BDCs since such date, including any amendments thereto, the “BDC SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the BDC SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Investment Company Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the BDC SEC Documents at the time it was filed (or, if amended, other than to correct any material misstatement or omission, as of the date of such amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading (or, in the case of a

BDC SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading).

(f) Sellers have made available to Purchaser true and complete copies, or if not reduced to writing, a description of any oral agreements, of each Management Contract, the Governing Documents of each BDC and Fund, each “side letter” between a Group Entity, BDC or Fund, on the one hand, and any Client or any investor in any BDC or Fund, on the other hand, and each material administrative and accounting services agreement, subscription, distribution, placement, dealer manager and intermediary agreement, transfer agent agreement and custody agreements (collectively, the “Fund Documents”).

(g) Except for the Fund Documents, there are no side letter or other Contracts or understandings between a Group Entity, BDC or Fund, on the one hand, and any Client or any investor in any BDC or Fund, on the other hand, that gives such Client or investor “most favored nation” treatment and/or the benefit of terms relating to liquidity, transparency, or fees that are more favorable than those specified in the applicable Management Contract or Governing Document of a BDC or Fund. Each Fund Document complies in all material respects with all applicable Laws. Each Fund Document is in full force and effect, and, to the Knowledge of Sellers, is valid and binding on the other parties thereto, subject to the Bankruptcy and Equity Exception. No event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default on the part of a BDC or Fund or, to the Knowledge of Sellers, any other party thereto, under any Fund Document.

(h) All issued and outstanding shares of each BDC have been duly and validly issued, are fully paid and, unless otherwise required by applicable Law, nonassessable, and were not issued in violation of preemptive or similar rights or applicable Law, except for such matters that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such BDC. Since the date of each BDC’s inception, all outstanding BDC shares that were required to be registered under the Securities Act have been sold in all material respects pursuant to an effective registration statement filed thereunder and are qualified in all material respects for sale, or an exemption from any requirement to so qualify is in full force and effect, in each state and territory of the United States and the District of Columbia and in any foreign jurisdiction to the extent required under applicable Law. No registration statement, private placement memorandum or other offering document for any BDC contained, as of its effective date, any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading as of such effective date or is, as of the date of this Agreement, subject to any stop Order or similar Order restricting its use, other than, in each case, any failure to be registered or qualified or exempt, any inclusion of an untrue statement of a material fact or any failure to state a material fact that is required to be stated or any Order restricting its use that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such BDC.

(i) All investment advisory and Investment Management Services rendered to each BDC by the Group Entities have been rendered by it pursuant to a Management Contract that was approved by the duly constituted (including having a majority of “non-interested” members) BDC Board and annually continued in effect by such BDC Board, in each case in accordance with Section 15 of the Investment Company Act, and, to the extent required by applicable Law, the holders of shares in such BDC.

(j) Each BDC has written policies and procedures adopted pursuant to Rule 38a-1 of the Investment Company Act that are reasonably designed to prevent violations of the Federal Securities Laws, as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. Since each BDC’s inception, there have been no “material compliance matters”, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, with respect to any BDC, other than those which have been reported to the BDC Board of such BDC and satisfactorily remedied or are in the process of being remedied.

(k) (i) Each BDC is in compliance, and has complied since such BDC’s inception, with its investment policies and restrictions, if any, as such policies and restrictions were in effect and included in the then-current effective registration statement filed with the SEC (as may be amended or supplemented and currently in effect) (the “BDC Registration Statement”) and (ii) the value of the net assets of each BDC has been determined since such BDC’s inception and is being determined using portfolio valuation methods that comply in all material respects with the methods described in the applicable BDC Registration Statement and the requirements of any applicable Laws, other than, in each case of clauses (i) and (ii), any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such BDC.

(l) No BDC is party to or subject to any Contract which is in violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, on the part of the BDC, or to the Knowledge of the Company, any other Person, except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such BDC.

(m) Except as set forth on Section 4.16(m) of the Sellers Disclosure Schedule, no Group Entity provides, or has in the past six (6) years provided, any investment management or investment advisory services to any Benefit Plan Investor (other than the Plans) or any plan, fund, account or arrangement that is subject to Similar Law, and no Fund or BDC is a Benefit Plan Investor or is subject to Similar Law. To the extent that any Group Entity provides, or has in the previous six (6) years provided, any investment management or investment advisory services as a “fiduciary” for purposes of ERISA, Section 4975 of the Code or Similar Law with respect to any plan, entity, account, fund or arrangement subject to Title I of ERISA or Section 4975 of the Code (other than the Plans) or any Similar Law or BDC or Fund has been a Benefit Plan Investor or been subject to Similar Law, each such Group Entity, and each employee and manager of such Fund or BDC, as applicable, complies, and has for the past six (6) years complied, in all material respects with the applicable requirements of Title I of ERISA and Section 4975 of the Code and any applicable Similar Law with respect to its provision of investment management and investment advisory services, including the applicable “prohibited transaction” (as such term is defined in ERISA and Section 4975 of the Code) provisions of Section 406 of ERISA and Section 4975 of the Code. No Group Entity, or employee or manager thereof, is prohibited from acting as a fiduciary pursuant to Section 411 of ERISA or as a “qualified professional asset manager” pursuant to Part I(g) of the QPAM Exemption, and, to the Knowledge of Sellers, no event has occurred which would reasonably be expected to result in such disqualification. No Group Entity, BDC, Fund, nor any of their respective employees or managers is, or has in the last six (6) years been, the subject of any audit, proceeding, investigation, penalty or enforcement by the U.S. Department of Labor or, (in regard to any claim or investigation of non-compliance with the applicable provisions of Title I of ERISA, Section 4975 of the Code, or any Similar Law) any other Governmental Authority in connection with the conduct of a Fund or BDC or with respect to services provided to any Client that is subject to Title I of ERISA, Section 4975 of the Code, or any Similar Law.

(n) Section 4.16(n) of the Sellers Disclosure Schedule sets forth a description of all outstanding Indebtedness of each Fund and BDC as of September 30, 2025. No Fund or BDC has received any written notice to repay any payment obligation or claiming that there is a breach under any Contract relating to Indebtedness owed by such Fund or BDC.

Section 4.17 Real Property. None of the Group Entities own or has ever owned any real property. Section 4.17 of the Sellers Disclosure Schedule sets forth all property leased, subleased or otherwise occupied by any Group Entity (the “Leased Real Property”). The Group Entities have valid, legally binding, enforceable Leases for each Leased Real Property that are in full force and effect, and none of the Group Entities are and to the Knowledge of Sellers, no other party to any such Lease is in breach of or default under any such Lease, and all Leased Real Property is free and clear of all Liens (except in all cases for Permitted Liens). The Group Entities have not (a) subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof, or (b) collaterally assigned or granted any other security interest in any Lease or any interest therein.

Section 4.18 Related-Party Transactions. There is no agreement or arrangement between any Group Entity, BDC or Fund, on the one hand, and any Related Party, on the other hand, related to the business other than (a) this Agreement, the Ancillary Agreements and the agreements listed on Section 4.18 of the Sellers Disclosure Schedule and (b) any investment in a BDC or Fund by a Related Party. Except as set forth on Section 4.18 of the Sellers Disclosure Schedule, no Related Party (i) has, directly or indirectly, any interest or right in (x) any property (real, personal or mixed and whether tangible on intangible) or asset used in or hold for use in connection with or pertaining to the business of any Group Entity, (ii) serves as a trustee, officer, director or employee of any Person that is an underlying investment of a Client or a supplier, lessor or lessee of any Group Entity, BDC or Fund; or (iii) or has otherwise engaged in any material transaction with any Group Entity (any such Contract, interest or transaction, a “Related-Party Agreement”). Ownership of less than 5% of a class of securities of a Person that is publicly traded shall not be deemed to be an interest or investment for purposes of this Section 4.18. Each Contract, other than any investment advisory agreements, between any Group Entity, on the one hand, and any Fund or subsidiary of a Fund (including any portfolio investment), on the other hand, has been entered into in the ordinary course of business on arms’-length terms and any conflicts of interest associated with each such Contract have been fully and fairly disclosed to the investors in such Fund in all material respects.

Section 4.19 Brokers and Other Advisors. Except for Goldman Sachs & Co. LLC, no broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of any Group Entity.

Section 4.20 No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Article IV or the Ancillary Agreements, neither the Company nor any other Person acting on behalf of the Company makes any representation or warranty, express or implied, at law or in equity. Without limiting the generality of the foregoing, the Company and Sellers disclaim responsibility, and shall have no Liability whatsoever, for any representations or warranties in the materials relating to the Group Entities made available to Purchaser, including due diligence materials, or in any presentation of the Group Entities by any member of the management of the Group Entities or others in connection with the Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or under any Ancillary Agreement. None of the provisions set forth in this Article IV shall apply to limit any Person’s liability arising out of Fraud in connection with the making of the representations and warranties of such Person in this Agreement.

Article V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as (i) set forth in the disclosure schedule delivered by Purchaser to the Sellers with the execution of this Agreement (the “Purchaser Disclosure Schedule”) (it being understood and agreed by the Parties that disclosure of any item in any section or subsection of the Purchaser Disclosure Schedule shall be deemed disclosed with respect to another enumerated section or subsection of the Purchaser Disclosure Schedule to which the relevance of such item is readily apparent on its face) and (ii) disclosed in any publicly available form, report, schedule, statement, registration statement, prospectuses and other documents required to be filed or furnished by Parent under the Securities Act and/or Exchange Act, together with any amendments, restatements or supplements thereto, in each case prior to the date hereof (but excluding in all cases any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature in any Parent SEC filing), Purchaser hereby represents and warrants to the Sellers as follows:

Section 5.01 Organization, Standing and Power. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to conduct its business as it is now being conducted, except as would not reasonably be expected to prevent, materially delay or materially impair the Purchaser’s ability to perform any of its obligations hereunder or to timely consummate the Transactions. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to conduct its business as it is now being conducted except as would not reasonably be expected to have a Material Adverse Effect on Parent.

Section 5.02 Authorization. Purchaser has all necessary power and authority and has taken all necessary action to execute and deliver this Agreement and each Ancillary Agreement to be executed by Purchaser in connection with the consummation of the Transactions, and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to be executed by Purchaser, and the consummation of the Transactions, have been duly and validly authorized by all requisite action of Purchaser. This Agreement has been, and each Ancillary Agreement to be executed by Purchaser at or prior to Closing will be, duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.03 Noncontravention. Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement to be executed by Purchaser, nor the consummation by Purchaser of the Transactions will (a) breach any provision of the Governing Documents of Purchaser or Parent, (b) assuming that the authorizations, Consents and approvals referred to in Section 5.04 are obtained and the Filings referred to in Section 5.04 are made, violate any Law applicable to Purchaser or Parent, or (c) require any consent of, notice or payment to or other action by any Person under, or with or without notice, lapse of time or both, violate, breach or constitute a default under any of the terms, conditions or provisions of any Contract to which Purchaser or Parent is a party or by which any Group Entity or any of its assets or properties is bound, or accelerate or give rise to a right of termination, amendment, cancellation or acceleration of, or to a loss of any rights or benefits under, any such Contract, with or without notice, lapse of time or both, violate, breach or constitute a default under any material Permit by which any Group Entity or their assets or properties are bound except, in the case of clause (b), for such violations, defaults, accelerations or rights as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

Section 5.04 Governmental Approvals. Except for (i) Filings required under, and compliance with other applicable requirements of, the HSR Act or the SBA, (ii) such Filings and approvals as may be required by any federal or state securities Laws, and (iii) such other Governmental Authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions, no Consents, authorizations or approvals of, or Filings, declarations or registrations with, any Person or Governmental Authority are necessary for the execution, delivery and performance of this Agreement and any Ancillary Agreement to be executed by Purchaser and the consummation by Purchaser of the Transactions.

Section 5.05 Capitalization. The total number of shares of all classes of capital stock that Parent has authority to issue is 700,000,000 shares, consisting of: 510,000,000 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”) and 180,000,000 shares of Class B Common Stock, par value $0.001 per share (“Class B Common Stock” and together with Class A Common Stock, the “Parent Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of November 3, 2025, there were 78,067,335 shares of Class A Common Stock, 31,947,755 shares of Class B Common Stock and no shares of Preferred Stock outstanding. All outstanding shares of stock of Parent have been duly authorized and validly issued, are fully paid and nonassessable and are free of preemptive rights. The total number of Units that Purchaser has authority to issue is unlimited. As of November 3, 2025, there were 126,240,629 Units issued, and 113,931,756 Units issued and outstanding. All Units of the Purchaser to be issued hereunder as Equity Consideration or an Earnout Payment will have been validly issued and will be fully paid and non-assessable when issued and delivered in accordance with the terms of this Agreement, and the issuance thereof will be free of preemptive rights.

Section 5.06 SEC Filings and the Sarbanes-Oxley Act.

(a) Parent has filed with or furnished to the SEC all material final reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2024 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Filings”).

(b) As of its filing date (and as of the date of any amendment), each Parent SEC Filing complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, each as in effect on the date such Parent SEC Filing was filed or furnished, in each case as applicable to such Parent SEC Filing.

(c) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including the related notes, where applicable) included or incorporated by reference in the Parent SEC Filings (collectively, the “Parent Financial Statements”) have been prepared from, and are in accordance with, the books and records of Parent, fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject to, in the case of any unaudited interim financial statements, year-end audit adjustments that are normal in nature and amount).

(d) There are no material liabilities or obligations of Parent or Purchaser of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case that would be required to be disclosed in a balance sheet prepared in accordance with GAAP, other than: (A) liabilities or obligations disclosed in the Parent SEC Filings; or (B) liabilities or obligations incurred in the ordinary course of business in a manner that is consistent with past practice since the Balance Sheet Date.

(e) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that are reasonably designed to ensure that material information required to be disclosed by Parent in the reports and other documents that it files or furnishes pursuant to the Exchange Act is made known to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding such required disclosures. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) Since December 31, 2024, Parent has timely filed all certifications and statements required by Rule 13a-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE with respect to the Parent SEC Filings, and the statements contained in any such certifications are complete and correct as of the date of this Agreement as though made as of the date of this Agreement. As used in this Section 5.06, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

Section 5.07 Compliance With Laws and Court Orders. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent:

(a) Parent is in material compliance with all applicable Laws;

(b) there is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Parent that in any manner seeks to prevent, enjoin, alter or materially delay the Transactions contemplated hereby;

(c) to Purchaser’s Knowledge, there are no investigations, charges or proceedings that would reasonably be expected to impede the business of the Group Entities following the Closing or that in any manner seeks to prevent, enjoin, alter or materially delay the Transactions contemplated hereby; and

(d) neither Purchaser nor any Person “associated with” (as defined in the Investment Advisers Act) Purchaser that will become a Person “associated with” any Group Entity is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as a Person “associated with” an investment adviser, or subject to disqualification under Rule 206(4)-3 under the Investment Advisers Act.

(e) Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Authority that currently restricts in any material respect the conduct of its business (or to Parent’s Knowledge that, upon consummation of the Transaction, would restrict in any material respect the conduct of the business of Parent or any of its Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, nor has Parent or any of its Subsidiaries been advised in writing or, to the Knowledge of Parent, verbally, by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

Section 5.08 Legal Actions; Section 15(f).

(a) There is no Action pending or, to the Knowledge of Purchaser, threatened against or involving Purchaser which questions the validity or legality of this Agreement or the Transactions or which seeks to prevent the Transactions or otherwise would or would reasonably be expected to, individually or in the aggregate, have an adverse effect on the ability of the Purchaser to perform its obligations hereunder or under the Ancillary Agreements or this Agreement, or otherwise consummate the Transaction.

(b) Neither Purchaser nor any of its Affiliates has any express or implied understanding or agreement which would impose an unfair burden on that would preclude satisfaction of the safe harbor provided by Section 15(f) of the Investment Company Act as a result of the Transactions.

Section 5.09 Financial Capacity. At the Closing, Purchaser will have sufficient available and unencumbered funds to enable Purchaser to consummate the Transactions.

Section 5.10 Investment Representation. Purchaser is acquiring the Interests for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of any federal or state securities Laws. Purchaser acknowledges that it is informed as to the risks of the Transactions and of ownership of the Interests. Purchaser acknowledges that the Interests have not been registered under the Securities Act, or any state or foreign securities Laws and that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Interests is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

Section 5.11 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

Section 5.12 No Other Representations or Warranties.

(a) Except for the representations and warranties expressly contained in this Agreement or the Ancillary Agreements executed by Purchaser, neither Purchaser nor any other Person acting on behalf of Purchaser makes any representation or warranty, express or implied, at law or in equity.

(b) Without limiting the generality of the foregoing, except for the representations and warranties expressly contained in this Agreement or the Ancillary Agreements executed by Purchaser, the Purchaser disclaims responsibility for any representations or warranties in the materials relating to the Purchaser made available to the Group Entities, including due diligence materials, or in any presentation of the Purchaser by any member of the management of the Purchaser or others in connection with the Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or under any Ancillary Agreement. None of the provisions set forth in this Article V shall apply to limit any Person’s liability arising out of Fraud in connection with the making of the representations and warranties of such Person in this Agreement.

Article VI

COVENANTS

Section 6.01 Conduct of the Business Pending the Closing.

(a) During the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, except as required by applicable Law, as required or expressly permitted by the terms of this Agreement (including, for the avoidance of doubt, any of the following matters necessary to effect the Pre-Closing Restructuring or obtain the SBA Approval) or as described in Section 6.01(a) of the Sellers Disclosure Schedule, unless Purchaser otherwise consents in writing (such consent not to be unreasonably withheld, delayed, or conditioned), (x) the Sellers shall cause the Group Entities to conduct their respective businesses in the ordinary course of business consistent with past practice and, to the extent consistent therewith, shall and shall cause the Group Entities to preserve their business organizations intact and maintain their assets, properties, goodwill and relationships with their customers, limited partners, vendors, key employees, material business relations and Governmental Authorities (provided, however, that no action by Sellers or any of their applicable Affiliates with respect to matters specifically addressed by subsection (y) of this Section 6.01(a) shall be deemed a breach of this subsection (x) unless such action would constitute a breach of subsection (y) of this Section 6.01(a)), and (y) except as necessary to effect the Pre-Closing Restructuring or obtain the SBA Approval, the Sellers shall cause the Group Entities not to:

(i) form any new Fund or form any Subsidiary of any Group Entity;

(ii) sell, issue, grant, deliver or authorize the sale, issuance, delivery or grant of: (A) any Equity Interests; or (B) any instrument convertible into or exchangeable for any Equity Interests;

(iii) effect or become a party to any merger, consolidation, share exchange, business combination, asset sale, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction involving a Group Entity, or otherwise transfer, sell or dispose of assets or properties of the Group Entities, other than transfers, sales or dispositions of obsolete, broken or unsalable equipment in the ordinary course of business consistent with past practice;

(iv) terminate, amend, or waive any material right under, any Management Contract or Governing Document of a Group Entity, BDC or Fund (including, for the avoidance of doubt (but subject to the Pre-Closing Restructuring), amending or modifying the vesting schedule of any interests that entitle the holder to performance fees, carried interest, transaction fees, accounts receivable or other similar fees or revenue streams in respect of the Funds), in each case except for the waivers set forth on Schedule Section 6.01(a)(iv);

(v) incur any Indebtedness, or authorize or make any capital expenditure not paid for prior to the Closing, except in the ordinary course of business consistent with past practice and that, when added to all other such capital expenditures made by the Company since the date of this Agreement, exceeds $200,000 individually or $500,000 in the aggregate;

(vi) other than in the ordinary course of business, amend or waive in any material respect, or terminate, a Material Contract, or amend or waive in any material respect that would be adverse to the Company, or terminate, a Fund Document, or enter into any Contract that, had such Contract been in effect on the date hereof, would constitute a Material Contract or Fund Document;

(vii) acquire or agree to acquire, in any manner, including merger, consolidation, or purchase of equity interests or assets, any business of any Person or business organization or division thereof;

(viii) enter into any Contract with any Related Party of any Group Entity;

(ix) hire, engage, promote or terminate (other than for “cause”) any employee, officer, director or service provider with an annual base compensation in excess of $100,000;

(x) implement or announce any reductions-in-force or employee layoffs;

(xi) (A) negotiate, modify, extend, terminate, or enter into Labor Agreement, or (B) recognize or certify any labor union, works council, or other labor organization as the bargaining representative for any employees of any Group Entity;

(xii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor of any Group Entity;

(xiii) except as required under the terms of any Plan in effect as of the date hereof and set forth on Section 4.13(a) of the Sellers Disclosure Schedule or as otherwise required by applicable Law, (A) establish, adopt, amend or terminate any Plan or any other benefit or compensation plan, policy, program, contract agreement or arrangement that would be a Plan if in effect on the date hereof, (B) increase or accelerate or commit to accelerate the funding, payment or vesting of the compensation or benefits provided to any of the current or former employee, officer, director or other service provider of any member of the Group Entities, including under any Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement, or (C) grant or announce any cash or equity or equity-based incentive awards, phantom equity, bonus, retention, change in control, transaction, severance or similar compensation to any of the current or former employees, officers, directors or other service providers of any member of the Group Entities (or any of their respective dependents or beneficiaries);

(xiv) settle or compromise any material Action in respect of the Company or its Affiliates;

(xv) make any changes in its methods, principles, practices or policies of financial accounting, except as required to be implemented during such period under any change in applicable Law or GAAP;

(xvi) conduct billing and cash management customs and practices (including the collection of receivables and payment of payables) other than in the ordinary course of business consistent with past practice;

(xvii) accelerate the accrual, recognition or payment of any management fees, performance fees, incentive fees, transaction fees, accounts receivable or other similar fees of revenue streams including in a manner such that such fees or revenue streams that would have been paid in the ordinary course following the Closing are instead paid prior to the Closing or delay the payment of any fees, note, account payable or other Indebtedness beyond its due date or the date when such payment would have been paid in the ordinary course of business;

(xviii) make material changes to any compliance policies adopted under the Advisers Act;

(xix) make, change or rescind any entity classification or other material Tax election, adopt or change any accounting method, enter into any closing agreement related to Taxes, settle any Tax Claim, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, fail to pay any Taxes that become due and payable, or amend any income or other material Tax Return;

(xx) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xxi) loan or advance any money or other property to any current or former employee, officer, director or other individual service provider of any member of the Group Entities;

(xxii) (i) sell, assign, transfer, abandon, permit to lapse or expire, license, subject to any Lien (other than a Permitted Lien), or otherwise dispose of any Intellectual Property (other than the lapse or expiration of registered patents, trademarks, or copyrights at the end of its maximum applicable statutory term) or (ii) disclose any Confidential Information or Trade Secret to any Person (other than to Purchaser and its Affiliates and other than in the ordinary course of business in circumstances in which it has imposed reasonable and customary written non-disclosure, confidentiality, and non-use restrictions preserving all rights of the Group Entities); or

(xxiii) agree in writing or otherwise to take any of the foregoing actions prohibited by this Section 6.01(a).

(b) Purchaser acknowledges and agrees that (A) nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of any Group Entity prior to the Effective Time, (B) prior to the Effective Time, the Group Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations, and (C) notwithstanding anything to the contrary set forth in this Agreement, no consent of Purchaser shall be required with respect to any matter set forth in this Section 6.01 or elsewhere in this Agreement to the extent the requirement of such consent would violate any Law.

Section 6.02 Access to Information.

(a) During the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII and subject to applicable Laws, Purchaser shall be entitled, through its Representatives, to have such access to the properties, businesses and operations of the Group Entities and such examination of the books and records of the Group Entities, as Purchaser reasonably requests in connection with Purchaser’s efforts to consummate the Transactions. All such requests for access and information shall be in writing and directed to the Sellers or such Person or Persons as may be designated by the Sellers. Any such access and examination shall be conducted on reasonable advance written notice, during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Sellers, respectively, shall use their commercially reasonable efforts to cause the officers, employees, consultants, agents, accountants, attorneys and other Representatives of the Group Entities to reasonably cooperate with Purchaser and Purchaser’s Representatives in connection with such access and examination, and Purchaser and its Representatives shall reasonably cooperate with the Group Entities and their respective officers, employees, consultants, agents, accountants, attorneys and other Representatives and shall use their commercially reasonable efforts to minimize any disruption to the business. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would (i) unreasonably disrupt the operations of any Group Entity or (ii) would reasonably be likely to cause any Group Entity to lose the benefit of attorney-client privilege or conflict with any confidentiality obligations to which any Group Entity is bound, in each case with respect to information to be disclosed; provided, however, that the Sellers shall request, but shall not be required to obtain, a waiver of any such confidentiality obligations upon Purchaser’s reasonable prior written request; and provided, further, that the Sellers shall use commercially reasonable efforts to seek alternative means to disclose such information as nearly as possible without affecting attorney-client privilege or conflicting with such confidentiality obligations.

Section 6.03 Reasonable Best Efforts; Governmental Authorizations.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Purchaser and the Sellers shall, and shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to fulfill all conditions to Closing applicable to such Party pursuant to this Agreement and to consummate and make effective the Transactions as provided herein, including executing and delivering any additional agreements, documents or instruments reasonably necessary, proper or advisable to consummate the Transactions and to fully carry out the purposes of this Agreement. In furtherance of and without limiting the foregoing, each of Purchaser and the Sellers shall consult with one another with respect to the making of any registrations, Filings and notices with Governmental Authorities required to consummate the Transactions as promptly as practicable after the date hereof and the obtaining of all consents, authorizations and approvals of Governmental Authorities necessary, proper or advisable to consummate the Transactions, and each of Purchaser and the Sellers shall keep the others reasonably apprised on a prompt basis of the status of matters relating to such consents, authorizations and approvals. Purchaser and the Sellers shall have the right to review in advance and, to the extent practicable, and subject to any restrictions under applicable Law, each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority in connection with the Transactions and each agrees to in good faith consider comments of the other thereon. Purchaser and the Sellers shall promptly furnish to each other copies of all such Filings and written materials after their filing or submission, in each case subject to applicable Laws. Subject to applicable Laws, Purchaser and the Sellers shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent, authorization or approval is required to consummate the Transactions, including promptly furnishing each other copies of any written or electronic communication, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent, authorization or approval will not be obtained or that the receipt of any such consent, authorization or approval will be materially delayed or conditioned. Notwithstanding the foregoing, no Party shall be obligated to provide Personal Information to another Party.

(b) Without limitation of the foregoing Section 6.03(a), as promptly as practicable after the date hereof if and to the extent required under the HSR Act, Purchaser and Sellers shall prepare and file all documents and notifications with the U.S. Federal Trade Commission and the U.S. Department of Justice as are required to comply with the HSR Act. Each of Purchaser and the Sellers shall, and shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all reasonable things reasonably necessary, proper or advisable to fulfill all conditions to Closing applicable to such Party pursuant to this Agreement and to consummate and make effective the Transactions as provided herein, including executing and delivering any additional agreements, documents or instruments reasonably necessary, proper or advisable to consummate the Transactions and to fully carry out the purposes of this Agreement.

(c) Without limitation of the foregoing Section 6.03(a):

(i) As promptly as practicable after the date hereof, Sellers shall use their commercially reasonable efforts to obtain (A) the approval by the Public BDC Board, including by at least a majority of the Public BDC Board members who are not “interested persons” (as defined in the Investment Company Act) of the Public BDC, of a new Management Contract between the Public BDC and the Company in the form set forth in Exhibit E-1 attached hereto, and (B) the approval by the Private BDC Board, including by at least a majority of the Private BDC Board members who are not “interested persons” (as defined in the Investment Company Act) of the Private BDC, of a new Management Contract between the Private BDC and Private BDC Advisor (Private BDC Advisor and the Company, together, the “BDC Management Companies”) in the form set forth in Exhibit E-2 attached hereto, in each case in accordance with Section 15(c) of the Investment Company Act and, subject to receipt of the requisite Consents by BDC shareholders, to be effective as of the Effective Time (the contracts described in clauses (A) and (B), the “New Management Contracts”). The New Management Contracts shall contain terms, taken as a whole, that are substantially similar to the terms of the BDC’s existing Management Contracts, with the exception of their effective and termination dates, or as required in connection with obtaining the SBA Approval. In connection with the foregoing, Purchaser agrees to provide all materials and information reasonably requested by the BDC Boards and to otherwise cooperate with the BDC Boards in connection with their review and approval process in accordance with Section 15(c) of the Investment Company Act.

(ii) Following approval of the New Management Contracts by the BDC Boards, Sellers shall use their respective commercially reasonable efforts to cause, as promptly as reasonably practicable, the BDCs to solicit the approval of their respective shareholders, pursuant to the provisions of Section 15 of the Investment Company Act applicable thereto, of the New Management Contracts. Without limiting the foregoing, subject in each case to the requirements of applicable Law and the fiduciary duties of the BDC Management Companies and the BDC Boards, Sellers and the BDC Management Companies will use their respective commercially reasonable efforts to:

(A) request, as promptly as practicable following the approval of the New Management Contracts by the BDC Boards, each BDC Board to call a meeting of the relevant BDC’s shareholders to be held as promptly as reasonably practicable for the purpose of voting upon a proposal to approve (in the requisite manner) the relevant New Management Contract;

(B) prepare and file (or to cause to be prepared and filed) with the SEC and all other applicable Governmental Authorities, as promptly as reasonably practicable following receipt of the approval and recommendation of the New Management Contracts, all proxy solicitation materials required to be distributed to the shareholders of the BDCs with respect to the actions recommended for shareholder approval by the BDC Boards (collectively, the “Proxy Statements”) and to mail (or to cause to be mailed) to the relevant BDC shareholders such Proxy Statements as promptly as reasonably practicable after clearance thereof by the SEC (if applicable); and

(C) request the BDC Boards to submit, as promptly as practicable following the mailing of the Proxy Statements, to the shareholders of the relevant BDCs for a vote at a shareholders’ meeting the proposal described in clause (ii)(A) above.

(D) In connection with such Proxy Statements, Purchaser shall have the right to review in advance of the filing of any preliminary or definitive Proxy Statement (and any amendment or supplement thereto) to be furnished to the shareholders of the BDCs and to comment on Proxy Statements, which comments shall be considered in good faith by the Sellers, and Sellers agree that they will not file any such Proxy Statements with the SEC or mail such Proxy Statements to its shareholders without the prior consent of Purchaser (such consent not to be unreasonably withheld). Sellers agree that, except to the extent information relates to Purchaser and its Affiliates, including information provided by Purchaser or its Affiliates, none of the information in any such Proxy Statements, at the time the relevant Proxy Statement is mailed or otherwise delivered to the shareholders of the BDCs, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(E) In connection with such Proxy Statements, Purchaser shall provide such information to Sellers and/or the BDCs as is reasonably requested by either of them and is necessary to satisfy the requirements of applicable Law regarding Purchaser, the New Management Contract and related matters (the “Purchaser Information”), and Purchaser and Sellers shall thereafter cooperate in finalizing the presentation of such information for inclusion in the Proxy Statements (and any amendment or supplement thereto) to be furnished to the shareholders of the BDCs. Purchaser agrees that the Purchaser Information, at the time such Proxy Statements are mailed or otherwise delivered to the shareholders of the BDCs, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(F) If, at any time prior to the Closing, any information is discovered by a Party that should be set forth in an amendment or supplement to a Proxy Statement, so that the relevant Proxy Statement would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable law, disseminated to relevant BDC’s stockholders; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by either Party hereunder or otherwise affect the remedies available hereunder to either Party.

(iii) In the event that the approval by the shareholders of a BDC of the applicable New Management Contract described in this Section 6.03(c) is not obtained prior to the Closing, the BDC Management Company may request, and, upon Purchaser’s request prior to the Closing, Purchaser shall, and shall cause the applicable BDC Management Company to, use its commercially reasonable efforts to request, the BDC Board of each BDC to approve, in conformity with Rule 15a-4 under the Investment Company Act, an interim Management Contract, to be effective immediately following the Closing, for each BDC with the applicable BDC Management Company containing the same terms (other than its effective and termination dates) as the existing applicable Management Contract with each such BDC (except for changes thereto to the extent necessary to comply with Rule 15a-4). In the event that the provisions of Rule 15a-4 under the Investment Company Act are utilized, the BDC Management Company and Purchaser shall use commercially reasonable efforts to obtain the required BDC shareholder approval as promptly as practicable following the Closing Date (and in any event prior to the expiration of such interim contracts).

(iv) The Parties hereto agree that a BDC shall be deemed to have consented for all purposes under this Agreement to the Transactions contemplated hereby and the continued management of such BDC by the applicable BDC Management Company, as applicable, following the Closing if a New Management Contract for such BDC has been approved by the BDC Board thereof and shareholders of such BDC in the manner contemplated by this Section 6.03, unless at any time prior to the Closing the respective BDC Board notifies the Company in writing that such BDC has terminated its Management Contract prior to or following the Closing (and such notice is not withdrawn).

(v) Promptly following the date hereof, Sellers shall, in coordination with Parent and subject to the other applicable terms contained in this Section 6.03, (i) inform the SBA of the contemplated Transactions, (ii) seek the SBA’s guidance regarding the continued effectiveness of the SBIC licenses held by the BDCs or the SBIC Subsidiaries, and (iii) take such actions and, in accordance with SBA regulations and guidelines, make such Filings, as may be reasonably necessary to obtain the SBA’s approval of the Transactions and the continued effectiveness of the SBIC licenses held by the Company or the SBIC Subsidiaries (the “SBA Approval”).

(d) Notwithstanding anything to the contrary contained in this Agreement, in no event shall a Party or any of its Affiliates be required by a Governmental Authority to agree to take, or enter into any action, which action is not conditioned upon the Closing.

Section 6.04 Publicity and Branding; Post-Closing Systems.

(a) As promptly as reasonably practicable following the execution of this Agreement, (i) the Purchaser and the Company shall issue a joint press release to be mutually agreed upon by Purchaser and the Sellers, announcing the execution of this Agreement. Except as contemplated by the preceding sentence or as a Party reasonably believes is necessary to comply with applicable Law or applicable securities exchange rules, each of the Parties hereby agree, and agree to cause their respective Affiliates and such Party’s and its Affiliates’ respective officers, directors, employees, agents and advisors (including accountants, lenders, counsel and investment bankers), not to issue any press release or other similar public announcement or communication divulging the existence of this Agreement or the Transactions without the prior written consent of Purchaser and the Sellers. Subject to the other terms of this Agreement, this Section 6.04 shall not prohibit any Party from (i) communicating on a confidential basis with a Governmental Authority or third parties to the extent necessary for the purpose of seeking any Governmental Authority or third-party consent (including the Client Consents) in accordance with this Agreement, (ii) making any statement to or filing with any Governmental Authority that any Party reasonably believes is necessary to comply with applicable Law or NYSE rules or regulations or (iii) making any announcement to their respective employees to the extent that such Party determines in good faith that such announcement is necessary or advisable; provided, that the Sellers and the Company shall consult with the Purchaser as to the content and timing of such announcement to its employees. Notwithstanding anything to the contrary contained herein, neither the Non-Disclosure Agreements nor this Section 6.04 shall restrict disclosures of information made by or on behalf of any Party or their respective Affiliates or successors, on the one hand, to their respective direct and indirect Affiliates, limited partners, prospective limited partners and investors, counsel, accountants, consultants and other advisors, on the other hand (so long as, in each case, such disclosure is made on a confidential basis and has a valid business purpose, including in connection with fundraising and reporting activities).

(b) If (and only if) required by applicable Law (as reasonably determined by Parent), Parent may prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the Transactions contemplated by this Agreement pursuant to Form 8-K (the “Signing Form 8-K”); provided, however, that the foregoing and Section 6.04(a) shall not prohibit Parent from filing a Current Report on Form 8-K solely for purposes of filing or furnishing, as applicable, the press release described in Section 6.04(a). Parent shall provide the Sellers with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith.

(c) Purchaser, the Sellers and the Company shall also use their respective commercially reasonable efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the Transactions contemplated by this Agreement.

(d) Each Seller shall, and shall cause its Affiliates to, as soon as practicable and in any event no later than thirty (30) days after the Closing Date, change its name such that it does not include, and thereafter cease all use of (and not use, apply to register, or register (including in any domain name or social media account or handle)), “Stellus” or any variations or derivatives thereof, or any words or names confusingly similar thereto.

(e) Following the Closing, each Principal shall cooperate with Purchaser and its Affiliates with respect to the adoption and implementation of systems required by Parent for key operating functions of the Company, including but not limited to, data protection, compliance, accounting planning and budgeting, payroll, benefits and human resources, limited partner data tracking, information technology and cybersecurity infrastructure.

Section 6.05 Employment and Employee Benefits.

(a) For a period of one (1) year following the Effective Time (or, if earlier, the date of such Continuing Employee’s termination) (the “Continuation Period”), Purchaser shall cause its Subsidiaries to provide, each Company Employee who is employed by any Group Entity immediately prior to the Effective Time and remains employed immediately following the Effective Time (each, a “Continuing Employee”) with (i) an annual base salary or hourly wage rate that is no less than that provided to such Continuing Employee immediately prior to the Effective Time, and (ii) a target annual cash bonus opportunity (excluding any long-term incentive or equity or equity-based opportunities) that is no less than that provided to such Continuing

Employee immediately prior to the Effective Time (subject to the same exclusions). In addition, during the Continuation Period, with respect to defined contribution 401(k) retirement plan and health and welfare benefits (excluding, for the avoidance of doubt, any equity or equity-based, nonqualified deferred compensation, retention, incentive, bonus, change in control or transaction compensation or arrangements or defined pension benefits or retiree health or welfare benefits (collectively, the “Excluded Benefits”)), the Purchaser will provide benefits (other than the Excluded Benefits) to the Continuing Employees that are substantially comparable in the aggregate to those that are generally made available to similarly situated employees of Purchaser and its Subsidiaries.

(b) With respect to the employee benefit plans of Purchaser and its Subsidiaries in which Continuing Employees are eligible to participate following the Effective Time (the “New Benefit Plans”), for purposes of determining eligibility to participate, level of paid time off, and vesting of defined contribution retirement benefits (but not benefit accrual), each Continuing Employee’s service with any Group Entity (as well as service with any predecessor employer of any Group Entity, to the extent service with the predecessor employer was recognized by such Group Entity) prior to the Effective Time shall be treated as service with Purchaser or its Subsidiaries, to the same extent and for the same purpose as recognized by any Group Entity as of the Effective Time; provided that no such crediting of service shall (i) result in any duplication of benefits for the same period of service or (ii) apply for purposes of benefit accrual under any New Benefit Plan that is a defined benefit pension or retiree medical plan.

(c) For the plan year in which the Effective Time occurs, Purchaser shall cause its Subsidiaries to use commercially reasonable efforts, to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any New Benefit Plan that is a group health benefit plan in which Continuing Employees (and their eligible dependents) are eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Plan immediately prior to the Effective Time. With respect to such New Benefit Plans that are group health benefit plans, Purchaser shall cause its Subsidiaries to use commercially reasonable efforts, to recognize the dollar amount of all co-payments, deductibles and similar expenses paid or incurred by each Continuing Employee (and their eligible dependents) and credited to such person under a Plan that is a group health benefit plan prior to the Effective Time during the plan year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the comparable New Benefit Plan that is a group health benefit plan in which such Continuing Employee (and their eligible dependents) are eligible to participate during the plan year in which the Effective Time occurs.

(d) Prior to making any written or oral communications to the directors, officers or employees of any Group Entity pertaining to compensation or benefit matters that are affected by the Transactions, Sellers shall provide Purchaser with a copy of the intended communication, Purchaser shall have a reasonable period of time to review and comment on the communication, and Sellers shall consider any such comments in good faith.

(e) This Section 6.05 shall be binding upon and shall inure solely to the benefit of each of the Parties and nothing in this Section 6.05 or any other provision of this Agreement or any other related Contract, express or implied (i) shall be construed to establish, terminate, amend, or modify any Plan or any other benefit or compensation plan, program, agreement, or arrangement, (ii) shall alter or limit the ability of Purchaser or any of its Subsidiaries to amend, modify or terminate any Plan or any other benefit or compensation plan, program, agreement or arrangement, (iii) shall prevent Purchaser or any of its Subsidiaries, after the Effective Time, from terminating the employment of any Continuing Employee or (iv) is intended to or shall confer upon any Company Employee or any other Person any third-party beneficiary rights or remedies under this Agreement or any other right to employment or continued employment or service for any period of time by reason of this Agreement or any other related agreement, or any right to a particular term or condition of employment.

(f) To the extent necessary, prior to the Closing, the Company shall use its commercially reasonable efforts to obtain, from each individual who has a right (whether or not contingent) to any payments and/or benefits as a result of or in connection with the Transactions contemplated by this Agreement that, individually or in the aggregate, could be deemed to constitute “parachute payments” within the meaning of Section 280G of the Code, a waiver of such portion of such payments and/or benefits so that none of the remaining payments and/or benefits applicable to such individual could be “excess parachute payments” (such waived portion, the “Waived 280G Benefits”). Promptly following the execution of such waivers, and in all events prior to the Closing, the Company shall solicit the approval of the requisite stockholders of any Waived 280G Benefits to the extent and in the manner required under Section 280G(b)(5)(B) of the Code. Prior to soliciting such waivers and approvals and at least ten (10) days prior to the Closing Date, the Company shall provide drafts of such waivers and such stockholder approval materials (together with the calculations and supporting documentation) to Purchaser for Purchaser’s review, comment and approval. To the extent that any of the Waived 280G Benefits are not approved by the requisite stockholders as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Company shall deliver to Purchaser evidence that a vote of the requisite stockholders was solicited in accordance with the foregoing provisions of this Section 6.05(f) and that either (i) the requisite number of votes were obtained with respect to the Waived 280G Benefits (the “280G Approval”), or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

Section 6.06 Tax Matters.

(a) Tax Return Preparation.

(i) The Sellers shall prepare and file, or cause to be prepared and filed, at the sole cost and expense of the Sellers, any Flow-Through Income Tax Returns of the Group Entities for any taxable period ending on or before the Closing Date, including, for the avoidance of doubt, such Tax Returns that are required to be filed on or after the Closing Date, and such Tax Returns shall be prepared and filed in a manner consistent with the most recent past practice of the Group Entities, unless otherwise required by applicable Tax Law at a “more likely than not” or higher level of confidence. Not later than thirty (30) days prior to the due date (taking into account all extensions properly obtained for filing such Tax Returns), the Sellers shall provide Purchaser with a copy of the draft of each such Tax Return for Purchaser to review and timely provide comments to such Tax

Return, and the Sellers shall incorporate any comments timely provided by Purchaser, to the extent such comments are reasonable.

(ii) Except for Tax Returns filed under clause (i), Purchaser shall prepare and file, or cause to be prepared and filed, all other Tax Returns of each of the Group Entities that are required to be filed by the Group Entities after the Closing Date. With respect to any Flow-Through Income Tax Returns of a Group Entity for a Straddle Period, such Tax Returns shall be prepared and filed in a manner consistent with the most recent past practice of the Group Entities, unless otherwise required by applicable Tax Law at a “more likely than not” or higher level of confidence. Not later than thirty (30) days prior to the due date (taking into account all extensions properly obtained for filing such Tax Returns), Purchaser shall provide the Sellers with a copy of the draft of each such Tax Return for the Sellers to review and timely provide comments to such Tax Return, and Purchaser shall incorporate any comments provided timely and jointly by the Sellers, to the extent such comments relate to the Pre-Closing Tax Period of such Straddle period and are reasonable.

(iii) Purchaser shall not amend any Tax Return filed under clause (i) or (ii), (to the extent related to the Pre-Closing Tax Period of the Straddle Period) without Sellers’ prior written consent.

(b) Refunds and Related Items. The amount of any refunds (or, to the extent applied against a Tax liability of a Post-Closing Tax Period, credits) of Taxes of any Group Entity for any Pre-Closing Tax Period (except to the extent included in the Tax Liability Amount, and net of any associated costs or expenses, including any Taxes, borne by Purchaser and its Affiliates) shall be for the account of the Sellers. The amount of any such refunds or credits for any Straddle Period shall be equitably apportioned between the Sellers and Purchaser. Purchaser shall, and shall cause its Affiliates to, pay over any refunds or credits (net of any such costs or expenses) that are for the account of the Sellers within ten (10) days after such amounts are received or applied against a Tax liability for a Post-Closing Tax Period, as the case may be.

(c) Tax Contests.

(i) Purchaser shall notify the Sellers within fifteen (15) days of either its receipt of any notice of any U.S. or non-U.S. federal, state or local audits, examinations, investigations or other proceedings relating to Taxes or Tax Returns of the Company for Pre-Closing Tax Periods (any such proceedings, a “Tax Claim”); provided, that the failure of the Purchaser to give such notice shall not release, waive or otherwise affect the Sellers’ obligations with respect to this Agreement except to the extent that the Sellers are actually and materially prejudiced as a result of such failure. The Sellers shall have the right to control any such Tax Claim and to employ counsel of its choice; provided, however, that (i) Sellers shall keep Purchaser informed with respect to any such Tax Claim, including by forwarding copies of all written correspondence with the applicable Taxing Authority and their counsel, (ii) Purchaser shall have the right to participate in any such Tax Claim, at Purchaser’s own expense, and (iii) the Sellers’ shall not settle, abandon or otherwise terminate any such Tax Claim without Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. The Parties each agree to consult with and to keep the other parties hereto informed on a regular basis regarding the status of any Tax Claim to the extent that such Tax Claim could affect a liability of such other Parties.

(ii) Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that (i) the Group Entities that have been or are treated as partnerships for tax purposes, shall, unless otherwise agreed in writing by the Purchaser, make a valid “push out” election under Section 6226 of the Code (or any similar state or local law) to the extent such election is available with respect to any audit or other proceeding related to a Pre-Closing Tax Period and (ii) the Sellers shall cooperate with Purchaser to replace any “partnership representative” as defined in Section 6223(a) of the Code or “designated individual” as defined in Treasury Regulations Section 301.6223-1(b)(3)(ii) of the Company or any of its Subsidiaries for any Pre-Closing Tax Period with a “partnership representative” or “designated individual” designated by Purchaser. To the extent the provisions of this Section 6.06(c) are inconsistent with any term of any agreement governing the Company with respect to the designation, appointment or duties of the “partnership representative” or “designated individual,” the provisions of this Section 6.06(c) shall control.

(iii) The provisions of this Section 6.06(c) shall govern any Tax Claims.

(d) Transfer Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the Transactions (“Transfer Taxes”) and any reasonable costs and expenses associated therewith shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser. The Person with the legal responsibility for such Transfer Tax shall file any Tax Returns with respect to such Transfer Taxes and pay such Transfer Taxes within the time period prescribed by Law. Purchaser, the Company and the Sellers shall cooperate regarding the filing of any Tax Returns with respect to the Taxes that are the subject of this Section 6.06(d).

(e) Tax Cooperation. For a period of seven (7) years after the Closing, Purchaser, the Group Entities, and the Sellers shall reasonably cooperate in connection with the filing of any Tax Return and in preparing for and conducting any audits of, or disputes with Taxing Authorities regarding, any Tax Returns (including through the provision of notice of any Tax Claims or other developments with respect thereto), and shall provide such information as reasonably necessary for such audits, disputes or the filing of all Tax Returns, subject to the provisions of Section 6.06(c). The Group Entities and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Group Entities relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Purchaser so requests, the Group Entities or Sellers, as the case may be, shall allow the Purchaser to take possession of such books and records. Purchaser and Sellers further agree, upon request, to reasonably endeavor to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transactions contemplated hereby).

(f) Tax Treatment.

(i) The Purchaser and the Sellers acknowledge that the Purchaser’s acquisition of the Interests shall be treated for U.S. federal income Tax purposes (and applicable state and local income Tax purposes, to the extent permitted by applicable Law) as an “assets over” partnership merger of the Company into Purchaser subject to Treasury Regulations Section 1.708-1(c) in which Purchaser continues as the “resulting partnership” and the Company is considered terminated.

(ii) For all U.S. federal, state and local income Tax purposes, the Parties agree to treat the Cash Consideration as purchase price for the Interests.

(iii) No Party shall take (or cause its respective Affiliates not to take) any position inconsistent with such treatment on any Tax Return, in any audit or proceeding before any Taxing Authority, in any report made for Tax purposes, or otherwise, unless required to do so by a final “determination” (within the meaning of Section 1313 of the Code or corresponding provision of applicable state or local Law).

(g) 754 Election. The Company shall make or maintain an effective election under Section 754 of the Code for the taxable year of the Company that includes the Closing Date. The parties hereto further agree that it is intended that with respect to Tax periods ending on, or including, the Closing Date, income, gain, loss, credit, and deductions shall be allocated, to the extent permitted by law, based on an interim closing of the books under Section 706 of the Code on the end of the day on the Closing Date.

(h) Purchase Price Allocation. The consideration for the Interests for U.S. federal income tax purposes, including the Final Cash Consideration and liabilities of the Group Entities (as reflected on the balance sheet at Closing, except as otherwise required by applicable Law) (collectively, the “Total Tax Consideration”) shall be allocated by Purchaser among the assets of the Group Entities in accordance with Sections 751, 755 and 1060 of the Code and applicable Treasury Regulations as set forth in Section 6.06(h) of the Sellers Disclosure Schedule (such statement, the “Allocation Statement”), and Purchaser shall deliver such draft Allocation Statement to the Sellers for review and comment within ninety (90) days after the final determination of the Final Cash Consideration in accordance with Section 2.06. The Allocation Statement shall be prepared in accordance with Section 6.06(h) of the Sellers Disclosure Schedule. Within thirty (30) days of receipt, the Sellers shall submit any comments and suggested changes with respect to the Allocation Statement, which Purchaser shall consider in good faith. If the Sellers do not so notify the Purchaser of a disagreement, the Allocation Statement shall be final and binding on all parties. If the Sellers notify the Purchaser in writing of any disagreement with respect thereto, the Sellers and Purchaser shall negotiate in good faith to resolve such dispute, and following any resolution the revised Allocation Statement shall become final and binding on all parties. If the Sellers and Purchaser cannot resolve any dispute within fifteen (15) days, the dispute shall be referred for resolution in accordance with the procedures of Section 2.05(b), which shall apply in respect of such dispute mutatis mutandis. The Parties agree to report (and cause their Affiliates to report) the Transactions contemplated by this Agreement consistently with the final and binding Allocation Statement, for all Tax purposes, unless otherwise required by a final

“determination” (within the meaning of Section 1313 of the Code or corresponding provision of applicable state or local Law).

(i) Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the portion of any Taxes imposed on or with respect to any Group Entity for the Straddle Period, (1) the amount of any Taxes based upon income, gross receipts, payroll, occupancy or imposed in connection with any sale or transfer of property, shall be determined on an interim closing of the books of each Group Entity as if the relevant taxable period ended as of the close of business on the Closing Date (and for such purpose, the taxable period of any Group Entity or entity owned, directly or indirectly, by any Group Entity that is a partnership or other pass-through entity or “controlled foreign corporation” shall be deemed to terminate at such time) and (2) the amount of any other Taxes shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

(j) Post-Closing Tax Acts. Without the prior written consent of Sellers (such consent not to be unreasonably withheld, conditioned or delayed), none of Purchaser, Purchaser’s Affiliates, or any Group Entity shall, unless otherwise required by applicable Law or provided in this Agreement: (1) enter into any closing agreement as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Income Tax Law) or initiate any voluntary disclosure agreement with any Taxing Authority, (2) settle any Tax Claim or assessment, (3) extend or waive the limitation period applicable to any Tax Claim or assessment, (4) surrender any right to claim a refund of Taxes, or (5) file or amend any Tax Return, in each case with respect to a Pre-Closing Tax Period, if such action would reasonably be expected to (i) relate to a Flow-Through Income Tax Return of a Group Entity and have the effect of increasing the Income Tax liability of any Seller, any direct or indirect owner of any Seller, or (ii) result in or increase and indemnity obligation under Section 6.06(k) the Company, in each case for any Pre-Closing Tax Period.

(k) Tax Indemnity.

(i) Effective as of and after the Closing Date and subject to Section 6.06(k)(ii), the Sellers shall, jointly and severally, pay or cause to be paid, and shall indemnify Purchaser and its Affiliates (collectively, the “Purchaser Tax Indemnified Parties”) and hold each Purchaser Tax Indemnified Party harmless from and against any Liability for, with respect to, related to, or incurred as a result Indemnified Taxes. Indemnified Taxes shall not include any Taxes (A) arising from actions taken by Purchaser on the Closing Date following the Closing that are outside of the ordinary course of business or not expressly provided for by this Agreement, other than any such actions taken that are taken on behalf or at the request of a Seller or any Affiliate thereof or (B) arising from any breach of Section 6.06(j). Notwithstanding anything to the contrary in this Agreement, the indemnity obligation under this Section 6.06(k) and the representations and warranties in Section 4.15 (Tax Matters) shall survive for a period of ninety (90) days after the end of the statute of limitations for the applicable Tax, provided that any indemnity obligation related to a Tax Claim for which notice is provided pursuant to Section 6.06(c)(i) shall survive until such Tax Claim is fully resolved.

(ii) The Sellers’ indemnity obligation to indemnify Purchaser and its Affiliates pursuant to Section 6.06(k)(i) shall not exceed 50% of the Equity Consideration and Final Cash Consideration actually received by Sellers plus the portion of the gross Earnout Payments actually received by Sellers.

(iii) Any indemnity payment pursuant to Section 6.06(k)(i) shall be treated as an adjustment to the Final Cash Consideration for tax purposes, to the extent permitted by applicable Law.

Section 6.07 Fund Approvals; Client Consents.

(a) To the extent not obtained as of the date of this Agreement, the Sellers shall, and shall cause each of the Group Entities to, use reasonable efforts to obtain, in accordance with any applicable Law, Management Contract or other Fund Document, all Transaction Consents with respect to Clients (excluding the BDCs, the approval process for which is set forth in Section 6.03), on no less favorable terms than those in effect as of the date of this Agreement, including by soliciting the consent from the Governing Body of each Fund (“Fund Client Consent”). In furtherance thereof, the Sellers shall send (x) a written notice to such Client (or such Client’s investors, as applicable), which shall be in form and substance reasonably satisfactory to Purchaser, informing such Client (or such Client’s investors, as applicable): (i) of the Transactions; (ii) of the intention to complete the Transactions, which will result in an assignment of such Management Contract under the Advisers Act; (iii) of the intention of Purchaser to continue to provide the applicable services pursuant to the existing Management Contract with such Client after the Closing; and (iv) requesting written consent to the assignment of such Management Contract; and (y) a written notice requesting written consent to certain amendments to and/or waivers of certain provisions of the governing documents of such Client, as contemplated in Section 6.07 of the Sellers Disclosure Schedule (which notice, for the avoidance of doubt, shall not constitute a Transaction Consent or a Fund Client Consent hereunder). Each Client Consent shall conform to the manner contemplated or required by the terms of such Management Contract, applicable Fund Documents (including, for the avoidance of doubt, any applicable provisions in any side letter (including those elected by way of most-favored nations terms) to the extent not otherwise waived) or applicable Law. The Parties agree that a Client shall be deemed to have so consented for all purposes under this Agreement and the Client Consent shall have been obtained if the consent has been obtained in the manner set forth in Section 6.07 of the Seller Disclosure Schedule and has not been withdrawn or superseded.

(b) In connection with obtaining the Client Consents and other actions required by this Section 6.07, prior to the Closing, Purchaser and the Sellers shall provide commercially reasonable cooperation to the other, and the Sellers shall keep Purchaser promptly informed of the status of obtaining such Client Consents and shall, upon Purchaser’s reasonable request, make available to Purchaser copies of all such executed Client Consents and the consents contemplated by Section 6.03(c), related materials and other records relating to the consent process.

(c) As promptly as practicable (and in any event no later than the time required under applicable Law) following the Effective Time, Purchaser shall cause the Company to file with the SEC amendments to the Form ADV of the Company, in form and substance reasonably acceptable to the Sellers, reflecting the Transaction and Purchaser shall give the Sellers a reasonable opportunity to comment on a draft thereof and to have its reasonable comments reflected therein and in compliance with all applicable Laws.

(d) All reasonable fees and expenses incurred in connection with obtaining the Fund Client Consents (including costs of counsel to the Purchaser and the Sellers) shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser.

Section 6.08 Confidentiality.

(a) From and after the date of this Agreement, each of the Parties shall, and shall cause its respective Affiliates and its and their Representatives to, keep, treat and hold confidential any and all confidential or proprietary information, knowledge and data of or pertaining to the other Parties or the Group Entities (collectively, the “Confidential Information”) and not disclose or provide access to Confidential Information to any third party, subject in each case to the remainder of this Section 6.08.

(b) Notwithstanding Section 6.08(a), Sellers or Purchaser may disclose Confidential Information to another Person (i) with the prior written consent of, respectively, Purchaser or the Sellers, (ii) to the extent required by any applicable Law, (iii) as required in connection with litigation, so long as the disclosing party uses commercially reasonable efforts to ensure that the party receiving such information treats the information in a confidential manner and in accordance with the terms hereof, (iv) to any Taxing Authority, (v) to its legal counsel, accountants, investment advisers, investment bankers, banks and their advisors who need to know such information for the purpose of assisting the disclosing party in their capacity as such so long as the disclosing party causes such persons to treat the information in a confidential manner and in accordance with the terms hereof (it being understood that the disclosing party shall be responsible for any breach of the terms of this Section 6.08 by such persons) or (vi) to the extent specifically contemplated by this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, in the event that any Party intends to disclose information pursuant to clause (ii), (iii) or (iv) above, such Party shall, or shall cause its representative to, to the extent reasonably practicable and permitted by applicable Law, (x) provide Purchaser or the Sellers, as the case may be, with reasonable written notice of such requirement sufficiently in advance of disclosing such information so that Purchaser or the Sellers, as applicable, may seek a protective order or other remedy, (y) in the event that such protective order or other remedy is not obtained, furnish only that portion of such Confidential Information that is legally required to be provided and exercise commercially reasonable efforts to obtain assurances that confidential treatment will be afforded to such Confidential Information and (z) use commercially reasonable efforts to promptly furnish to Purchaser or the Sellers, as applicable, a copy (in whatever form or medium) of such Confidential Information that it intends to furnish or has furnished.

(c) This Section 6.08 shall not apply to any information, knowledge or data that (i) at the time of disclosure is publicly available or becomes publicly available through no act or omission of the party owing a duty of confidentiality pursuant to this Section 6.08 or becomes available on a non-confidential basis from a source other than the Party owing a duty of confidentiality pursuant to this Section 6.08, so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the Party whose Confidential Information is disclosed, (ii) with respect to the Purchaser (inclusive of its Affiliates and its and their Representatives), was independently developed by Purchaser or on Purchaser’s behalf without the use of Confidential Information or was available to Purchaser on a non-confidential basis prior to its disclosure or (iii) following the Closing, with respect to the Purchaser (inclusive of its Affiliates and its and their Representatives), is information knowledge or data of or relating to the Group Entities or the Funds (and is not Confidential Information of the Sellers). Notwithstanding anything to the contrary in the foregoing, this Agreement shall not be construed to restrict in any manner the ability of Purchaser or any of its Affiliates or its or their Representatives to disclose Confidential Information in connection with inspections or inquiries by any Governmental Authority that regulates the operations of Purchaser or any of its Affiliates or to disclose information as between other Subsidiaries of the ultimate parent entity of Purchaser.

Section 6.09 No Solicitation. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, in accordance with Article VIII, the Sellers shall not, and shall cause the Group Entities and the Sellers’ and the Group Entities’ respective officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly: (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or (iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Section 6.10 Further Assurances. The Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions.

Section 6.11 Incentive Fees; Control of Fund GPs.

(a) Notwithstanding the Change of Control of the Company and of the Fund GPs that constitute Group Entities resulting from the Transactions, all Fund Incentive Fees paid, payable or accrued with respect to Funds other than Future Funds, whether relating to a period before or after the Effective Time, shall belong to Sellers or their Affiliates, and shall be allocated among them in accordance with Exhibit F, as such allocations may be amended from time-to-time to reflect changes circumstances, such as employee departures, vesting, forfeitures, changed allocations, etc., in each case consistent with past practice. If and to the extent necessary, prior to Closing, Sellers shall take such steps as may be reasonably necessary (including making such amendments or other modifications to Governing Documents of the Fund GPs or to any Fund Documents) as may be reasonably necessary to ensure that such Fund Incentive Fees may be paid to the appropriate recipients in a tax-efficient manner consistent with Exhibit F (including without limitation the Pre-Closing Restructuring), and Purchaser agrees to reasonably cooperate and use its commercially reasonable efforts to assist Sellers in connection therewith.

(b) All Incentive Fees paid, payable or accrued with respect to any Future Fund (“Future Fund Incentive Fees”) shall be allocated among the Parties and/or their respective Affiliates as follows:

(i) Parent or its Affiliate shall be entitled to allocate (or cause the Principals or successors thereto to allocate) fifteen percent (15%) of such Future Fund Incentive Fees, and the Parties shall cooperate to effectuate such allocation in a tax-efficient manner as determined by Parent; and

(ii) as long as at least one Principal continues to provide services to the Company (and subject to the terms and conditions set out in any applicable Employment Agreement), the remaining eighty-five percent (85%) of such Future Fund Incentive Fees shall be allocated to employees of the Company, as determined by the Principals.

(c) Effective immediately prior to, and conditioned upon, the Closing, the Company shall take all actions necessary so that the Company ceases to hold any economic interest with respect to each Fund and Fund GP relating to any capital commitment or capital contribution to any Fund or Fund GP, directly or indirectly, subscribed to or made by the Company. The Company agrees to deliver to the Purchaser a reasonable amount of time prior to execution any documentation in connection with the foregoing and to consult with the Purchaser on the process for effectuating the foregoing.

Section 6.12 Section 15(f).

(a) Purchaser acknowledges that Sellers are entering into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. Subject to applicable Law, Purchaser shall not take any action, or omit to take any action, that would have the effect of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of the Transactions. In that regard, subject to applicable Law, Purchaser shall take such actions so that:

(i) for a period of not less than three years after the Closing, at least 75% of the members of each BDC Board are not (A) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of the applicable BDC Management Company after the Closing or (B) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of the applicable BDC Management Company immediately prior to the Closing; and

(ii) for a period of not less than two years after the Closing, there shall not be imposed on either BDC an “unfair burden” (as set forth and described in Section 15(f) of the Investment Company Act) as a result of the Transactions contemplated by this Agreement and the Ancillary Agreements, or any express or implied terms, conditions or understandings applicable thereto, provided, however, that if there is an amendment to Section 15(f) of the Investment Company Act or the rules or regulations thereunder or Purchaser or any of its Affiliates obtains from the SEC an Order exempting it from the provisions of Section 15(f) of the Investment Company Act while still maintaining the “safe harbor” provided by Section 15(f) of the Investment Company Act, then the covenants set forth in this Section 6.12 shall be deemed to be amended to the extent necessary to permit Purchaser and its Affiliates to act in a manner consistent with such amendment or SEC exemptive Order.

(b) Section 6.12(a) shall not apply in the event that the parties reasonably agree that Section 15(f) of the Investment Company Act no longer applies to the Transactions contemplated by this Agreement or the Ancillary Agreements. Section 6.12(a)(i) shall not apply to the extent Purchaser or any of its Affiliates obtains an exemptive Order from the SEC as contemplated by Section 15(f)(3) of the Investment Company Act. Notwithstanding anything to the contrary contained herein, the covenants of the parties hereto contained in this Section 6.12 are intended only for the benefit of such parties and for no other Person.

(c) In the event that, on or prior to the third anniversary of the Closing, Purchaser or its Affiliates enter into any Change of Control or other transaction that would constitute an “assignment” (as defined in the Investment Company Act) to a third party of any Management Contract of a BDC, Purchaser shall first obtain, or cause its Affiliate to obtain, a covenant in all material respects the same as that contained in this Section 6.12.

(d) Sellers shall take such reasonable actions, to the extent within their control, to cause each BDC to be governed by a BDC Board, at least a majority of whom are not “interested persons” (as defined in the Investment Company Act) of the applicable BDC.

Section 6.13 Release. Subject to, and effective as of, the consummation of the Closing, Sellers and the Principals, on behalf of themselves, their respective Affiliates, and their respective and their Affiliates’ respective direct and indirect directors, officers, members, managers, partners, equityholders, service providers, agents, successors and assigns (each a “Releasing Party” and collectively, the “Releasing Parties”) irrevocably waives, releases, remises, and forever discharges the Company, its Affiliates, and its direct and indirect current or former directors, officers, members, managers, partners, equityholders, service providers, agents, successors and assigns (the “Released Parties”) from all actions, claims, damages, Liabilities, obligations, costs, expenses, losses, judgments, fines, debts, or other demands of any kind that any Releasing Party has had, currently has, or may in the future have against any of the Released Parties, in each case, whether known or unknown, suspected or unsuspected, absolute or contingent, or direct or indirect and arising out, in connection with, or relating to the Company at any time prior to the Closing, including those arising out of or in connection with: (i) any Releasing Party’s right to or interest in any assets or properties of the Company; or (ii) all Interests in the Company or other interests any Releasing Party may have or claim to have in, or all other claims or rights to payment any Releasing Party may have against the Company. Notwithstanding the foregoing, the foregoing releases shall not apply to any claim against a Released Party pursuant to this Agreement or the Ancillary Agreements or any matters arising solely after the Closing. The Releasing Parties represent and warrant that (x) there are no liens against any of the matters released herein, (y) the Releasing Parties have not transferred or otherwise alienated any such matters, and (z) the Releasing Parties are fully authorized and entitled to give the releases specified herein.

Section 6.14 Stock Transactions. Promptly following the date of this Agreement and during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article VIII, each of the Principals, the Sellers and Group Entities shall not, and shall (in the case of the Sellers and Group Entities) instruct each of their directors, officers, employees and direct and indirect equityholders not to, directly or indirectly, engage in any transactions involving the securities of Parent without the prior written consent of Purchaser.

Section 6.15 Related-Party Agreements. At or prior to the Closing, except as set forth on Section 6.15 of the Sellers Disclosure Schedule, the Sellers and the Group Entities shall cause all of the Related-Party Agreements to be terminated, in each case, without any Liability to the Purchaser or its Affiliates following the Effective Time.

Section 6.16 Restrictive Covenants.

(a) Non-Competition. For the benefit of Parent, each Ultimate GP, the Company and Purchaser, in order to protect the legitimate business interest of the Purchaser, each Seller and each Principal covenants and agrees, on behalf of itself and each of its Related Parties (collectively, the “Restricted Parties”), that no Restricted Party shall, during the Restricted Period, directly or indirectly, for himself or on behalf of or in conjunction with any other Person, form, engage in, establish, sponsor, control, manage, provide services to, be employed by, or have an equity or other economic interest in, any Person (or division of unit thereof) engaged in any business that provides services with respect to any direct private credit investing by providing debt capital, and ancillary equity participation, to lower middle market businesses in any industry sector (except real estate) throughout North America, primarily through first lien debt securities (a “Competing Business”).

(b) Non-Solicitation of Employees. For the benefit of Parent, each Ultimate GP, the Company and Purchaser, in order to protect the legitimate business interest of the Purchaser (and without prejudice to the covenants and agreements set forth in Section 6.16(a) and Section 6.16(c)), each Seller and each Principal covenants and agrees, on behalf of itself and the other Restricted Parties, that no Restricted Party shall, during the Restricted Period, directly or indirectly, for himself or on behalf of or in conjunction with any other Person (other than, in the case of the Principals, if and to the extent applicable, on behalf of Purchaser and its Affiliates during the terms of such Principal’s employment or consulting (as applicable) relationship with Purchaser and/or its Affiliates), engage in any of the following activities: soliciting, recruiting or hiring (or actively attempting to solicit, recruit or hire) any Covered Employee; provided, however, that the foregoing restriction shall not apply to any Covered Employee who has not been employed by Purchaser or any Affiliate during the immediately preceding six-month period; and provided further, that any general solicitations for employment (whether through advertisements, the Internet or any agent) not otherwise aimed or targeted at employees of any Purchaser or one of its Affiliates, shall not be deemed a prohibited solicitation.

(c) Non-Solicitation of Customers. For the benefit of Parent, each Ultimate GP, the Company and Purchaser, in order to protect the legitimate business interest of the Purchaser (and without prejudice to the covenants and agreements set forth in Section 6.16(a) and Section 6.16(b)), each Seller and each Principal covenants and agrees, on behalf of itself and the other Restricted Parties, that no Restricted Party shall, during the Restricted Period, directly or indirectly, for himself or on behalf of or in conjunction with any other Person (other than, in the case of the Principals, if and to the extent applicable, on behalf of Purchaser and its Affiliates during the terms of such Principal’s employment or consulting (as applicable) relationship with Purchaser and/or its Affiliates), engage in any of the following activities: (i) solicit, induce, or attempt to solicit or induce, directly or indirectly, any Investment Client to diminish its investments in any of the funds sponsored by the Group Entities and their Affiliates or otherwise knowingly impede or interfere with such Investment Client’s business relationship with the Group Entities and their Affiliates, or (ii) solicit, induce, or attempt to solicit or induce, directly or indirectly, the business of any Investment Client to the detriment of the Group Entities and their Affiliates, in each case, other than for the benefit and on behalf of the Group Entities and their Affiliates. For purposes of this Agreement, “Investment Client” means any Client and any other Person (i) who is or was an investor in a fund sponsored by the Group Entities and their Affiliates at any time during the Restricted Period (or during the two years prior to the date on which such prohibited inducement, solicitation or assistance occurred), or (ii) with whom the Principal or any of the Group Entities or their Affiliates has had, at any time during the previous twelve (12) month period, substantial communications relating to an actual or potential investment in a fund sponsored by the Group Entities and their Affiliates.

(d) Non-Disparagement. For the benefit of Parent, each Ultimate GP, the Company and Purchaser, in order to protect the legitimate business interest of the Purchaser, each Seller and each Principal covenants and agrees, on behalf of itself and the other Restricted Parties, that such Restricted Party shall not, directly or indirectly, disparage any Group Entity or any of their respective Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of such Person with the public generally, or with any of their respective customers (including Clients), suppliers or employees. For the benefit of Sellers and the Principals, in order to protect the legitimate business interest of the Sellers and the Principals, Purchaser, on behalf of itself and its Affiliates (including, after the Closing, the Group Entities), covenants and agrees that neither Purchaser nor any of its Affiliates shall, directly or indirectly, disparage any Seller or Principal or any of their respective Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of such Person with the public generally, or with any of their respective customers (including Clients), suppliers or employees. Nothing in this Section 6.16(d) shall limit or restrict the applicability of any relevant unfair trade Law or preclude any Person from making truthful and accurate statements or disclosures that are required by applicable Law or legal process, or otherwise exercising any protected rights that cannot be waived by agreement.

(e) General; Modification. Each Seller and each Principal agrees that: (i) the non-competition and other restrictive covenants set forth in this Section 6.16 have been entered into by such Person in connection with (x) the sale of Interests (including the goodwill thereof) to Purchaser pursuant to this Agreement and are objectively necessary for the consummation of such sale and (y) the direct or indirect payment to such Person of such Person’s applicable portion of the Cash Consideration and the Equity Consideration (including any Earnout Payment); and (ii) the scope of activity, periods of time and the geographic area applicable to the covenants set forth in this Section 6.16 are reasonable. However, if any such scope of activity, period or such area should be adjudged unreasonable in any judicial or arbitral proceeding, then the scope of activity shall be narrowed, the period of time shall be reduced by such number of months or such area shall be reduced by elimination of such portion of such area, or all three or any of the foregoing, to the extent deemed unreasonable, so that such covenants may be enforced in such maximum area, for such maximum scope of activity, and during such maximum period of time as are adjudged to be reasonable.

(f) Tolling; Reasonableness; Remedies. To the extent permitted by applicable Law, the running of the Restricted Period with respect to any Principal or Seller shall be tolled during the period of any breach by such Person of any of the restrictive covenants contained in this Section 6.16. Each Principal and each Seller acknowledges and agrees that he derived (or will derive) substantial economic benefit in connection with the transaction contemplated by this Agreement, and that the scope of activity, periods of time, tolling of the Restricted Period, geographic area applicable to the restrictive covenants and remedies set forth in this Section 6.16 are reasonable and necessary to the implementation of the transaction contemplated by this Agreement. Without intending to limit the remedies available to Purchaser and its Affiliates, each Principal and each Seller acknowledges that a breach of any of the restrictive covenants set forth in this Section 6.16 shall result in material irreparable injury to Purchaser or any of its Affiliates for which there is no adequate remedy at Law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Purchaser or any of its Affiliates shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach or posting bond, restraining such Seller or Principal from engaging in the activities prohibited by this Section 6.16 or such other relief as may be required to specifically enforce any of the restrictive covenants contained in this Section 6.16.

Section 6.17 Issuance of Equity. During the period from the date hereof until the Effective Time, neither Parent nor Purchaser shall sell, issue, grant or deliver: (A) any Equity Interests; or (B) any instrument convertible into or exchangeable for any Equity Interests, in each case other than (v) exchanges of Units pursuant to the terms and conditions of the Exchange Agreement, (w) in a bona fide transaction in exchange for fair market value (whether cash of in-kind), (x) as consideration in connection with the acquisition (or similar transaction) of another Person, (y) issuances to any employees of Parent or its Subsidiaries or (z) pursuant to any agreement entered into by Parent or Purchaser before the date of this Agreement.

Section 6.18 Additional Agreements. Purchaser agrees to comply with the obligations set forth in Section 6.18(a) of the Sellers Disclosure Schedule. Sellers agrees to comply with the obligations set forth in Section 6.18(b) of the Sellers Disclosure Schedule.

Section 6.19 Financing Cooperation.

(a) Prior to the Closing, upon the reasonable request (and at the expense) of Purchaser, Sellers shall, and shall cause each of the Group Entities and its and their respective directors, managers, officers and employees to, and shall cause each of its and their respective other representatives to, use reasonable best efforts to cooperate with Purchaser in connection with (i) the arrangement of the Debt Financing and (ii) preparation of information and data regarding the Company of the type and in the form required by and compliant with Regulation S-X under the Securities Act, in each case as may be customary and reasonably requested by Purchaser (provided, that, in any event, such requested cooperation does not unreasonably interfere with the ongoing business or operations of any Group Entity), including using reasonable best efforts to do the following, in each case to the extent so requested:

(i) participate (and use reasonable best efforts to cause senior management and appropriate Representatives of any Group Entity to participate) at reasonable times and upon reasonable advance notice in a reasonable number of meetings, presentations, drafting sessions, road shows and due diligence sessions (including a reasonable number of such meetings and presentations in connection with obtaining ratings in connection with the Debt Financing);

(ii) furnish, or cause to be furnished, to Purchaser and the Debt Financing Sources the Required Information and any other financial and other pertinent information and documents available to Sellers regarding the Group Entities as may be reasonably requested by Purchaser, its Representatives or the Debt Financing Sources and to the extent customary for financings similar to the Debt Financing and reasonably required by the Debt Financing Sources to be included in any customary offering documents or marketing materials or as otherwise required to consummate the Debt Financing, including using commercially reasonable efforts to cause the Group Entities’ accountants and auditors, as applicable, to provide, consistent with customary practice, (A) drafts and executed versions of customary auditors consents and customary comfort letters with respect to financial information relating to the Group Entities as reasonably requested by Purchaser or any of its Affiliates as necessary or customary for financings similar to the Debt Financing and (B) assistance in the preparation of pro forma financial statements and information (provided that Purchaser or one or more of its Representatives shall be responsible for the preparation of any pro forma financial statements and pro forma financial information);

(iii) provide reasonable and customary assistance and cooperation with the marketing and syndication efforts of Purchaser for, and with the Debt Financing Sources reasonable and customary due diligence efforts in relation to, any portion of the Debt Financing as reasonably requested by Purchaser;

(iv) cooperate to update any Required Information in order to cause such Required Information to be Compliant;

(v) All information obtained by Purchaser and its representatives pursuant to this Section 6.19(a) shall be treated as “Confidential Information” of the Company and shall be kept confidential in accordance with the terms hereof, except that Purchaser shall be permitted to disclose such information to the Debt Financing Sources and other lenders or potential lenders, subject to customary confidentiality undertakings by such persons regarding such information.

(b) Notwithstanding anything to the contrary set forth in Section 6.19(a):

(i) the Parties expressly acknowledge and agree that obtaining the Debt Financing is not a condition to Closing;

(ii) none of the Group Entities shall be required to commit to take any action that is not contingent upon the Closing or that would be effective prior to the Closing (other than, for the avoidance of doubt, the customary authorization letters referred to in Section 6.19(e) below); and

(iii) no Group Entity will be required to take any action that would reasonably be expected, in the reasonable judgment of the Company, to unreasonably interfere with the ongoing business or operations of any Group Entity.

(c) Purchaser shall, promptly upon request by the Company, reimburse the Company for all costs, including all reasonable and documented out-of-pocket fees, costs and expenses of counsel and other advisors, incurred by any Group Entity, or any of their respective officers, directors, managers, employees, agents, Affiliates and representatives in connection with the cooperation contemplated by this Section 6.19; provided, that such reimbursement shall not include costs and expenses to the extent incurred in connection with the preparation of financial statements or data in form and substance that would be prepared by Sellers or any Group Entity in the ordinary course of business notwithstanding the provisions of this Section 6.19.

(d) To the extent reasonably requested by the Debt Financing Sources prior to the Closing Date, Sellers and the Group Entities agree to use reasonable best efforts to execute and deliver customary authorization letters to the Debt Financing Sources authorizing the distribution of Company information to prospective lenders (including customary 10b-5 and material non-public information representations); provided that any such letter provides that the Group Entities and their respective Affiliates and representatives shall not have any liabilities of any kind or nature resulting from the use of information contained in any marketing materials.

(e) For purposes of this Agreement:

(i) “Compliant” shall mean, with respect to the Required Information, that (a) such Required Information does not, taken as a whole, contain any untrue statement of material fact regarding the Company, or, taken as a whole, omit to state any material fact regarding the Company necessary to make such Required Information not materially misleading under the circumstances and in the form under which such Required Information has been provided to Purchaser, (b) the independent auditors of the Company have not withdrawn, or have not advised the Sellers or the Company in writing that they intend to withdraw, any audit opinion with respect to the audited financial statements contained in the Required Information (it being understood that the Required Information will be Compliant if the Company’s independent auditors have delivered an unqualified audit opinion with respect to such financial statements and the applicable Required Information has been amended), and (c) that the Company’s independent auditors shall not have publicly announced an intention to restate and reissue any financial statements contained in the Required Information (it being understood that the Required Information will be Compliant if such restatement and reissuance is completed and the applicable Required Information has been amended or the Sellers or the Company have, or such auditors have, as applicable, publicly announced that they have concluded that no restatement and reissuance shall be required, as applicable).

(ii) “Debt Financing” means debt financing provided by J.P. Morgan Chase N.A. or another lender pursuant to a credit agreement with Parent or its Affiliates.

(iii) “Debt Financing Sources” means the Persons that have committed to provide or arrange Debt Financing to Parent or its Affiliates.

(iv) “Required Information” means (a) all information and data regarding the Company of the type and in the form required by and compliant in all material respects with Regulation S-X under the Securities Act for offerings of securities on a registration statement on Form S-1 under the Securities Act and of the type and in the form customarily included in offering or syndication documents used to syndicate credit facilities or securities of the type to be included in a Debt Financing, including (i) audited financial statements of the Company for the year ended December 31, 2025 and (ii) unaudited interim financial statements of the Company for the nine month period ended September 30, 2025, (or such later interim period as may become required prior to or on the Closing Date), and (b) all other financial, operating and other information relating to the Company or the Sellers for periods or as of dates prior to the Closing (i) of the type and form reasonably and customarily included with respect to acquirees in the same business as the Company in the documents necessary to execute a Debt Financing or any other offering of securities or that would be reasonably necessary for any Debt Financing Sources, underwriters or initial purchasers to receive customary “comfort” (including “negative assurance” comfort) from independent accountants and customary legal opinions in connection therewith or (ii) that is necessary for Parent to prepare and file historical and pro forma financial statements required by the SEC (including, for the avoidance of doubt, those required to be included in the current report on Form 8-K to be filed in connection with the Closing and those required to be included in any registration statement or proxy statement).

Article VII

CONDITIONS TO CLOSING

Section 7.01 Conditions Precedent to Obligations of Each Party. The obligations of each Party to consummate the Transactions are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by each of Purchaser and the Sellers, in whole or in part, to the extent permitted by applicable Law):

(a) no injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining or otherwise making illegal or prohibiting consummation of the Transactions;

(b) the waiting period or required approval applicable to the Transactions under the HSR Act shall have expired (or early termination shall have been granted) or been received;

(c) at Closing, each BDC shall continue to be governed by a BDC Board and, effective as of the Closing, at least seventy-five percent (75%) of whom are not “interested persons” (as defined in the Investment Company Act) of the applicable BDC; and

(d) the SBA Approval shall have been obtained.

Section 7.02 Conditions Precedent to Obligations of Purchaser. In addition to the conditions set forth in Section 7.01, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions

(any or all of which may be waived by Purchaser, in whole or in part, to the extent permitted by applicable Law):

(a) (i) the representations and warranties set forth in Section 3.04, Section 4.05 and Section 4.11(e) shall be true and correct in all respects, in each case other than (A) de minimis breaches thereof, or (B) inaccuracies resulting solely from effecting the Pre-Closing Restructuring in accordance with its express terms; (ii) the other Fundamental Seller Representations shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (except for any such representations and warranties that are specifically made as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), (iii) the representation and warranty of the Company contained in clause (ii) of Section 4.07 shall be true and correct in all respects, and (iv) all other representations and warranties of the Sellers set forth in Article III and all other representations of the Company set forth in set forth in Article IV shall be true and correct as of the Closing Date as though made at and as of the Closing Date (except for any such representations and warranties that are specifically made as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), in each case for purposes of this clause (iv), without giving effect to qualifications based on materiality, Material Adverse Effect or similar phrases in such representations and warranties, except where the failure of such representations and warranties referenced in this clause (iv) to be so true and correct would not, individually or in the aggregate, has not had, nor would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Sellers or the Group Entities;

(b) the Pre-Closing Restructuring shall have been completed;

(c) the Sellers shall have performed and complied in all material respects with all covenants required pursuant to the terms of this Agreement to be performed or complied with by it on or prior to the Closing Date;

(d) Purchaser shall have received from each of the Sellers a certificate, dated as of the Closing Date, to the effect that the conditions specified in Section 7.02(a) and Section 7.02(b) are satisfied;

(e) Purchaser shall have received all instruments, certificates, agreements or other documents required to be delivered to it in accordance with Section 2.03(a);

(f) the Closing Fund Client Consent Percentage shall be equal to or greater than the Closing Fund Client Consent Minimum, and Purchaser shall have received a certificate signed by a duly authorized officer of Sellers certifying the foregoing;

(g) the requisite Consents by BDC shareholders shall have been obtained in accordance with, but subject to the terms of, Section 6.03(c);

(h) during the period from the date hereof to the Closing Date, no fact, event or circumstance has occurred or arisen that, individually or in combination with any other fact, event or circumstance, has had or would reasonably be expected to have a Material Adverse Effect on the Business;

(i) on or prior to the Closing Date, all consents, approvals and notices set forth on Section 7.02(i) of the Sellers Disclosure Schedule shall have been obtained; and

(j) each Employment Agreement shall be in full force and effect without repudiation, termination (including purported or threatened termination) or, except as previously approved in writing by Purchaser, modification or amendment, and the Principal party thereto shall be ready and able to commence his full-time employment with Purchaser or one of its Affiliates immediately following the Closing.

Section 7.03 Conditions Precedent to Obligations of the Sellers. In addition to the conditions set forth in Section 7.01, the obligations of the Sellers to consummate the Transactions are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers, in whole or in part, to the extent permitted by applicable Law):

(a) (i) the Fundamental Purchaser Representations shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (except for any such representations and warranties that are specifically made as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date); and (ii) all other representations and warranties of Purchaser set forth in Article V, shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (except for any such representations and warranties that are specifically made as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), in each case, without giving effect to qualifications based on materiality, Material Adverse Effect or similar phrases in such representations and warranties, except where the failure of such representations and warranties referenced in this clause (ii) to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Purchaser;

(b) Purchaser shall have performed and complied in all material respects with all covenants required pursuant to the terms of this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c) the Sellers shall have received a certificate signed by an officer of Purchaser, dated as of the Closing Date, to the effect that the conditions specified in Section 7.03(a) and Section 7.03(b) are satisfied; and

(d) the Sellers shall have received all instruments, certificates, agreements or other documents required to be delivered to it in accordance with Section 2.03(b).

Section 7.04 Frustration of Closing Conditions. A Party may not rely on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

Article VIII

TERMINATION

Section 8.01 Termination of Agreement. Subject to Section 10.04, this Agreement may be terminated at any time prior to the Effective Time as follows:

(a) by the Sellers or Purchaser on or after September 30, 2026 (as it may be extended by mutual agreement of the Parties, the “Outside Date”), if the Closing shall not have occurred by 5:00 p.m. (Eastern U.S. Time) on the Outside Date; provided that neither the Sellers nor Purchaser may terminate this Agreement pursuant to this Section 8.01(a) if any of the Sellers or Purchaser, as applicable, is in material breach of any of its obligations hereunder and such material breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Transactions set forth in Article VII prior to the Outside Date or (ii) the failure of the Closing to have occurred prior to the Outside Date.

(b) by mutual written agreement of the Sellers and Purchaser;

(c) by the Sellers or Purchaser if an injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining or otherwise making illegal or prohibiting consummation of the Transactions and shall have become final and nonappealable; provided that neither the Sellers nor Purchaser may terminate this Agreement pursuant to this Section 8.01(c) if any of the Sellers or Purchaser, as applicable, is in material breach of any of its obligations hereunder and such material breach causes, or results in, the failure of the Closing to occur on or prior to the date of such termination;

(d) by Purchaser if (i) Purchaser is not in material breach of any of its obligations hereunder and (ii) any of the Sellers is in material breach of any of its representations, warranties or obligations hereunder that renders or would render the conditions set forth in Section 7.02(a) or Section 7.02(b) incapable of being satisfied on the Outside Date;

(e) by the Sellers if (i) none of the Sellers is in material breach of any of its obligations hereunder and (ii) Purchaser is in material breach of any of its representations, warranties or obligations hereunder that renders or would render the conditions set forth in Section 7.03(a) or Section 7.03(b) incapable of being satisfied on the Outside Date.

Section 8.02 Procedure upon Termination. In the event of termination and abandonment by Purchaser or the Sellers, or both, pursuant to Section 8.01, written notice thereof shall forthwith be given to the other Parties, and this Agreement shall terminate, and the Transactions shall be abandoned, without further action by any Party.

Section 8.03 Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 8.01, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after such termination and such termination shall be without Liability to any of the Parties; provided, however, that, subject to the terms, conditions and limitations of this Section 8.03, (a) no such termination shall relieve any Party from Liability for Fraud or for willful and material breach by that Party in connection with the Transactions prior to such termination and (b) the provisions of this Section 8.03, Section 6.04, Section 6.08, Article I and Article X shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

Article IX

SURVIVAL; REMEDIES; R&W INSURANCE

Section 9.01 Survival. The representations and warranties contained in Article III and Article IV, other than Fundamental Seller Representations and the representations and warranties in Section 4.15 (Tax Matters), shall terminate at, and shall not survive, the Closing. The Fundamental Seller Representations and the representations and warranties in Section 4.15 (Tax Matters) shall survive until the date that is ninety (90) days following the expiration of the applicable statute of limitations. The representations and warranties contained in Article V, other than the Fundamental Purchaser Representations, shall terminate at, and shall not survive, the Closing. The Fundamental Purchaser Representations shall survive the Closing until the date that is ninety (90) days following the expiration of the applicable statute of limitations. Notwithstanding the foregoing, to the extent a claim for indemnification for a breach of a representation and warranty has been made in good faith prior to the last day of the relevant survival period of such representation and warranty, such representation or warranty and the associated rights of indemnification shall survive with respect to such claim until such claim has been resolved or abandoned. All covenants and agreements of the Parties that are required to be performed prior to or at the Closing shall survive until the Closing for a period of one year. All covenants and agreements of the Parties that are contemplated as being performed following the Closing shall survive the Closing until performed or until such covenants and agreements expire in accordance with their terms.

Section 9.02 Indemnification.

(a) Indemnification Provisions for the Benefit of Purchaser Indemnified Persons. Following the Closing, subject to the limitations set forth in Section 9.05, Sellers shall jointly and severally indemnify, defend and hold harmless Purchaser and each of its Affiliates (including the Company and its Subsidiaries after the Closing) and each of the Purchaser’s and its Affiliates’ shareholders, partners, equityholders, stockholders, managers, directors, officers, employees, successors and permitted assigns, in their capacity as such (the “Purchaser Indemnified Persons”) for, from and against all Losses imposed on, incurred or suffered by any Purchaser Indemnified Person to the extent arising out of or relating to (i) any breach of, or inaccuracy in, any Fundamental Seller Representations, (ii) any breach of any covenant of Sellers contained in this Agreement, and (iii) the matters set forth on Section 9.02 of the Sellers Disclosure Schedule.

(b) Indemnification Provisions for the Benefit of Seller Indemnified Persons. Following the Closing, subject to the limitations set forth in Section 9.06, Purchaser shall indemnify, defend, hold harmless and reimburse Seller and each of its directors, officers, employees, successors and permitted assigns, in their capacity as such (the “Seller Indemnified Persons”) for, from and against all Losses imposed on, incurred or suffered by any Seller Indemnified Person to the extent arising out of or relating to (i) any breach of, or inaccuracy in, any Fundamental Purchaser Representations, or (ii) any breach of any covenant of Purchaser contained in this Agreement.

(c) Materiality Scrape. For purposes of this Article IX, with respect to each representation or warranty contained in Article IV or Article V, in the Ancillary Agreements or in any and the certificates or other instruments delivered in connection herewith any qualification in such representation or warranty as to “material”, “materially”, “Material Adverse Effect” (other than in Section 4.07) shall be disregarded and read without giving effect to such term for purposes of determining the amount of Losses with respect to breach of a representation or warranty.

(d) No Double Recovery For Indemnification for Tax Matters. For the avoidance of doubt, in no event may indemnification be sought under this Article IX with respect to any Tax matters that have been indemnified under Section 6.06, and vice versa.

Section 9.03 Claim Procedures.

(a) In order for Sellers or Purchaser to duly make a valid claim under Section 9.02, such Person must promptly, but in no event later than sixty (60) days from the date that such Person first becomes actually aware of such claim, provide written notice to Sellers (in the case of a claim made by Purchaser on its own behalf or on behalf of a Purchaser Indemnified Person) or to Purchaser (in the case of a claim made by a Seller on their own behalf or on behalf of a Seller Indemnified Person) (the recipient of such notice, the “Indemnifying Party”), which notice shall set forth a description in reasonable detail of the occurrence(s) specified in Section 9.02 that such Person alleges to have occurred (including, if applicable, an identification of any specific representation or warranty that is alleged to have been breached), a description of the facts and circumstances giving rise to such occurrences, the estimated amount of Losses imposed, incurred, suffered or asserted in connection therewith or arising therefrom (to the extent then ascertainable), and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”). Notwithstanding the foregoing, subject to and without limitation of Section 9.01, any failure or delay by such Person in delivering a Claim Notice to the Indemnifying Party shall not affect the right of any Indemnified Person to indemnification under this Article IX, except to the extent the Indemnifying Party has been prejudiced by such failure or delay. Each Indemnified Person shall cooperate with and provide to the Indemnifying Party such information under the Indemnified Person’s control as the Indemnifying Party may reasonably request for the purposes of determining the validity of the allegations made in the Claim Notice and shall keep the Indemnifying Party reasonably and promptly informed of factual and procedural developments (including additional information that may come under the Indemnified Person’s control) in connection therewith.

(b) In the event the Claim Notice results from any Action asserted or threatened against any Indemnified Person by a third party (a “Third-Party Claim”):

(i) Purchaser (in the case of a claim made by Purchaser on its own behalf or on behalf of a Purchaser Indemnified Person) or the Sellers (in the case of a claim made by a Seller on their own behalf or on behalf of a Seller Indemnified Person) shall provide the Claim Notice to the Indemnifying Party not later than ten (10) Business Days following such Indemnified Person’s receipt of the Third-Party Claim, and, in any event, not less than ten (10) Business Days preceding the date by which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding; provided that the failure to timely provide a Claim Notice shall not relieve the Indemnifying Party of its obligations under this Article IX, except to the extent that the Indemnifying Party has been prejudiced by such failure.

(ii) During the period ending on the earlier of (x) twenty (20) Business Days following the Indemnifying Party’s receipt of the Claim Notice and (y) five (5) Business Days preceding the date on which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed, the Indemnifying Party shall be entitled to notify the Indemnified Person of its election to assume and control the defense of the Third-Party Claim, unless (A) the Third-Party Claim seeks an injunction or other equitable or non-monetary relief against the Indemnified Person, (B) the Third-Party Claim arises in connection with any criminal matter, or (C) the Third-Party Claim relates to or arises in connection with any Taxes of, or with respect to any Group Entity, or (D) the damages from the Third-Party Claim are reasonably expected to be, in whole or part, covered by the representations and warranties insurance policy acquired by Purchaser pursuant to Section 9.10. Any Indemnified Person shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof either at its own expense or at the Indemnifying Party’s cost and expense if (1) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, (2) in the reasonable opinion of counsel to the Indemnified Person, a conflict or potential conflict exists between the Indemnified Person and the Indemnifying Party that would make such separate representation advisable or (3) one or more defenses are available to the Indemnified Person that are not available to the Indemnifying Party (provided that, in the case of clause (1), (2) or (3), the Indemnifying Party shall not be liable for the fees and expenses of more than one external law firm for all Indemnified Persons, other than local counsel, in any action or claim or group of related actions or claims).

(iii) If the Indemnifying Party duly and timely makes such election, such election shall constitute the Indemnifying Party’s conclusive acknowledgment that the Indemnified Person is entitled to be indemnified, defended, held harmless and reimbursed in accordance with this Article IX for, from and against the Third-Party Claim, the Indemnifying Party shall defend the Indemnified Person by appropriate proceedings and shall have the sole power (as between the Indemnifying Party and the Indemnified Person) to direct and control such defense and the settlement, arbitration, litigation and appellate strategy relating to the Third-Party Claim. The Indemnified Person shall be entitled but not obligated to participate in any such defense and to employ separate counsel of its choosing for such purpose on its account; provided that, if in the reasonable opinion of counsel to the Indemnified Person, there are defenses available to the Indemnified Person that are different from or in addition to those available to the Indemnifying Party, then the reasonable fees and expenses of one external law firm to the Indemnified Person shall be paid by the Indemnifying Party; provided, further, that, if (A) the Indemnified Person and Indemnifying Party are both named parties to the proceedings and the Indemnified Person shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts between them or (B) the Indemnified Person assumes the defense of a Third-Party Claim after the Indemnifying

Party has failed to pursue a Third-Party Claim it has assumed in a reasonably diligent manner, as provided in the first sentence of Section 9.03(b)(iii), the Indemnifying Party shall bear the reasonable and documented out-of-pocket costs and expenses of one external law firm (in addition to, but only to the extent necessary, one local counsel), which shall represent all Indemnified Persons arising out of the same or similar set of circumstances in connection with such defense. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall be entitled to settle such claims; provided that the Indemnifying Party shall not, without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle, compromise or cease to defend such Third-Party Claim if such settlement, compromise or cessation would result in (1) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Person or any of its Affiliates, (2) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Person or any of its Affiliates or (3) any non-monetary condition or obligation being imposed on any Indemnified Person or any of its Affiliates.

(iv) If the Indemnifying Party (A) does not duly and timely make such election, or (B) after timely making such election, fails to take reasonable steps to diligently defend the Third-Party Claim within ten (10) Business Days after its receipt of written notice from the Indemnified Person to the effect that the Indemnifying Party has so failed, the Indemnified Person shall be entitled but not obligated to notify the Indemnifying Party of its election to assume and control such defense from the Indemnifying Party, whereupon the Indemnified Person and not the Indemnifying Party shall have the powers described in the first sentence of Section 9.03(b)(ii).

(v) Each Indemnified Person and the Indemnifying Party shall reasonably cooperate with each other to ensure the proper and adequate investigation and defense of all Third-Party Claims. Each Indemnified Person and the Indemnifying Party shall keep each other fully and promptly informed with respect to the status of all Third-Party Claims and shall deliver to each other copies of all material written notices and documents received by the other that relate to any Third-Party Claims. The Person controlling the defense of a Third-Party Claim shall in good faith allow the Indemnifying Party or Indemnified Person, as the case may be, to make comments to the materials filed or submitted in such defense, and shall consider such comments in good faith.

(vi) To the extent of any conflict between this Section 9.03 and Section 6.06, Section 6.06 shall apply with respect to Taxes.

Section 9.04 Insurance Proceeds; Duty to Mitigate. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Person or any of its Affiliates (net of any costs of such recovery) under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case as a direct result of such Loss, shall be deducted from the amount of such Loss. The Indemnified Person shall use commercially reasonable efforts to recover any such insurance or other proceeds from third parties; provided, however, nothing contained in this Section 9.04 shall require or be construed to require any Indemnified Person or any of its Affiliates to commence any legal proceeding, arbitration or other dispute resolution mechanism against the insurance provider under or in respect of such insurance or file a claim notice under such insurance for Losses which are below the retention or losses that are expressly excluded under the terms of such insurance policy, provided that, with respect to Losses below the retention of such insurance policy, Section 9.08(a)(i) shall not be satisfied unless a claim notice is filed under such insurance policy. Each Party agrees to use commercially reasonable efforts to mitigate any Losses that form the basis of any claim for indemnification under this Article IX.

Section 9.05 Limitations on Liability of Company Indemnifying Persons.

(a) Notwithstanding anything herein to the contrary, Sellers shall have no obligation to indemnify, defend or hold harmless the Purchaser Indemnified Persons, in the aggregate, for, from or against any Losses under Section 9.02(a) to the extent the aggregate amount of such Losses under Section 9.02(a), together with the amount of Sellers’ indemnity obligations, if any, under Section 6.06(k)(ii), exceeds the Equity Consideration and Final Cash Consideration actually received by Sellers plus the portion of the gross Earnout Payments actually received by Sellers.

(b) Nothing in this Section 9.05 shall limit recovery by the Purchaser Indemnified Persons from Sellers for Losses in connection with Fraud or any matter addressed in Section 6.06.

Section 9.06 Limitations on Liability of Purchaser.

(a) Notwithstanding anything herein to the contrary, Purchaser shall have no obligation to indemnify, defend or hold harmless the Seller Indemnified Persons, in the aggregate, for, from or against any Losses under Section 9.02(b) to the extent the aggregate amount of such Losses under Section 9.02(b) exceeds the Equity Consideration and Final Cash Consideration.

(b) Nothing in this Section 9.06 shall limit recovery by the Purchaser Indemnified Persons from Sellers for Losses in connection with Fraud or any matter addressed in Section 6.06.

Section 9.07 No Duplication of Losses. The amount of any Losses to which any Indemnified Person is entitled hereunder shall be determined without duplication of any other recovery hereunder in respect of such Losses, and, in furtherance of the foregoing, each of the Parties hereby acknowledges and agrees that no Party shall have any obligations or liability under this Article IX with respect to any amount to the extent such amount has already been recovered by the applicable Indemnified Person. In no event shall the definition of Losses include any indirect, consequential, special, punitive or exemplary damages, except to the extent such damages are awarded as part of a Third-Party Claim or are imposed by a Governmental Authority.

Section 9.08 Payments.

(a) Satisfaction of Losses. In the event a claim for indemnification of a Loss of any Purchaser Indemnified Person pursuant to Section 9.02 has been finally determined (for the avoidance of doubt, after giving effect to the limitations set forth in Section 9.04, Section 9.05 and Section 9.07), the amount of the final determination of such Loss shall be recovered from and otherwise satisfied as follows: (i) first, from the representations and warranties insurance policy obtained by the Purchaser pursuant to Section 9.10 until the full amount of coverage thereunder has been exhausted, to the extent coverage is available, (ii) second, from any Earnout Payment otherwise earned and payable, (iii) third, through the cancellation of Units held by the Indemnifying Party, and (iv) fourth, by wire transfer of immediately available funds to an account designated by Purchaser within ten (10) Business Days of such determination. In the event a claim for indemnification of a Loss of any Seller Indemnified Person pursuant to Section 9.02(b) has been finally determined (for the avoidance of doubt, after giving effect to the limitations set forth in Section 9.04, Section 9.06 and Section 9.07), the amount of the final determination of such Loss shall be paid by Purchaser by wire transfer of immediately available funds to an account designated by the Sellers within ten (10) Business Days of such determination. A claim, and the amount of Loss therefor, shall be deemed to be “finally determined” for purposes of this Article IX when Purchaser and the Sellers have so determined by mutual written agreement or, if disputed, when a final, non-appealable order or judgment with respect to such claim has been entered by or with a court of competent jurisdiction pursuant to Section 10.03. Nothing contained in this Agreement shall require or be construed to require the Purchaser Indemnified Persons to commence any legal proceeding, arbitration or other dispute resolution mechanism against the any insurer, reinsurer, or Affiliate thereof under or in respect of any representations and warranties insurance policy.

(b) Treatment of Payments. All payments made by an Indemnifying Party to an Indemnified Person in respect of any claim pursuant to Section 9.02 shall be treated as adjustments to the consideration paid pursuant to the Transactions for Tax purposes to the extent permitted under applicable Law.

(c) Right to Set-Off. Purchaser shall have the right (but not the obligation), in respect of any Losses which are then due and payable by Sellers in respect of a claim for indemnification made by Purchaser (on its own behalf or on behalf of a Purchaser Indemnified Person) pursuant to this Article IX that has been finally determined to set-off such amount against, in order of maturity, any and all payments at any time and from time to time due from Purchaser to Sellers (including, for the avoidance of doubt, any Earnout Payment or portion thereof) pursuant to this Agreement or otherwise.

Section 9.09 Exclusive Remedies. Following the Closing, no Party shall assert against any other Party any claim, cause of action, right or remedy, or any Action, with respect to the subject matter of this Agreement, other than (a) claims pursuant to and in accordance with Section 2.04 and Section 2.08 (which shall be resolved in accordance with the dispute mechanism set forth in Section 2.05 and, as applicable, Section 2.08), Section 6.06 and this Article IX, (b) claims that a Party committed Fraud, and (c) claims for specific enforcement, an injunction or other equitable relief pursuant to Section 10.04. Following the Closing, the claims specified in clauses (a) through (c) of the previous sentence shall constitute the Parties’ sole and exclusive rights and remedies (each on its own behalf, and (i) on behalf of the Purchaser Indemnified Persons in the case of Purchaser and (ii) the Seller Indemnified Persons in the case of the Sellers) for any and all Losses or other claims with respect to any actual or alleged breach of this Agreement, and shall supersede all other rights and remedies available at law or in equity (including any right of rescission, right of contribution or claim arising under any applicable statutes); provided, however, that the foregoing shall not prohibit any party to an Ancillary Agreement from making any claim for a breach thereof following Closing.

Section 9.10 R&W Insurance. In the event Purchaser notifies Sellers that Purchaser intends to obtain representations and warranties insurance, Sellers agree to cooperate with Purchaser in connection therewith and to provide Purchaser with all such information reasonably requested by Purchaser in connection with its obtaining of representations and warranties insurance. The premium for any such insurance policy and any reasonable costs and expenses associated therewith shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser; provided, however, that in no event shall Sellers’ payment obligation under this Section 9.10 exceed $500,000.

Article X

MISCELLANEOUS

Section 10.01 Entire Agreement; Amendments and Waivers. This Agreement and the Ancillary Agreements represent the entire understanding and agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties and their Affiliates, or any of them, with respect to the subject matter hereof. This Agreement may be amended, supplemented or changed only by a written instrument signed by each of the Parties. Each provision in this Agreement may be waived only by a written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 10.02 Binding Effect; Third-Party Beneficiaries; Assignment.

(a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person that is not a Party, except that (i) Section 6.12 shall be for the benefit of, and enforceable by, any affected Nonparty Affiliate of Sellers, (ii) the Purchaser Indemnified Persons and Seller Indemnified Persons shall be third-party beneficiaries of the relevant provisions of Article IX, and (iii) and Section 10.10 shall be for the benefit of, and enforceable by, any affected Nonparty Affiliate of the Parties.

(b) No assignment of this Agreement or of any rights or obligations hereunder may be made, directly or indirectly (by operation of law or otherwise), by any Party without the prior written consent of the other Parties; provided further that Purchaser may assign, transfer or pledge, in whole or in part, all or any of its respective rights or obligations under this Agreement (other than its obligations hereunder to issue Units) to one or more of its Affiliates without the consent of any Person, provided that any such assignment shall not relieve the assignor from any obligation under this Agreement. Any purported assignment not permitted under this Section 10.02(b) shall be null and void.

Section 10.03 Governing Law; Jurisdiction.

(a) This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws.

(b) Subject to Section 2.05 and Section 2.08, each of the Parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal or state court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement) in the Delaware Courts, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 10.07 shall be effective service of process for any Action brought in any such court.

Section 10.04 Specific Enforcement. The Parties agree that irreparable damage for which monetary relief, even if available, may not be an adequate remedy, may occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate this Agreement, subject to the terms and conditions of this Agreement. The Parties acknowledge and agree that (a) the Parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to (i) solely prior to the Outside Date, to cause the Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement or (ii) otherwise prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.03(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this

Agreement and (b) the right to seek specific enforcement is an integral part of the Transactions and without that right, the Parties would not have entered into this Agreement. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.04 shall not be required to provide any bond or other security in connection with any such Order or injunction, and each Party hereby waives any requirement for the securing or posting of any such bond or other security in connection with such remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 10.05 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY based upon, arising out of or relating to THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION THAT MAY DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE ANCILLARY AGREEMENTS IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 10.05.

Section 10.06 Remedies. Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise at any time of any other remedy, except to the extent expressly limited hereby.

Section 10.07 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile (with written confirmation of transmission) or email (unless an automatic response has been received indicating that the recipient did not receive such email) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to one or more Sellers:

4400 Post Oak Parkway
Unit 2200
Houston, TX 77027

Attn: Robert Ladd; W. Todd Huskinson
Email: rladd@stelluscapital.com; thuskinson@stelluscapital.com with a copy to (which shall not constitute notice):

Eversheds Sutherland (US) LLP
700 Sixth St. NW Suite 700
Washington, DC 20001
Attn: Doug Leary; Stephani Hildebrandt; Matthew Hazelett
Email: dougleary@eversheds-sutherland.com
stephanihildebrandt@eversheds-sutherland.com
matthewhazlett@eversheds-sutherland.com

If to Purchaser:

c/o P10, Inc.

2699 Howell Street

Suite 1000

Dallas, Texas 75204

Attention: Arjay Jensen

Email: ajensen@p10alts.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
4550 Travis Street
Dallas, TX 75205
Attention: Rami Totari; James Mayne
Email: rami.totari@kirkland.com; james.mayne@kirkland.com

Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice, in accordance with this Section 10.07, specifying such change to the other Parties.

Section 10.08 Severability. If any condition, term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions, terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 10.09 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own expenses incurred in connection with the negotiation, execution and performance of this Agreement, each Ancillary Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions; provided however, that notwithstanding the foregoing, the Sellers, on one hand, and Purchaser, on the other hand, shall each be responsible for fifty percent (50%) of the costs and expenses (i) of preparing, filing, printing and mailing the Proxy Statement (including reasonable legal, accounting and other expenses of the BDCs), and all other filing fees and amounts paid to the SEC in connection with the Transactions and (ii) associated with any filing required under the HSR Act.

Section 10.10 Non-Recourse. All Actions, Liabilities or causes of action (whether in contract or in tort, in law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made against only (and such representations and warranties are those solely of) the Persons that are expressly identified as Parties to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, consultant, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, consultant, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action and obligations under this Agreement against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) other than in the case of Fraud, each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 10.11 Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile or email in .pdf format), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

SCM Holdings GP, LLC

By: /s/ W. Todd Huskinson
Name: W. Todd Huskinson
Title: Authorized Signatory

STELLUS CAPITAL MANAGEMENT HOLDINGS, L.P.

By: /s/ W. Todd Huskinson
Name: W. Todd Huskinson
Title: Authorized Signatory

P10 INTERMEDIATE HOLDINGS, LLC,

By: /s/ Luke A. Sarsfield
Name: Luke A. Sarsfield
Title: Chief Executive Office

/s/ Robert T. Ladd
By: Robert T. Ladd

/s/ Joshua T. Davis

By: Joshua T. Davis

/s/ Dean A. D’Angelo

By: Dean A. D’Angelo

/s/ W. Todd Huskinson

W. Todd Huskinson

[Signature page to Interest Purchase Agreement]